EXHIBIT 4.10

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
by and among
SMART MODULAR TECHNOLOGIES, INC.,
SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED,
and
SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC.,
as Borrowers,
THE OTHER OBLIGORS NAMED HEREIN,
THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,
and
WELLS FARGO FOOTHILL, INC.
as the Arranger and Administrative Agent
Dated as of March 28, 2005

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of March 28, 2005, by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger, administrative agent and security trustee for the Lenders (“Agent”), and, on the other hand, SMART MODULAR TECHNOLOGIES, INC., a California corporation, as successor by merger to Modular Merger Corporation, a California corporation (“US Borrower”), SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED, a company incorporated under the laws of England and Wales (“UK Borrower”), SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC., an exempted company organized under the laws of the Cayman Islands (“PR Borrower”, and together with US Borrower, and UK Borrower, each individually referred to herein as a “Borrower”, and individually and collectively, as the “Borrowers”), and the other Obligors identified on the signature pages hereof.
RECITALS
     WHEREAS, Borrowers, the persons party thereto as lenders (the “Original Lenders”), Agent, and the persons party thereto as obligors have previously entered into that certain Loan and Security Agreement, dated as of April 16, 2004 (the “Original Loan Agreement”), pursuant to which, among other things, the Original Lenders have provided certain loans and other financial accommodations to Borrowers , which obligations were guaranteed by certain affiliates of the Borrowers;
     WHEREAS, the Borrowers have requested that certain amendments be made to the Original Loan Agreement to, among other things, permit the incurrence of the Notes Debt (as defined herein), all as more fully set forth herein;
     WHEREAS, the Lenders are willing to continue to make loans and provide other financial accommodations to the Borrowers and Agent is willing to continue to act as administrative agent and security trustee for the Lenders, all on the terms and conditions set forth herein; and
     WHEREAS, the parties hereto have agreed to amend and restate the Original Loan Agreement in its entirety as set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS AND CONSTRUCTION.
     1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:
               “Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.
               “Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.
               “ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of any Obligor or any of its Subsidiaries.
               “Additional Documents” has the meaning set forth in Section 4.4(c).
               “Administrative Borrower” has the meaning set forth in Section 17.12.
               “Advance” means each individually and “Advances” means collectively, the US Borrower Advances, the PR Borrower Advances and the UK Borrower Advances.
               “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.
               “Agent” means WFF, in its capacity as arranger, administrative agent and security trustee for the Lender Group and the Bank Product Providers hereunder and under certain of the other Loan Documents, and any successor thereto.
               “Agent Advances” has the meaning set forth in Section 2.3(e)(i).
               “Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
               “Agent’s Account” means, with respect to any Borrower, the Deposit Account of Agent for such Borrower identified on Schedule A-1.

               “Agent’s Liens” means the Liens granted by Obligors to Agent under this Agreement or the other Loan Documents and any other Liens at any time granted or assigned to Agent under any of the Loan Documents.
               “Agreed Currency” means (a) Dollars, and (b) the lawful currency of each Specified State and the Euro. If, after the designation by Agent of any currency as an Agreed Currency, (i) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (ii) such currency is, in the determination of Agent, no longer readily available or freely traded or (iii) in the determination of Agent, an equivalent amount of such currency valued in Dollars at the applicable Exchange Rate is not readily calculable, Agent shall promptly notify Administrative Borrower, and such currency shall no longer be an Agreed Currency until such time, if ever, as Agent agrees to reinstate such currency as an Agreed Currency.
               “Agreement” has the meaning set forth in the preamble to this Agreement.
               “Amended and Restated Closing Date” means the date of effectiveness of this Agreement pursuant to Section 3.1.
               “Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a), during the period from and after the date of the execution and delivery of this Agreement to and excluding the date that is the first anniversary of the Amended and Restated Closing Date, 1% times the Maximum Revolver Amount, and (b) during the period from and including the date that is the first anniversary of the Amended and Restated Closing Date up to the Maturity Date, zero (-0-).
               “Assignee” has the meaning set forth in Section 14.1(a).
               “Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
               “Authorized Person” means any officer or employee of Administrative Borrower listed on Schedule A-2, as such Schedule may be amended by Administrative Borrower upon three (3) days’ prior written notice to Agent.
               “Availability” means, as of any date of determination, the sum of: (a) US Borrower Availability, plus (b) UK Borrower Availability, plus (c) PR Borrower Availability.
               “Average Availability” means the average daily amount, as determined by Agent for the applicable period, of Availability.
               “Average Liquidity” means the sum of (i) the daily average amount of Qualified Cash for the applicable period and (ii) Average Availability for the applicable period.
               “Average Unrestricted Cash and Availability” means the sum of (i) the daily average amount of Unrestricted Cash for the applicable period and (ii) Average Availability for the applicable period.

               “Bank Product” means of the following financial accommodations extended to any Obligor or any of its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.
               “Bank Product Agreements” means those agreements entered into from time to time by any Obligor or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
               “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Obligor or any of the Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements for the payment of money, whether absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Obligor or any of the Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Obligor or any of the Subsidiaries.
               “Bank Product Provider” means any Lender, Wells Fargo or any of their respective Affiliates.
               “Bank Product Reserve” means, as of any date of determination, with respect to any Borrower, the lesser of (a) such Borrower’s ratable share (based on the relative amounts of US Borrower Advances, UK Borrower Advances and PR Borrower Advances outstanding on such date) of $250,000, and (b) the amount of reserves that Agent has established for such Borrower (based upon the Bank Product Providers’ reasonable determination of the credit exposure in respect of then extant Bank Products) in respect of Bank Products then provided or outstanding to such Borrower or its Subsidiaries.
               “Bankruptcy Code” means, as applicable, (i) title 11 of the United States Code, (ii) the Insolvency Act 1986 (and such secondary legislation as refers thereto); or (iii) any similar legislation in a relevant jurisdiction, in each case, as in effect from time to time.
               “Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate in its Permitted Discretion (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

               “Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
               “Base Rate Loan” means any Advance or portion thereof that bears interest at a rate determined by reference to the Base Rate.
               “Base Rate Margin” means the amount of percentage points shown below as in effect from time to time:

Average Unrestricted Cash and Availability for the
immediately preceding calendar month	Percentage Points
Greater than or equal to $15,000,000	0.00%

Greater than or equal to $5,000,000 but less than $15,000,000	0.25%

Less than $5,000,000.50%
               “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA for which any Obligor or ERISA Affiliate of any Obligor has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years, a “defined benefit plan” (plano de benefícios definidos) established by a “public or private pension fund” (entidade fechada ou aberta de previdência complementar) for which any Obligor or any Subsidiary has been a “sponsor” (patrocinador, instituidor ou contratante de plano de benefícios coletivo) (as all such terms are defined or used in Brazilian Complementary Law 109, dated May 29, 2001, and in the applicable regulations issued thereunder by the Brazilian Superintendency of Private Insurances (Superintendência de Seguros Privados) and Secretary of Private Pension Funds (Secretaria de Previdência Complementar)).
               “Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
               “Books” means all of each Obligor’s now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of each Obligor’s and the Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

               “Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.
               “Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance, in each case, to a Borrower.
               “Borrowing Base” means each individually and “Borrowing Bases” means collectively, the US Borrower Borrowing Base, the PR Borrower Borrowing Base and the UK Borrower Borrowing Base.
               “Business Day” means any day that is not (a) a Saturday or a Sunday, or (b) any day on which banks are authorized or required to close (i) in the case of any Obligor, in the State of California, (ii) in the case of PR Borrower, the Commonwealth of Puerto Rico or (iii) in the case of UK Borrower, England and Scotland, except that, in any case if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
               “Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all cash expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP.
               “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
               “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
               “Cash Equivalents” means, collectively, US Cash Equivalents and Foreign Cash Equivalents.
               “Cash Management Account” has the meaning set forth in Section 2.7(a).
               “Cash Management Agreements” means those certain cash management agreements, in form and substance reasonably satisfactory to Agent, each of which is among any Obligor or one of the Subsidiaries, Agent, and one of the Cash Management Banks.
               “Cash Management Bank” has the meaning set forth in Section 2.7(a).
               “Cayman Deed of Charge” means each individually and “Cayman Deeds of Charge” means collectively, with respect to the Obligor Collateral of each Cayman Obligor, a deed of charge between such Cayman Obligor and the Agent.
               “Cayman Directors Resignation Documents” means (a) duly executed and undated resignation letters from certain directors of PR Borrower, and (b) related letters of authorization duly executed by each of such directors, authorizing the Agent to date the related resignation letters, in each case in or substantially in the form attached to the PR Borrower Pledge Agreement.

               “Cayman Obligor” means each individually and “Cayman Obligors” means collectively, Parent, Cayman Parent II, Cayman Parent III, Cayman Parent IV, Foreign Holdings and PR Borrower.
               “Cayman Parent II” means SMART Modular Technologies (Global), Inc., an exempted company organized under the laws of the Cayman Islands.
               “Cayman Parent III” means SMART Modular Technologies (DH), Inc., an exempted company organized under the laws of the Cayman Islands.
               “Cayman Parent IV” means SMART Modular Technologies (CI), Inc., an exempted company organized under the laws of the Cayman Islands.
               “Cayman Pledge Agreements” means, collectively, (a) the equitable mortgage and charge in respect of the shares issued by Cayman Parent II, (b) the equitable mortgage and charge in respect of the shares issued by Cayman Parent III, (c) the equitable mortgage and charge in respect of the shares issued by Cayman Parent IV and (d) the equitable mortgage and charge in respect of the shares issued by Foreign Holdings (and each, a “Cayman Pledge Agreement”).
               “Cayman Share Issuer Undertakings” means duly executed undertakings from each of PR Borrower, Cayman Parent II, Cayman Parent III, Cayman Parent IV and Foreign Holdings in or substantially in the form attached to the relevant Cayman Pledge Agreement.
               “Cayman Share Transfer Forms” means a duly executed and undated share transfer forms in or substantially in the form attached to the relevant Cayman Pledge Agreement.
               “CFC” means a controlled foreign corporation (as that term is defined in the IRC).
               “Change of Control” means that (a) prior to the first public offering of common stock of Parent, one or more of the Permitted Holders as a group cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for the purposes of this clause (a) and clause (b) below, a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 50% of the total voting power of the Stock of Parent normally having the right to vote for in the election of directors, managers or trustees thereof (“Voting Stock”) (for purposes of this clause (a) and clause (b) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity); or (b) after the first public offering of common stock of Parent, one or more of the Permitted Holders as a group cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of Parent; (c) Parent ceases to own, directly or indirectly, and control 100% of the outstanding Stock of the Obligors other than as a result of a transaction permitted under Section 7.3 or Section 7.4, or (d) a majority of the members of the Board of Directors of Parent do not constitute Continuing Directors, or (e) any Obligor ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each of its Subsidiaries extant as of the Closing Date other than as a result of a transaction permitted under Section 7.3 or 7.4.
               “Closing Date” means April 16, 2004.
               “Code” means the New York Uniform Commercial Code, as in effect from time to time.
               “Collateral” means all personal property and assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Obligor in or upon which a Lien is granted to Agent (or any other Person for the benefit of the Lender Group and the Bank Product Providers) under any of the Loan Documents, including without limitation, the Obligor Collateral.
               “Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Obligor’s Books, Equipment or, Inventory, in each case, substantially in the form of Exhibit C-2 or any other form that is in form and substance reasonably satisfactory to Agent.
               “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).
               “Commercial Tort Claim Assignments” has the meaning set forth in Section 4.4(b).
               “Commitment” means, with respect to each Lender, its Commitment and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as may be reduced or increased from time to time in accordance with the provisions of Section 14.1.
               “Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 or any other form that is in form and substance reasonably satisfactory to Agent delivered by the chief financial officer of Parent to Agent.
               “Continuing Director” means (a) any member of the Board of Directors of Parent who was a director (or comparable manager) of Parent on the Amended and Restated Closing Date, and (b) any individual who becomes a member of the Board of Directors of Parent after the Closing Date if such individual was appointed or nominated for election to such Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors of Parent in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof and (c) any director who was elected to the Board of Directors pursuant to the Shareholders Agreement.

               “Control Agreement” means a control agreement, substantially in the form of Exhibit C-3 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by an Obligor, Agent, and the applicable securities intermediary (with respect to a Securities Account) or a bank (with respect to a Deposit Account).
               “Consolidated Net Income” means, for any specified period, the net income of Parent and its Subsidiaries determined for such period on a consolidated basis in accordance with GAAP.
               “Copyright Security Agreement” means a copyright security agreement executed and delivered by any Obligor in favor of Agent, with respect to the copyrights owned by such Person, substantially in the form of Exhibit C-4 or any other form that is in form and substance reasonably satisfactory to Agent.
               “Custom Inventory” means Inventory (i) that is designed for a specific application by the US Borrower’s customer, (ii) the distribution of which by such customer to its end users is limited, and (iii) with respect to which such customer does not possess significant prior sale history.
               “Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
               “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
               “Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.
               “Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
               “Dell” means Dell Computer Corporation or any of its Affiliates.
               “Deposit Account” means any deposit account (as that term is defined in the Code).
               “Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1, as such Schedule may be updated from time to time upon notice to Agent and in accordance with the terms of this Agreement.
               “Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.
               “Disbursement Letter” means an instructional letter executed and delivered by Borrowers and Parent to Agent regarding the disbursement of certain funds to be made on the Amended and Restated Closing Date, the form and substance of which is reasonably satisfactory to Agent.

          “Dollars” or “$” means United States dollars.
          “Due Diligence Letter” means the due diligence letter sent by Agent’s counsel to Administrative Borrower and completed prior to the Closing Date.
          “EBITDA” means, with respect to any period, Parent and its Subsidiaries’ consolidated net earnings (or loss), minus, without duplication and to the extent included in determining such consolidated net earnings (or loss), extraordinary gains and interest income, plus, without duplication and to the extent excluded in determining such consolidated net earnings (or loss), (i) extraordinary or other non-recurring non-cash losses, (ii) restructuring charges (including without limitation any severance costs), (iii) transaction expenses incurred in connection with the consummation of the Transaction, (iv) interest expense, (iii) income taxes, and (iv) depreciation and amortization, in each case for such period, as determined in accordance with GAAP. With respect to any such fiscal period commencing prior to the Closing Date, EBITDA for such period shall be calculated on a pro forma basis assuming the Closing Date had occurred on the first day of such period and assuming that any Indebtedness deemed to be outstanding under this Agreement prior to the Closing Date bears interest during the portion of such period prior to the Closing Date at a rate equal to the weighted average of the interest rates applicable to the Advances outstanding during the portion of such period commencing on the Closing Date. Following the occurrence of any acquisition permitted hereunder, “EBITDA” for any period that includes the date of consummation of such acquisition shall be determined after giving pro forma effect thereto (including, without limitation, reasonable estimates of cost savings not objected to by Agent in its Permitted Discretion) as if such acquisition had occurred at the beginning of the relevant period.
          “Eligible PR Accounts” means those Accounts created by PR Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible PR Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible PR Accounts shall be calculated net of customer deposits and unapplied cash. Eligible PR Accounts shall not include the following:
          (a) (i) Accounts that the Account Debtor (if other than Dell) has failed to pay within the lesser of ninety (90) days of the original invoice date therefor and sixty (60) days of the date on which the original invoice is due for payment, and (ii) with respect to Accounts as to which the Account Debtor is Dell, Dell has failed to pay within one hundred twenty (120) days of the original invoice date therefor,
          (b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above, clause (a) of the definition of ‘Eligible UK Accounts’, or clause (a) of the definition of ‘Eligible US Accounts’,

          (c) (i) Accounts with respect to which the Account Debtor (if other than a Permitted Portfolio Company) is an Affiliate of any Obligor or an employee or agent of any Obligor or any Affiliate of any Obligor, and (ii) with respect to Accounts as to which the Account Debtor is a Permitted Portfolio Company, to the extent the amount of such Accounts exceeds 10% of all Eligible PR Accounts,
          (d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
          (e) Accounts that are not payable in an Agreed Currency,
          (f) Accounts with respect to which the Account Debtor is a Foreign PR Account Debtor unless (i) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,
          (g) Accounts with respect to which the Account Debtor is either (i) Puerto Rico, the United States, or any department, agency, or instrumentality of Puerto Rico or the United States (exclusive, however, of Accounts with respect to which the PR Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727 or the PR Political Code, 3 LPRA Sections 901 et seq., or (ii) any municipality, public corporation, or other instrumentality of Puerto Rico or state of the United States,
          (h) Accounts with respect to which the Account Debtor is a creditor of any Obligor, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,
          (i) [INTENTIONALLY OMITTED],
          (j) Accounts (x) with respect to which the Account Debtor (i) is subject to an Insolvency Proceeding, or (ii) is not Solvent or has gone out of business, as determined by Agent in its Permitted Discretion and notified to Administrative Borrower, or (y) as to which any Obligor has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
          (k) [INTENTIONALLY OMITTED],
          (l) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,
          (m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

          (n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or
          (o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by PR Borrower of the subject contract for goods or services.
          “Eligible UK Accounts” means those Accounts created by UK Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible UK Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible UK Accounts shall be calculated net of customer deposits and unapplied cash. Eligible UK Accounts shall not include the following:
          (a) (i) Accounts that the Account Debtor (if other than Dell) has failed to pay within the lesser of ninety (90) days of the original invoice date therefor and sixty (60) days of the date on which the original invoice is due for payment, and (ii) with respect to Accounts as to which the Account Debtor is Dell, Dell has failed to pay within one hundred twenty (120) days of the original invoice date therefor,
          (b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above, clause (a) of the definition of ‘Eligible PR Accounts’, or clause (a) of the definition of ‘Eligible US Accounts’,
          (c) (i) Accounts with respect to which the Account Debtor (if other than a Permitted Portfolio Company) is an Affiliate of any Obligor or an employee or agent of any Obligor or any Affiliate of any Obligor, and (ii) with respect to Accounts as to which the Account Debtor is a Permitted Portfolio Company, to the extent the amount of such Accounts exceeds 10% of all Eligible UK Accounts,
          (d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
          (e) Accounts that are not payable in an Agreed Currency,
          (f) Accounts with respect to which the Account Debtor is a Foreign UK Account Debtor unless (i) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,

          (g) Accounts with respect to which the Account Debtor is the United Kingdom Government, or any political subdivision, department, agency, or instrumentality of the United Kingdom,
          (h) Accounts with respect to which the Account Debtor is a creditor of any Obligor, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,
          (i) [INTENTIONALLY OMITTED],
          (j) Accounts with (x) respect to which the Account Debtor (i) is subject to an Insolvency Proceeding, or (ii) is not Solvent or has gone out of business, as determined by Agent in its Permitted Discretion and notified to Administrative Borrower, or (y) as to which any Obligor has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
          (k) [INTENTIONALLY OMITTED],
          (l) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,
          (m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,
          (n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or
          (o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by UK Borrower of the subject contract for goods or services.
          “Eligible US Accounts” means those Accounts created by US Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible US Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible US Accounts shall be calculated net of customer deposits and unapplied cash. Eligible US Accounts shall not include the following:
          (a) (i) Accounts that the Account Debtor (if other than Dell) has failed to pay within the lesser of ninety (90) days of the original invoice date therefor and sixty (60) days after the date the original invoice is due for payment, and (ii) with respect to Accounts as to which the Account Debtor is Dell, Dell has failed to pay within one hundred twenty (120) days of the original invoice date therefor,

          (b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above, clause (a) of the definition of ‘Eligible UK Accounts’, or clause (a) of the definition of ‘Eligible PR Accounts’,
          (c) (i) Accounts with respect to which the Account Debtor (if other than a Permitted Portfolio Company) is an Affiliate of any Obligor or an employee or agent of any Obligor or any Affiliate of any Obligor, and (ii) with respect to Accounts as to which the Account Debtor is a Permitted Portfolio Company, to the extent the amount of such Accounts exceeds 10% of all Eligible US Accounts,
          (d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
          (e) Accounts that are not payable in an Agreed Currency,
          (f) Accounts with respect to which the Account Debtor is a Foreign US Account Debtor unless (i) the Account is supported by an irrevocable letter of credit satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,
          (g) Accounts with respect to which the Account Debtor is either (i) the United States, Canada or any department, agency, or instrumentality of the United States or Canada (exclusive, however, of General Accounts with respect to which the applicable Obligor has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727 or the Financial Administration Act (Canada)), or (ii) any state of the United States or province of Canada,
          (h) Accounts with respect to which the Account Debtor is a creditor of any Obligor, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,
          (i) [INTENTIONALLY OMITTED],
          (j) Accounts with (x) respect to which the Account Debtor (i) is subject to an Insolvency Proceeding or (ii) is not Solvent or has gone out of business, as determined by Agent in its Permitted Discretion and notified to Administrative Borrower, or (y) as to which any Obligor has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
          (k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor being located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions (and Agent has so notified Administrative Borrower) unless US Borrower has qualified to transact business, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges) to access the courts of such jurisdiction, except to the extent that US Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,
          (l) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,
          (m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,
          (n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or
          (o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by US Borrower of the subject contract for goods or services.
          “Eligible US Inventory” means Inventory of US Borrower consisting of raw materials and first quality (including as a result of any refurbishing or repackaging) finished goods held for sale in the ordinary course of US Borrower’s business, that complies with each of the representations and warranties respecting Eligible US Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with US Borrower’s historical accounting practices. An item of Inventory shall not be included in Eligible US Inventory if:
          (a) US Borrower does not have good, valid, and marketable title thereto, including Inventory held on consignment,
          (b) it is not located at one of the locations in the continental United States set forth on Schedule E-1 or in-transit from one such location to another such location,
          (c) it is located on real property leased by US Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, or warehouseman, as the case may be, and, if located in a contract warehouse, unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,
          (d) it is not subject to a valid and perfected first priority security Agent’s Lien,

          (e) it consists of goods returned or rejected by US Borrower’s customers, or
          (f) it consists of goods that are obsolete or slow moving, restrictive Custom Inventory, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in US Borrower’s business, bill and hold goods, defective goods, “seconds”.
          “Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.
          “Environmental Actions” means any complaint, summons, citation, notice, action, directive, order, claim, litigation, third party investigation, judicial or administrative proceeding, or judgment of which any Obligor or Subsidiary is subject or affected by, involving (a) violations of Environmental Laws by any Obligor or any Subsidiary, or (b) releases of Hazardous Materials (i) at or from any assets or properties of any Obligor, any Subsidiary, or any of their predecessors in interest, (ii) from adjoining properties or businesses on to any property of any Obligor, or any Subsidiary, (iii) from or at any facilities which received Hazardous Materials generated by any Obligor, any Subsidiary, or any of their predecessors in interest.
          “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, decision, by-law, order, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, treaty, directive, guidance document or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case, to the extent binding on any Obligor or any Subsidiary, relating to the environment, the effect of the environment on employee health and safety, or Hazardous Materials, including, without limitation: (i) with respect to the United States, Comprehensive Environmental Response Compensation and Liability Act, 42 USC §9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 USC §6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (but only to the extent it regulates occupational exposure to Hazardous Materials); (ii) with respect to Brazil, Federal Law 6,938, dated August 31, 1981, which creates the Federal Environmental Policy, Federal Law 9,433, dated January 8, 1997, which creates the Federal Water Resources Policy, Federal Law 4,771, dated September 15, 1965, which establishes the Forest Code, Federal Law 7,347, dated July 24, 1985, which governs class actions in respect of environmental damages, Federal Law 9,605, dated February 12, 1998, which establishes criminal and administrative penalties for environmental damages, resolutions issued by Federal Environment Council (Conselho Nacional do Meio Ambiente), State of São Paulo Law 898, dated November 1, 1975, which addresses waterways pollution, and State of São Paulo Law 997, dated May 31, 1976, which addresses pollution control in the State of São Paulo, in each case as amended from time to time; (iii) with respect to Malaysia, the Environmental Quality Act 1974, and the Occupational Safety and Health Act 1994 (but only to the extent it regulates occupational exposure to Hazardous Materials); (iv) with respect to the United Kingdom, The Water Act 2003, Water Industry Act 1991 and 1999, Water Resources Act 1991, Environment Act 1995, Environmental Protection Act 1990, Pollution Prevention and Control Act 1999, Clean Air Act 1993, Planning (Hazardous Substances) Act 1990, Town and Country Planning Act 1990 (but only to the extent such act regulates Hazardous Substances), Health and Safety at Work Act 1974 and Occupiers’ Liability Act 1957 and 1984 (but only to the extent such act regulates occupational exposure to Hazardous Materials), and (v) any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
          “Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and in each case which relate to any Environmental Action.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          “Equipment” means equipment (as that term is defined in the Code), and includes machinery, machine tools, motors, furniture, furnishings, trade fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, Inventory or fixtures that are not trade fixtures), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
          “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of an Obligor under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of an Obligor under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which an Obligor is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the

IRC, any Person subject to ERISA that is a party to an arrangement with an Obligor and whose employees are aggregated with the employees of an Obligor under IRC Section 414(o).
          “Euro” means the single currency of the Participating Member States.
          “Event of Default” has the meaning set forth in Section 8.
          “Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of 60 days beyond their customary due date and all book overdrafts of Borrowers and their Subsidiaries in excess of 90 days beyond their due date at such determination or, if such information is not reasonably available, as of the last day of the immediately preceding month.
          “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
          “Exchange Rate” means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars published in the Wall Street Journal (Western Edition) on the date of determination (which shall be a Business Day on which the Wall Street Journal (Western Edition) is published), expressed as the number of units of such other currency per one Dollar.
          “Existing Guarantor” means each of US Buyer and Foreign Holdings.
          “Existing Lender” means Bank of America, N.A.
          “Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days written notice) as the office or offices through which it will perform its obligations under this Agreement.
          “Fee Letter” means that certain fee letter, dated as of even date herewith, among the Borrowers and Agent.
          “FEIN” means Federal Employer Identification Number.
          “Fixed Charges” means, with respect to Parent and its Subsidiaries for any period, the sum, without duplication, of (a) Interest Expense (net of interest income), (b) scheduled principal payments required to be paid during such period in respect of Indebtedness, and (c) all federal, state, and local income taxes paid in cash during such period. With respect to any such fiscal period commencing prior to the Closing Date, Fixed Charges for such period shall be calculated on a pro forma basis assuming the Closing Date had occurred on the first day of such period.
          “Fixed Charge Coverage Ratio” means, on any day, the ratio of (i) EBITDA for the twelve-month period ended on such day minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such twelve-month period, to (ii) Fixed Charges for such twelve-month period.
“Foreign Borrower” means each of PR Borrower and UK Borrower and “Foreign Borrowers” means collectively, PR Borrower and UK Borrower.
“Foreign Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the government of any Specified State or issued by any agency thereof and backed by the full faith and credit of such government, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any Specified State or any political subdivision of any such Specified State or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s, (d) Deposit Accounts, certificates of deposit, bankers’ acceptances or time deposits maturing within 1 year from the date of acquisition thereof, in each case payable in an Agreed Currency and issued or guaranteed by any bank organized under the laws of any Specified State, having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 (calculated at the then applicable Exchange Rate), (e) demand Deposit Accounts maintained with any bank organized under the laws of any Specified State so long as the amount maintained with any individual bank pursuant to this clause (e) is less than or equal to $500,000, (f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (d) above, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.
          “Foreign Holdings” means SMART Modular Technologies (Foreign Holdings), Inc., an exempted company organized under the laws of the Cayman Islands.
          “Foreign Obligor” means any Obligor that is not organized under the laws of the United States.
          “Foreign PR Account Debtor” means an Account Debtor that either (i) (A) does not maintain its chief executive office, or other office acceptable to Agent in its Permitted Discretion, in the United States or Puerto Rico, (B) is not organized under the laws of the United States or Puerto Rico, or any state, territory, or province thereof, and (C) does not have its billing address in the United States or Puerto Rico or (ii) is the government of any foreign country or sovereign state, in each case other than of the United States or Puerto Rico, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof.
          “Foreign Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Foreign Cash Equivalents of Borrowers and their Subsidiaries that is in Deposit Accounts and/or Securities Accounts, or any combination thereof, that are (i) subject to Control Agreements and (ii) maintained by a bank or securities intermediary located within the

United Kingdom or the Commonwealth of Puerto Rico, the Cayman Islands or the Dominican Republic.
          “Foreign UK Account Debtor” means an Account Debtor that either (i) (A) does not maintain its chief executive office, or other office acceptable to Agent in its Permitted Discretion, in the United Kingdom or the United States, (B) is not organized under the laws of the United States, England, Wales or Scotland, or any state, territory, or province thereof, and (C) does not have its billing address in the United Kingdom or the United States, or (ii) is the government of any foreign country or sovereign state, in each case other than of the United States or the United Kingdom, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof.
          “Foreign US Account Debtor” means an Account Debtor that either (i) (A) does not maintain its chief executive office, or other office acceptable to Agent in its Permitted Discretion, in the United States or Canada, (B) is not organized under the laws of the United States, Canada, or any state, territory, or province thereof, and (C) does not have its billing address in the United States or Canada or (ii) is the government of any foreign country or sovereign state, in each case other than of the United States or Canada, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof.
          “Funding Date” means the date on which a Borrowing occurs.
          “Funding Losses” has the meaning set forth in Section 2.13(b)(ii).
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States or, where applicable, in accordance with accepted accounting principles in the jurisdiction of the relevant Obligor, consistently applied.
          “General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.
          “Governing Documents” means, with respect to any Person, the certificate of formation, memorandum of association, articles of incorporation or association, by-laws, limited partnership agreement, partnership agreement, joint venture agreement or other organizational documents of such Person.
          “Governmental Authority” means any federal, state, provincial, local, or other governmental or administrative body, instrumentality, department, or agency or any court,

tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body in any relevant jurisdiction.
          “Guarantor” means each of, and “Guarantors” means collectively, US Buyer, Parent, Cayman Parent II and Cayman Parent III (with respect to the Obligations owed by all the Borrowers), US Borrower (with respect to the Obligations owed by UK Borrower and PR Borrower), UK Borrower (with respect to the Obligations owed by PR Borrower), PR Borrower (with respect to the Obligations owed by UK Borrower), and Cayman IV, Smart Modular Malaysia, Modular Brazil, Smart Modular Brazil and Foreign Holdings (with respect to the Obligations owed by UK Borrower and PR Borrower).
          “Guaranty Agreements” means (i) those certain continuing Guaranty Agreements, executed and delivered as of the Closing Date by certain Guarantors, (ii) those certain Guaranty Agreements, executed and delivered as of the Amended and Restated Closing Date, substantially in the form of Exhibit G-1 or any other form that is in form and substance reasonably satisfactory to Agent, and (iii) any other Guaranty Agreement executed and delivered by a Guarantor, substantially in the form of Exhibit G-1 or any other form that is in form and substance reasonably satisfactory to Agent, in each case for the benefit of the Lender Group and the Bank Product Providers.
          “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “special waste,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP (Extraction Procedure) toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form, (e) polychlorinated biphenyls, and (f) mold, mycotoxins or related microbial matter (naturally occurring or otherwise).
          “Hedge Agreement” means (a) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, (b) any foreign exchange contract, currency swap agreements or other similar agreement or arrangement or (c) any commodity price protection agreement or other commodity price hedging arrangement or other similar agreement or other arrangement, now existing or hereafter entered into by any Obligor or any of its Subsidiaries.
          “Holdout Lender” has the meaning set forth in Section 15.2.
          “Inactive Subsidiaries” means any one or more of the entities as set forth on Schedule I.
          “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all Indebtedness of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such Indebtedness is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, provided that the amount of such obligations shall be calculated based on the net termination value of such obligations, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.
          “Indemnified Liabilities” has the meaning set forth in Section 11.3.
          “Indemnified Person” has the meaning set forth in Section 11.3.
          “Insolvency Proceeding” means (a) any proceeding commenced by or against or in respect of any Person under any provision of the Bankruptcy Code or under any other state, provincial, or federal bankruptcy or insolvency law, (b) any assignments for the benefit of creditors, formal or informal moratoria, compositions, arrangements, extensions generally with or for the benefit of creditors, or any class of them, or (c) any proceedings seeking reorganization, arrangement, winding-up or other similar relief.
          “Intercompany Note A” means that certain Promissory Note, dated as April 16, 2004, made by Foreign Holdings for the benefit of PR Borrower, in an aggregate principal amount of up to $9,756,660.
          “Intercompany Note B” means that certain Promissory Note, dated as of April 16, 2004, made by Foreign Holdings for the benefit of UK Borrower, in an aggregate principal amount of up to $9,756,660.
          “Intercompany Subordination Agreement” means a subordination agreement executed and delivered by each Obligor and each of their Subsidiaries and Agent, the form and substance of which is satisfactory to Agent.
          “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among Agent, U.S. Bank National Association, as Trustee, and Parent, in form and substance satisfactory to Agent.
          “Interest Expense” means, for any period, the aggregate of the cash interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6 months after the date on which the Interest Period began, as applicable, and (e) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.
          “Inventory” means inventory (as that term is defined in the Code).
          “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person).
          “Investment Property” means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.
          “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
          “Issuing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.
          “L/C” means each individually, and “L/Cs” means collectively, a US Borrower L/C, a UK Borrower L/C or a PR Borrower L/C.
          “L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
          “L/C Undertaking” means each individually, and “L/C Undertakings” means collectively, a US Borrower L/C Undertaking, a UK Borrower L/C Undertaking or a PR Borrower L/C Undertaking.
          “Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.
          “Lender Group” means, individually and collectively, each of the Lenders (including any Issuing Lender) and Agent.

          “Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Obligor or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent under the Loan Documents in connection with the Lender Group’s transactions with Obligors or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches (and other relevant foreign jurisdiction equivalents) and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent under the Loan Documents in the disbursement of funds to or for the account of Obligors or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Obligor or any Subsidiary of any Obligor, (h) Agent’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Obligor or any Subsidiary of any Obligor or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral (including, without limitation, the fees, costs and expenses of any receiver, receiver and manager or other receiver appointed in respect of the Obligor Collateral, whether pursuant to the Loan Documents or otherwise); provided that no stamp, registration, documentary or transfer tax arising from an assignment or transfer of an Advance shall constitute a Lender Group Expense.
          “Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
          “Letter of Credit” means individually and “Letters of Credit” means collectively, a US Borrower Letter of Credit, a UK Borrower Letter of Credit, and a PR Borrower Letter of Credit.

          “Letter of Credit Usage” means, as of any date of determination, the sum of (a) the US Borrower Letter of Credit Usage, plus (b) the UK Borrower Letter of Credit Usage, plus (c) the PR Borrower Letter of Credit Usage.
          “LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).
          “LIBOR Notice” means a written notice in the form of Exhibit L-1.
          “LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
          “LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.
          “LIBOR Rate Margin” means the amount of percentage points shown below as in effect from time to time:

Average Unrestricted Cash
and Availability for the
immediately preceding
calendar month	Percentage Points
Greater than or equal to $15,000,000	1.25%

Greater than or equal to $5,000,000 but less than $15,000,000	1.75%

Less than $5,000,000	2.25%
          “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, charge, pledge, hypothecation, assignment, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.
          “Loan Accounts” has the meaning set forth in Section 2.10.

          “Loan Documents” means this Agreement, the Bank Product Agreements, the Cash Management Agreements, the Cayman Deeds of Charge, the Cayman Share Transfer Forms, the Cayman Directors Resignation Documents, the Cayman Share Issuer Undertakings, the Control Agreements, the Copyright Security Agreement, if any, the Due Diligence Letter, the Fee Letter, the Guaranty Agreements, the Intercompany Subordination Agreement, the Letters of Credit, the Officers’ Certificate, the Patent Security Agreement, the Pre-Merger Collateral Assignment of Rights Agreement, the Post-Merger Collateral Assignment of Rights Agreement, the Stock Pledge Agreements, the Trademark Security Agreement, the UK Borrower Debenture, the UK Borrower Floating Charge, the UK Borrower Side Letter any note or notes executed by an Obligor in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into or any notice or certificate delivered, now or in the future, by any Obligor or any of their respective Affiliates and any member of the Lender Group in connection with this Agreement or any of the foregoing agreements.
          “Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Exhibit M-1.
          “Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Borrower and its Subsidiaries, taken as a whole (or in the case of Section 5.11, the Borrower making such representation and its Subsidiaries, taken as a whole), (b) a material impairment of any Obligor’s ability to perform its material obligations under the Loan Documents (or a material impairment of any Subsidiary of any Obligor’s ability to perform its material obligations relating to the subordination of its claims against other Obligors under the Intercompany Subordination Agreement) to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Borrower or a Subsidiary of any Borrower.
          “Maturity Date” has the meaning set forth in Section 3.4.
          “Maximum Revolver Amount” means Thirty-Five Million Dollars ($35,000,000).
          “MBR&M” has the meaning set forth in Section 16.19.
          “Modular Brazil” means Modular Brasil Participações Ltda., a limited liability company (sociedade limitada) organized under the laws of the Federative Republic of Brazil.
          “Modular Brazil Pledge Agreement” means a pledge agreement, substantially in the form of Exhibit P-8 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by Foreign Holdings and PR Borrower to Agent with respect to the pledge of the Stock of Modular Brazil owned by Foreign Holdings and PR Borrower.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

          “Net Liquidation Percentage” means the percentage of the book value of US Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory, such percentage to be as determined from time to time by a qualified appraisal company selected by Agent.
          “Notes Debt” has the meaning set forth in Section 7.1(m).
          “Notes Debt Documentation” has the meaning set forth in Section 7.1(m).
          “Obligations” means (a) all Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by any Obligor to the Lender Group or any of them pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that such Obligors are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
          “Obligor” means each of and “Obligors” means collectively, Borrowers and Guarantors.
          “Obligor Collateral” means all of each Obligor’s now owned or hereafter acquired right, title, and interest (subject to the specific exceptions contained in any Loan Document) in and to each of the following:
          (a) all of its Accounts,
          (b) all of its Books,
          (c) all of its commercial tort claims,
          (d) all of its Deposit Accounts,
          (e) all of its Equipment,
          (f) all of its General Intangibles,
          (g) all of its Inventory,

          (h) all of its Investment Property (including all of its securities and Securities Accounts),
          (i) all of its Negotiable Collateral,
          (j) money or other assets of such Obligor that now or hereafter come into the possession, custody, or control of the Lender,
          (k) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof, and
          (l) only with respect to PR Borrower, all other business, undertaking, property, assets, revenues, present and future, and any interest therein.
          Anything contained in any other provision of this Agreement or any other Loan Document to the contrary notwithstanding, the term “Obligor Collateral” shall not include: (i) except for the Stock of PR Borrower, Smart Modular Malaysia, Modular Brazil and Smart Modular Brazil pledged for the benefit of the Agent to secure obligations of Foreign Obligors pursuant to the Stock Pledge Agreements, Stock of any Subsidiary of any Obligor organized under the laws of the United States that is a CFC, solely to the extent that such Stock represents more than 66% of the total combined voting power of all classes of Stock of such CFC entitled to vote; (ii) any Stock in any Inactive Subsidiaries; (iii) any rights or interest of any Obligor in any lease covering real property; (iv) any rights or interest in any contract, lease, permit, license, charter, or license agreement of any Obligor if under the terms of such contract, lease, permit, license, charter, or license agreement, or applicable law with respect thereto, the grant of a security interest therein to Agent is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter, or license agreement, or causes a termination or entitles the other party to terminate, and such prohibition or termination has not been waived or the consent of the other party to such contract, lease, permit, license, charter, or license agreement has not been obtained; provided, however, that the foregoing exclusion shall in no way be construed (a) to apply if and to the extent any described prohibition is unenforceable under Section 9-406, 9-407, or 9-408 of the Code or other applicable law, or (b) so as to limit, impair, or otherwise affect Agent’s continuing security interests in any rights or interests of any Obligor in or to monies due or to become due under any described contract, least, permit, license, charter or license agreement (including any Accounts), or (c) to limit, impair, or otherwise affect Agent’s continuing security interests in any rights or interests of any Obligor in and to any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, or license agreement, (v) motor vehicles the perfection of a security interest in which is excluded from the Code in the relevant jurisdiction, (vi) only to the extent applicable to the PR Borrower and not otherwise permitted under applicable law, the interests or claims under insurance policies (except as to proceeds payable with respect to other covered collateral), judgments, tort claims, tax refunds or tax refund claims or claims against a governmental entity, in each case to the extent such property or assets are located in Puerto Rico or (vii) any assets or property of Smart Modular Malaysia, Modular Brazil or Smart Modular Brazil.
          “Officers’ Certificate” means the representations and warranties of officers form submitted by Agent to Administrative Borrower, together with Obligors’ completed responses to the inquiries set forth therein, the form and substance of such responses to be reasonably satisfactory to Agent.
          “Originating Lender” has the meaning set forth in Section 14.1(e).
          “Overadvance” has the meaning set forth in Section 2.5.
          “Parent” means SMART Modular Technologies (WWH), Inc., an exempted company organized under the laws of the Cayman Islands, formerly known as Modular (Cayman) Inc.
          “Participant” has the meaning set forth in Section 14.1(e).
          “Participating Member States” means those member states of the European Community that adopt or have adopted the Euro as its lawful currency under the legislation of the European Union for European Monetary Union.
          “Patent Security Agreement” means a patent security agreement executed and delivered by any Obligor in favor of Agent, with respect to the patents owned by such Person, substantially in the form of Exhibit P-1 or any other form that is in form and substance reasonably satisfactory to Agent.
          “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
          “Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) sales, transfers or other dispositions of assets from (i) any Obligor or Subsidiary to an Obligor, or (ii) from a Subsidiary (except for Modular Brazil, Smart Modular Brazil and Smart Modular Malaysia) which is not an Obligor to another Subsidiary which is not an Obligor, (f) sales, transfers or other dispositions in connection with any transaction permitted under Section 7.3, 7.10 or 7.12, (g) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the sale or disposition at fair market value as determined in good faith by the applicable Obligor of the Stock of any Inactive Subsidiary, and (h) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other sales, transfers or dispositions at fair market value, the net cash proceeds of which shall not exceed $5,000,000 in any fiscal year.
          “Permitted Holders” means (i) TPG III SM, LLC, TPG IV SM, LLC and T3 II SM, LLC and their respective Affiliates, (ii) Francisco Partners, L.P., Francisco Partners Fund A,

L.P. and FP Annual Fund Investors, L.L.C. and their respective Affiliates and (iii) Shah Capital Partners, L.P. and their respective Affiliates.
          “Permitted Intercompany Investments” means a loan, advance, or other extension of credit or a capital contribution (a) from any Obligor to (i) any other Obligor or (ii) any Subsidiary that is not an Obligor or (iii) any Affiliate (other than as covered in clause (a)(i) or (a)(ii)) so long as such Intercompany Investment complies with subsection (III) below or (b) from any Subsidiary which is not an Obligor to an Obligor or any other Subsidiary (any such transaction, an “Intercompany Investment”), so long as in the case of any Intercompany Investment:
(I) after giving effect to the making thereof, the Person making such Intercompany Investment, if an Obligor, shall, unless such Intercompany Investment is to another Obligor, be Solvent,
(II) the Intercompany Subordination Agreement shall be in full force and effect with respect to any proposed Intercompany Investment among the Obligors and their Subsidiaries as defined in the Intercompany Subordination Agreement, and
(III) (1) in the case of any Intercompany Investment described in clause (a)(ii) or (a)(iii) above if the proceeds of which are subsequently loaned, advanced or contributed to an Obligor:
          (A) at least 5 Business Days prior to the date on which any such Intercompany Investment is made, Administrative Borrower provides Agent written notice of such Intercompany Investment together with a copy of the intercompany note applicable thereto, and
          (B) Administrative Borrower provides a certificate, in form and substance reasonably satisfactory to Agent, signed by a Responsible Officer to the effect that such Intercompany Investment made to an Affiliate that is not an Obligor shall be made by such non-Obligor Affiliate to an Obligor within the same day such Intercompany Investment is made to such non-Obligor Affiliate, and
     (2) in the case of any Intercompany Investment described in clause (a)(ii) above or clause (a)(iii) above, in each case, other than any such Intercompany Investment made in compliance with subsection (III)(1),
          (A) no Default or Event of Default shall have occurred and be continuing at the time of such Intercompany Investment or would result therefrom, and
          (B) subject to Section 7.15, the Administrative Borrower shall have provided financial information to Agent, in form and substance reasonably satisfactory to Agent, evidencing that (i) the sum of Availability plus Qualified Cash immediately prior to and immediately after giving effect to, such Intercompany Investment will be at least (x) $2,500,000 and (y) 50% of the net aggregate outstanding principal amount of Intercompany Investments made in reliance on clause (a)(ii) and (a)(iii) above, but excluding any such Intercompany Investments the proceeds of which are or have been loaned, advanced or contributed to an Obligor and (ii) Average Liquidity for the month period most recently ended is at least 50% of the amount of such Intercompany Investment.
          “Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to any Obligor or any Subsidiary of any Obligor effected in the ordinary course of business or owing to any Obligor or any Subsidiary of any Obligor as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Obligor or any Subsidiary of any Obligor, (e) Investments existing on the date hereof, (f) Permitted Intercompany Investments, (g) Investments consisting of guarantees constituting Indebtedness permitted under Section 7.1, and (h) other Investments not otherwise permitted pursuant to the foregoing clauses (a) through (g) so long as:
     (i) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or would result therefrom, and
     (ii) subject to Section 7.15, if the aggregate amount of the consideration (including any reasonable transaction fees paid in connection therewith but excluding any consideration consisting of equity or proceeds of any sale or equity) paid for such Investment and all other Investments made after the Closing Date in reliance on this clause (h) (the “Aggregate Investment Amount”) is greater than $2,500,000, then at least 5 Business Days prior to any such Investment, the Administrative Borrower shall have provided financial information to Agent, in form and substance reasonably satisfactory to Agent, evidencing that the sum of Availability plus Qualified Cash immediately prior to and immediately after giving effect to, such Investment will (x) be at least $7,500,000 and (y) more than 50% of the Aggregate Investment Amount (it being understood that the aggregate amount of the consideration paid for all Investments made in reliance on this clause (h) shall not exceed $25,000,000 at any time); and
     (iii) the transaction fees paid in connection with any Investment made after the Closing Date in reliance on this clause (h) shall be made in compliance with Section 7.13.
          “Permitted Liens” means (a) Liens held by Agent, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) (i) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof and (ii) the interests of lessors under operating leases, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of any Obligor’s business and not securing Indebtedness for borrowed money, which Liens either (i) are for sums not yet more than 180 days past due, or (ii) are the subject of Permitted Protests, (f) Liens arising from pledges and deposits made in connection with worker’s compensation or other unemployment insurance and other social security laws or regulations or to secure payments of workers’ compensation or unemployment insurance, (g) Liens or deposits to secure performance of bids, statutory obligations, tenders, or leases incurred in the ordinary course of business and not securing Indebtedness for borrowed money, (h) Liens granted as security for surety or appeal bonds in the ordinary course of business, (i) inchoate and unperfected Liens for escheat or use taxes that are not the subject of any judgment or other asserted claim for the payment of money, (j) Liens resulting from any judgment or award that is not an Event of Default pursuant to Section 8.8, (k) with respect to any Real Property, reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and zoning restrictions and similar encumbrances that do not materially interfere with or impair the use or operation thereof, (l) subject to the terms of the Intercreditor Agreement, Liens granted pursuant to the Notes Debt Documentation, and (m) Liens on assets other than Inventory, Accounts, Real Property, Cash Management Accounts, or patents, trademarks, copyrights, or other intellectual property rights, and securing Indebtedness or other obligations permitted hereunder in an aggregate amount not exceeding $1,000,000 outstanding at any time.
          “Permitted Portfolio Company” means a portfolio company of one of the Permitted Holders identified on Schedule P-2, as such Schedule may be amended from time to time by Administrative Borrower on 3 days’ prior written notice to Agent, subject to Agent’s consent in its Permitted Discretion (which shall be deemed to have been given if no objection is delivered to Agent within 10 days).
          “Permitted Protest” means the right of an Obligor or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien or other similar applicable law in the jurisdiction of a particular Obligor), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Obligor or any of its Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.
          “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time, when combined with the amount of Capitalized Lease Obligations at such time, not in excess of $15,000,000.
          “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
          “Post-Merger Collateral Assignment of Rights Agreement” means that certain Collateral Assignment of Rights Agreement, dated as April 16, 2004, executed by US Borrower in favor of Agent, together with all other documents related thereto, each in form and substance reasonably satisfactory to Agent.
          “PR Borrower” has the meaning set forth in the preamble to this Agreement.

          “PR Borrower Advances” has the meaning set forth in Section 2.1(b).
          “PR Borrower Availability” means, as of any date of determination, the amount that PR Borrower is entitled to borrow as PR Borrower Advances, such amount being the difference derived when (a) the PR Borrower Revolver Usage then outstanding (including any amount that Agent may have paid for the account of PR Borrower pursuant to any of the Loan Documents and which has not been reimbursed by PR Borrower) is subtracted from (b) the lesser of (i) the PR Borrower Borrowing Base and (ii) PR Borrower Maximum Revolver Amount. If the amount outstanding in clause (a) above is equal to or greater than the amount determined pursuant to clause (b) above, then PR Borrower Availability is zero (-0-); provided, however, for purposes of the definition of ‘Availability’ only, PR Borrower Availability pursuant to clause (i) above may be less then zero (-0-).
          “PR Borrower Borrowing Base” means, as of any date of determination, the result of:
          (a) 85% of the amount of Eligible PR Accounts, less the amount, if any, of the PR Borrower Dilution Reserve, minus
          (b) the sum of (i) the Bank Product Reserve in respect of Bank Products provided or outstanding to PR Borrower, and (ii) the aggregate amount of reserves applicable to, or attributed by Agent to, PR Borrower, if any, established by Agent under Section 2.1(d).
          “PR Borrower Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 360 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to PR Borrower’s Accounts during such period, by (b) PR Borrower’s gross billings with respect to PR Borrower’s Accounts during such period.
          “PR Borrower Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible PR Accounts by 1 percentage point for each percentage point (or fraction thereof) by which PR Borrower Dilution is in excess of 5%.
          “PR Borrower L/C” has the meaning set forth in Section 2.12(c).
          “PR Borrower L/C Undertaking” has the meaning set forth in Section 2.12(c).
          “PR Borrower Letter of Credit” means a PR Borrower L/C or a PR Borrower L/C Undertaking, as the context requires.
          “PR Borrower Letter of Credit Usage” means, as of any date of determination, the aggregate amount of all outstanding PR Borrower Letters of Credit.
          “PR Borrower Maximum Revolver Amount” means, as of any date of determination, the Maximum Revolver Amount, minus the amount, as of such date, of the sum of (A) the US Borrower Revolver Usage and (B) the UK Borrower Revolver Usage.

          “PR Borrower Pledge Agreement” means an equitable mortgage and charge, substantially in the form of Exhibit P-2 or any other form that is in form and substance reasonably satisfactory to Agent, entered into or to be entered into on or about the date hereof between Foreign Holdings and the Agent with respect to the Stock of PR Borrower.
          “PR Borrower Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding PR Borrower Advances, plus (b) the then extant amount of outstanding PR Borrower Letters of Credit.
          “Pre-Merger Collateral Assignment of Rights Agreement” means that certain Collateral Assignment of Rights Agreement, dated as of April 16, 2004, executed by each of US Buyer, Foreign Holdings and US Borrower in favor of Agent, together with all other documents related thereto, each in form and substance reasonably satisfactory to Agent.
          “Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
          “Pro Rata Share” means, as of any date of determination:
          (a) with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Commitment, by (B) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate outstanding principal amount of such Lender’s Advances by (B) the aggregate outstanding principal amount of all Advances,
          (b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Commitment, by (B) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate outstanding principal amount of such Lender’s Advances by (B) the aggregate outstanding principal amount of all Advances,
          (c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (x) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (y) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

          “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 180 days after, the acquisition of any assets for the purpose of financing all or any part of the acquisition or improvement cost thereof.
          “Qualified Cash” means US Qualified Cash and Foreign Qualified Cash.
          “Real Property” means any estates or interests in real property now owned or hereafter acquired by any Obligor or a Subsidiary of any Obligor and the improvements thereto.
          “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
          “Reference Banks” means, in relation to LIBOR Rate and Mandatory Cost, the principal London offices of Citibank, N.A., JP Morgan Chase Bank and HSBC and in relation to Base Rate and Mandatory Cost, the principal office in Citibank, N.A., JP Morgan Chase Bank and HSBC or such other banks as may be appointed by the Agent in consultation with the Administrative Borrower.
          “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, in each case, in connection with a release of Hazardous Materials or (e) conduct any other removal or remedial actions with respect to Hazardous Materials authorized by Environmental Laws.
          “Replacement Lender” has the meaning set forth in Section 15.2.
          “Report” has the meaning set forth in Section 16.17.
          “Required Availability” means the sum of Excess Availability, plus unrestricted cash plus Qualified Cash.
          “Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares and giving effect to Section 2.3(c)(iii)) exceed 50%.
          “Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

          “Reserves” means as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith, reducing the amount of the Maximum Revolver Amount or the PR Borrower Availability, the UK Borrower Availability or the US Borrower Availability, as applicable, in Agent’s Permitted Discretion to reflect (a) costs associated with realizing on the Collateral, (b) costs associated with enforcing the security interests created pursuant to the Loan Documents, (c) costs associated with ensuring that the Borrowers comply with the provisions of the Loan Documents, (d) costs incurred after an Event of Default, or (e) events, conditions, contingencies or risks which, as determined by Agent in its Permitted Discretion, adversely affect, or would have a reasonable likelihood of adversely affecting the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof).
          “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of an Obligor (or general partner for an Obligor, as applicable).
          “Revolver Usage” means, as of any date of determination, the sum of: (a) the US Borrower Revolver Usage, (b) the UK Borrower Revolver Usage, and (c) the PR Borrower Revolver Usage.
          “Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.
          “SEC” means the United States Securities and Exchange Commission and any successor thereto.
          “Securities Account” means a “securities account” as that term is defined in the Code.
          “Settlement” has the meaning set forth in Section 2.3(f)(i).
          “Settlement Date” has the meaning set forth in Section 2.3(f)(i).
          “Shareholders Agreement” means the Shareholders’ Agreement dated as of February 24, 2005 between Parent, Modular, L.L.C. and the other parties named therein or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Amended and Restated Closing Date.
          “Smart Modular Brazil” means Smart Modular Technologies Indústria de Componentes Eletrônicos Ltda., a limited liability company (sociedade limitada) organized under the laws of the Federative Republic of Brazil.

          “Smart Modular Brazil Pledge Agreement” means a pledge agreement, substantially in the form of Exhibit P-9 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by Modular Brazil and PR Borrower to Agent with respect to the pledge of the Stock of Smart Modular Brazil owned by Modular Brazil and PR Borrower.
          “Smart Modular Malaysia” means Smart Modular Technologies Sdn. Bhd., a corporation organized under the laws of Malaysia.
          “Smart Modular Malaysia Pledge Agreement” means a pledge agreement, substantially in the form of Exhibit P-4 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by Foreign Holdings and PR Borrower to Agent with respect to the pledge of the Stock of Smart Modular Malaysia owned by Foreign Holdings and PR Borrower, respectively.
          “Solvent” means, with respect to any Person on a particular date, that, (i) at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts or liabilities (including contingent and prospective liabilities) and (ii) such Person is able to pay its debts as they fall due.
          “S&P” means Standard & Poor’s Rating Group.
          “Specified State” means England, Scotland, Wales, the Cayman Islands, Puerto Rico, Dominican Republic, Canada or any other country approved by Agent in its Permitted Discretion.
          “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
          “Stock Pledge Agreements” means, collectively, the Modular Brazil Pledge Agreement, the Smart Modular Brazil Pledge Agreement, the PR Borrower Pledge Agreement, the Smart Modular Malaysia Pledge Agreement, the UK Borrower Pledge Agreement, the US Buyer Pledge Agreement and the US Borrower Pledge Agreement and the Cayman Pledge Agreements.
          “Subsidiary” of a Person means a corporation, partnership, limited partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity. Unless otherwise specified herein, all references to “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Obligors.
          “Swing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(d).

          “Swing Loan” has the meaning set forth in Section 2.3(d)(i).
          “Taxes” has the meaning set forth in Section 16.11.
          “Trademark Security Agreement” means a trademark security agreement executed and delivered by any Obligor in favor of Agent, with respect to the trademarks owned by such Person, substantially in the form of Exhibit T-1 or any other form that is in form and substance reasonably satisfactory to Agent.
          “Transaction has the meaning set forth in the Original Loan Agreement.
          “Triggering Event” means either (a) the occurrence and continuance of an Event of Default; or (b) the sum of (x) the daily average amount of Qualified Cash plus (y) Average Availability during the most recently ended consecutive thirty (30) day period being less than Ten Million Dollars ($10,000,000).
          “UK Borrower” has the meaning set forth in the preamble to this Agreement.
          “UK Borrower Advances” has the meaning set forth in Section 2.1(c).
          “UK Borrower Availability” means, as of any date of determination, the amount that UK Borrower is entitled to borrow as UK Borrower Advances, such amount being the difference derived when (a) the UK Borrower Revolver Usage then outstanding (including any amount that Agent may have paid for the account of UK Borrower pursuant to any of the Loan Documents and which has not been reimbursed by UK Borrower) is subtracted from (b) the lesser of (i) the UK Borrower Borrowing Base and (ii) UK Borrower Maximum Revolver Amount. If the amount outstanding in clause (a) above is equal to or greater than the amount determined pursuant to clause (b) above, then UK Borrower Availability is zero (-0-); provided, however, for purposes of the definition of ‘Availability’ only, UK Borrower Availability may be less then zero (-0-).
          “UK Borrower Borrowing Base” means, as of any date of determination, the result of:
          (a) 85% of the amount of Eligible UK Accounts, less the amount, if any, of the UK Borrower Dilution Reserve, minus
          (b) the sum of (i) the Bank Product Reserve in respect of Bank Products provided or outstanding to UK Borrower, and (ii) the aggregate amount of reserves applicable to, or attributed by Agent to, UK Borrower, if any, established by Agent under Section 2.1(d).
          “UK Borrower Debenture” means the English law fixed and floating debenture executed and delivered by the UK Borrower in favor of the Agent, in form and substance reasonably satisfactory to the Agent.
          “UK Borrower Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 360 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to UK Borrower’s Accounts during such period, by (b) UK Borrower’s gross billings with respect to UK Borrower’s Accounts during such period.
          “UK Borrower Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible UK Accounts by 1 percentage point for each percentage point (or fraction thereof) by which UK Borrower Dilution is in excess of 5%.
          “UK Borrower Floating Charge” means the English law floating charge executed and delivered by the UK Borrower in favor of the Agent, in form and substance reasonably satisfactory to the Agent.
          “UK Borrower L/C” has the meaning set forth in Section 2.12(b).
          “UK Borrower L/C Undertaking” has the meaning set forth in Section 2.12(b).
          “UK Borrower Letter of Credit” means a UK Borrower L/C or a UK Borrower L/C Undertaking, as the context requires.
          “UK Borrower Letter of Credit Usage” means, as of any date of determination, the aggregate amount of all outstanding UK Borrower Letters of Credit.
          “UK Borrower Maximum Revolver Amount” means, as of any date of determination, the Maximum Revolver Amount, minus the amount, as of such date, of the sum of (A) the PR Borrower Revolver Usage and (B) the US Borrower Revolver Usage.
          “UK Borrower Pledge Agreement” means the English law deed of charge and memorandum of deposit, substantially in the form of Exhibit P-5 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by US Borrower to Agent with respect to the pledge of 66% of the Stock of UK Borrower owned by US Borrower.
          “UK Borrower Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding UK Borrower Advances, plus (b) the then extant amount of outstanding UK Borrower Letters of Credit.
          “UK Borrower Side Letter” means that certain letter agreement executed and delivered by UK Borrower with respect to certain Loan Documents.
          “Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.
          “Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.
          “United States” means the United States of America.

          “Unrestricted Cash” means unrestricted cash of the Obligors determined in accordance with GAAP.
          “US Borrower” has the meaning set forth in the preamble to this Agreement.
          “US Borrower Advances” has the meaning set forth in Section 2.1(a).
          “US Borrower Availability” means, as of any date of determination, the amount that US Borrower is entitled to borrow as US Borrower Advances, such amount being the difference derived when (a) the US Borrower Revolver Usage then outstanding (including any amount that Agent may have paid for the account of US Borrower pursuant to any of the Loan Documents and which has not been reimbursed by US Borrower) is subtracted from (b) the lesser of (i) the US Borrower Borrowing Base and (ii) US Borrower Maximum Revolver Amount. If the amount outstanding in clause (a) above is equal to or greater than the amount determined pursuant to clause (b) above, then US Borrower Availability is zero (-0-); provided, however, for purposes of the definition of ‘Availability’ only, US Borrower Availability may be less then zero (-0-).
          “US Borrower Borrowing Base” means, as of any date of determination, the result of:
          (a) 85% of the amount of Eligible US Accounts, less the amount, if any, of the US Borrower Dilution Reserve, plus
          (b) the lowest of
               (i) $20,000,000,
               (ii) 60% of the cost of Eligible US Inventory, and
               (iii) 80% times the then extant Net Liquidation Percentage times the book value of Eligible US Inventory, minus
          (c) the sum of (i) the Bank Product Reserve in respect of Bank Products provided or outstanding to US Borrower, and (ii) the aggregate amount of reserves applicable to, or attributed by Agent to, US Borrower, if any, established by Agent under Section 2.1(d).
          “US Borrower Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 360 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to US Borrower’s Accounts during such period, by (b) US Borrower’s gross billings with respect to US Borrower’s Accounts during such period.
          “US Borrower Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible US Accounts by 1 percentage point for each percentage point (or fraction thereof) by which US Borrower Dilution is in excess of 5%.

          “US Borrower L/C” has the meaning set forth in Section 2.12(a).
          “US Borrower L/C Undertaking” has the meaning set forth in Section 2.12(a).
          “US Borrower Letter of Credit” means a US Borrower L/C or a US Borrower L/C Undertaking, as the context requires.
          “US Borrower Letter of Credit Usage” means, as of any date of determination, the aggregate amount of all outstanding US Borrower Letters of Credit.
          “US Borrower Maximum Revolver Amount” means, as of any date of determination, the Maximum Revolver Amount, minus the amount, as of such date, of the sum of (A) PR Borrower Revolver Usage, and (B) the UK Borrower Revolver Usage.
          “US Borrower Pledge Agreement” means a pledge agreement, substantially in the form of Exhibit P-6 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by US Buyer to Agent with respect to the pledge of the Stock of US Borrower owned by US Buyer.
          “US Borrower Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding US Borrower Advances, plus (b) the then extant amount of outstanding US Borrower Letters of Credit.
          “US Buyer” means SMART Modular Technologies (DE), Inc., a Delaware corporation, formerly known as Modular, Inc.
          “US Buyer Pledge Agreement” means a pledge agreement substantially in the form of Exhibit P-6 or any other form that is in form and substance reasonably satisfactory to Agent, executed and delivered by Cayman Parent III to Agent with respect to the pledge of Stock of US Buyer owned by Cayman Parent III.
          “US Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) Deposit Accounts, certificates of deposit, bankers’ acceptances or time deposits maturing within 1 year from the date of acquisition thereof issued or guaranteed by any bank organized under the laws of the United States or any state thereof or any United States branch of a foreign bank organized under the laws of a Specified State, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank pursuant to this clause (e) is less than or equal to $500,000 and is insured by the Federal Deposit Insurance Corporation, (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above or assets consisting of fully collateralized repurchase agreements with a term not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria in clause (d) above.
          “US Obligor” means any Obligor that is organized under the laws of the United States.
          “US Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and US Cash Equivalents of Borrowers that is in Deposit Accounts and/or in Securities Accounts, or any combination thereof, that are (i) the subject of a Control Agreement and (ii) maintained by a bank or securities intermediary located within the United States.
          “Voidable Transfer” has the meaning set forth in Section 17.7.
          “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
          “WFF” means Wells Fargo Foothill, Inc., a California corporation.
     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided that, if the Administrative Borrower notifies the Agent that the Administrative Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof or in the accounting policy of any Obligor or its Subsidiaries so long as such accounting policy is in accordance with GAAP (or if the Agent notifies the Administrative Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof or in such accounting policy (so long as such accounting policy is in accordance with GAAP), then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. When used herein, the term “financial statements” shall include (i) the notes and (ii) the schedules thereto to the extent schedules are required by GAAP. Whenever the term “Obligors” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Obligors and their Subsidiaries on a consolidated basis unless the context clearly requires otherwise.
     1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.
     1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this

Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.
     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2. LOAN AND TERMS OF PAYMENT.
     2.1 Advances.
          (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make advances to US Borrower (“US Borrower Advances”) in an aggregate amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the US Borrower Maximum Revolver Amount less the US Borrower Revolver Usage less the aggregate amount of all Reserves applicable to US Borrower, if any, established by Agent under Section 2.1(d) without duplication, or (ii) the US Borrower Borrowing Base less the US Borrower Revolver Usage less the Reserves to the extent not already deducted pursuant to clause (c) of the definition of “US Borrower Borrowing Base.”
          (b) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make advances to PR Borrower (“PR Borrower Advances”) in an aggregate amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the PR Borrower Maximum Revolver Amount less the PR Borrower Revolver Usage less the aggregate amount of all Reserves applicable to PR Borrower, if any, established by Agent under Section 2.1(d) without duplication, or (ii) the PR Borrower Borrowing Base less the PR Borrower Revolver Usage less the Reserves to the extent not already deducted pursuant to clause (b) of the definition of “PR Borrower Borrowing Base.”
          (c) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make advances to UK Borrower (“UK Borrower Advances”) in an aggregate amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the UK Borrower Maximum Revolver Amount less the UK Borrower Revolver Usage less the aggregate amount of all Reserves applicable to UK Borrower, if any, established by Agent under Section 2.1(d) without duplication, or (ii) the UK Borrower Borrowing Base less the UK Borrower Revolver Usage less the Reserves to the extent not already deducted pursuant to clause (b) of the definition of “UK Borrower Borrowing Base.”
          (d) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves, in such amounts and with respect to such matters as Agent in its Permitted Discretion shall deem necessary or appropriate, against any Borrowing Base, including Reserves and other reserves with respect to (i) sums that the Obligors are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay under any Section of this Agreement or any other Loan Document, and (ii) amounts owing by the Obligors or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over the Agent’s Liens), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. In addition to the foregoing (and subject to Section 2.11 as to costs and expenses), Agent shall have the right to have the US Borrower’s Inventory reappraised by a qualified appraisal company selected by Agent after consultation with the Administrative Borrower from time to time after the Closing Date for the purpose of re-determining the Net Liquidation Percentage of the Eligible US Inventory and, as a result, re-determining the US Borrower Borrowing Base; provided, however, that so long as (1) no Event of Default has occurred and is continuing, and (2) the Average Unrestricted Cash and Availability for the previous calendar month is at least $10,000,000, Borrower shall not be obligated to pay for the costs and expenses associated with appraisals of Inventory, and so long as no Event of Default has occurred and is continuing, Borrower shall not be obligated to pay for the costs and expenses associated with more than two (2) appraisals of Inventory in any calendar year, and provided, further that Agent shall make every effort to minimize the number of such appraisals to the extent that Borrowers remain in good standing as determined by Agent.
          (e) The Lenders shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.
          (f) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.
     2.2 [INTENTIONALLY OMITTED]
     2.3 Borrowing Procedures and Settlements
          (a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) (i) three (3) Business Days prior to the date that is the requested Funding Date, in the case of a Borrowing of LIBOR Rate Loans or (ii) on the Business Day prior to the date that is the requested Funding Date in the case of a Borrowing of Base Rate Loans, in each case specifying (i) the amount of such Borrowing, (ii) in the case of Advances, whether such Borrowing is to be a US Borrower Advance, a UK Borrower Advance, or a PR Borrower Advance, (iii) the requested Funding Date, which shall be a Business Day, (iv) whether such Borrowing is to be of LIBOR Rate Loans or Base Rate Loans, (v) if such Borrowing is to be of LIBOR Rate Loans, the initial Interest Period applicable thereto, and (vi) the location and number of the account to which the funds are to be disbursed (provided that, if no such account is specified, funds shall be direct to the Designated Account); provided, however, that in the case of a request for Swing Loan in an amount of $5,000,000, or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date). At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request.
          (b) Agent’s Election. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that (A) Agent agrees to elect to apply Section 2.3(d) if WFF is the sole Lender or if Agent has no good faith concern that another Lender shall not make available to Agent its Pro Rata Share of such Borrowing in accordance with the terms hereof), (B) if Swing Lender declines in its sole discretion (subject to clause (A) above) to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing and (C) if a notice requesting a LIBOR Rate Loan has been timely delivered, Agent shall not have the option to request Swing Lender to make such Borrowing as a Swing Loan.
          (c) Making of Loans.
               (i) In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account or such other account designated by the applicable Borrower pursuant to Section 2.3(a)(i), whereupon Administrative Borrower will transfer such funds to the appropriate Borrower; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the US Borrower Availability, the UK Borrower Availability, or the PR Borrower Availability, as applicable, on such Funding Date.
               (ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 9:00 a.m. (California time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.
               (iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event

of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Obligors of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Obligors’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.
          (d) Making of Swing Loans.
               (i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to any Borrower on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account or such other account designated by the applicable Borrower pursuant to Section 2.3(a)(i), which funds will be disbursed by Administrative Borrower to the appropriate Borrower. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible to be a LIBOR Rate Loan and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3.5 or 3.6 are required to, but will not, be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the US Borrower Availability, the UK Borrower Availability, or the PR Borrower Availability, as applicable, on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3.5 or 3.6 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.
               (ii) The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.
          (e) Agent Advances.
               (i) Agent hereby is authorized by each Borrower and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make US Borrower Advances, UK Borrower Advances, or PR Borrower Advances, as applicable, on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral of such Borrower, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations of such Borrower (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to such Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as “Agent Advances”); provided, however, notwithstanding anything to the contrary contained in this Section 2.3(e), after giving effect to any such Agent Advance, the aggregate principal amount of outstanding Agent Advances made by Agent to Borrowers pursuant to this Section 2.3(e) shall not exceed the result of (A) $10,000,000 minus (B) the aggregate principal amount of Overadvances made in accordance with Section 2.3(i). Each Agent Advance shall be deemed to be an Advance hereunder, except that no such Agent Advance shall be eligible to be a LIBOR

Rate Loan and all payments thereon shall be payable to Agent solely for its own account.
               (ii) The Agent Advances shall be repayable on demand, secured by the Agent’s Liens granted to Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.
          (f) Settlement. It is agreed that, except to the extent a Swing Lender has agreed to fund and have outstanding Swing Loans, each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Obligors) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:
               (i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Obligors’ or their Subsidiaries’ Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent

Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
               (ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received by Agent with respect to principal, interest, fees payable by Obligors and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.
               (iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of Obligors or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
          (g) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.
          (h) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
          (i) Optional Overadvances.
               (i) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to any Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to, such Advances, the outstanding Revolver Usage of the applicable Borrower does not exceed the Borrowing Base of the applicable Borrower by more than $5,000,000, (ii) after giving effect to, such Advances, the outstanding US Borrower Revolver Usage, UK Borrower Revolver Usage, or the PR Borrower Revolver Usage, as applicable, (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the US Borrower Maximum Revolver Amount, the UK Borrower Maximum Revolver Amount, or the PR Borrower Maximum Revolver Amount, as applicable, (iii) after giving effect to any such Overadvance, the aggregate principal amount of outstanding Overadvances made by Agent or Swing Lender to Borrowers pursuant to this Section 2.3(i) shall not exceed the result of (A) $10,000,000 minus (B) the aggregate principal amount of Agent Advances outstanding under Section 2.3(e), and (iv) at the time of the making of any such Advance, Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Obligors in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.
               A. In the event Agent obtains actual knowledge that the US Borrower Revolver Usage, the UK Borrower Revolver Usage, or the PR Borrower Revolver Usage, as applicable, exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the

Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Obligors intended to reduce, within a reasonable time, the outstanding principal amount of the applicable Advances to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.
               B. Each Lender shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
     2.4 Payments
          (a) Payments by Borrowers.
               (i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, except to the extent the amount thereof is charged to the Loan Account pursuant to Section 2.10 on or as of such due date, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
               (ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that any Borrower will not make such payment in full as and when required, Agent may assume that the applicable Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the applicable Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          (b) Apportionment and Application of Payments.
          (i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates.
          (ii) Except as provided in Sections 2.4(b)(v) and 2.7(b), all payments shall be remitted to Agent and all such payments made by the US Obligors and all proceeds of Collateral owned by the US Obligors received by Agent, shall be applied as follows:
               A. first, to pay any Lender Group Expenses owed by the US Obligors as determined by Agent in its Permitted Discretion and then due to Agent under the Loan Documents, until paid in full,
               B. second, to pay any Lender Group Expenses owed by the US Obligors as determined by Agent in its Permitted Discretion and then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,
               C. third, to pay any fees owed by the US Obligors as determined by Agent in its Permitted Discretion and then due to Agent (for its separate account, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,
               D. fourth, to pay any fees owed by the US Obligors as determined by Agent in its Permitted Discretion and then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,
               E. fifth, to pay interest due in respect of all Agent Advances made to US Borrower, until paid in full,
               F. sixth, ratably to pay interest due in respect of the US Borrower Advances (other than Agent Advances) and Swing Loans made to US Borrower until paid in full,
               G. seventh, to pay the principal of all Agent Advances made to US Borrower until paid in full,

               H. eighth, to pay the principal of all Swing Loans made to US Borrower until paid in full,
               I. ninth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if any Overadvance to US Borrower would be created thereby), to pay any Bank Product Obligations then due and owing by US Borrower or any of its Subsidiaries, until paid in full (provided that, if an Event of Default has occurred and is continuing and Agent has not agreed to allow payments with respect to Bank Product Obligations, the priority of such payment shall be deferred to item “twelfth” below),
               J. tenth, so long as no Event of Default has occurred and is continuing, to pay the principal of all US Borrower Advances until paid in full, provided that payments shall be applied, first, to Advances that are Base Rate Loans until paid in full, and, second, to Advances that are LIBOR Rate Loans,
               K. eleventh, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all US Borrower Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and Lenders, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage for any US Obligor until paid in full, and (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve, in respect of Bank Products provided or outstanding to any US Obligor, established prior to the occurrence of, and not in contemplation of, the subject Event of Default until the US Obligors and their Subsidiaries’ obligations in respect of the then extant Bank Products related to such US Obligor have been paid in full or the cash collateral amount has been exhausted,
               L. twelfth, if an Event of Default has occurred and is continuing, to pay any other Obligations applicable to any US Obligor (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure any US Obligor’s and its Subsidiaries’ obligations in respect of the then extant Bank Products related to such US Obligor), and
               M. thirteenth, to US Obligors (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
          (iii) Except as provided in Sections 2.4(b)(v) and 2.7(b), all payments shall be remitted to Agent and all such payments made by a Foreign Obligor and all proceeds of Collateral owned by such Foreign Obligor received by Agent, shall be applied as follows:
          A. first, to pay any Lender Group Expenses owed by such Foreign Obligor (as determined by Agent in its Permitted Discretion) and then due to Agent under the Loan Documents, until paid in full,
          B. second, to pay any Lender Group Expenses owed by such Foreign Obligor (as determined by Agent in its Permitted Discretion) and then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,
          C. third, to pay any fees owed by such Foreign Obligor (as determined by Agent in its Permitted Discretion) and then due to Agent (for its separate account, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,
          D. fourth, to pay any fees owed by such Foreign Obligor (as determined by Agent in its Permitted Discretion) and then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,
          E. fifth, to pay interest due in respect of all Agent Advances made to such Foreign Borrower, until paid in full,
          F. sixth, ratably to pay interest due in respect of the Advances made to such Foreign Borrower (other than Agent Advances), and Swing Loans made to such Foreign Borrower until paid in full,
          G. seventh, to pay the principal of all Agent Advances made to such Foreign Borrower until paid in full,
          H. eighth, to pay the principal of all Swing Loans made to such Foreign Borrower until paid in full,
          I. ninth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance to such Foreign Borrower would be created thereby), to pay any Bank Product Obligations then due and owing by such Foreign Borrower or any of its Subsidiaries, until paid in full (provided that, if an Event of Default has occurred and is continuing and Agent has not agreed to allow payments with respect to Bank Product Obligations, the priority of such payment shall be deferred to item “twelfth” below),

          J. tenth, so long as no Event of Default has occurred and is continuing, to pay the principal of all PR Borrower Advances and UK Borrower Advances until paid in full, provided that payments shall be applied, first, to Advances that are Base Rate Loans until paid in full, and, second, to Advances that are LIBOR Rate Loans,
          K. eleventh, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all PR Borrower Advances and UK Borrower Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and Lenders, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage for such Foreign Obligor until paid in full, and (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve, in respect of Bank Products provided or outstanding to Foreign Obligor, established prior to the occurrence of, and not in contemplation of, the subject Event of Default until such Foreign Obligor and its Subsidiaries’ obligations in respect of the then extant Bank Products related to such Foreign Obligor have been paid in full or the cash collateral amount has been exhausted,
          L. twelfth, if an Event of Default has occurred and is continuing, to pay any other Obligations applicable to such Foreign Obligor (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure such Foreign Obligor’s and its Subsidiaries’ obligations in respect of the then extant Bank Products related to such Foreign Obligor or such Subsidiary), and
          M. thirteenth, to Foreign Obligors (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
          (iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).
          (v) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not be deemed to apply to any payment by any Borrower specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.
          (vi) For purposes of this Section 2.4, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof,

including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
          (vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.
     2.5 Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by any Borrower to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than either the Dollar or percentage limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), such Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, each Borrower hereby promises to pay its Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.
     2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations
          (a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to any Borrower’s Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:
          (i) if the relevant Obligation is a portion of an Advance that is a Base Rate Loan (or interest thereon or fees charged in connection therewith), or is otherwise accruing interest at the rate applicable to Advances that are Base Rate Loans, at a per annum rate equal to the Base Rate plus the Base Rate Margin plus the applicable Mandatory Cost (if any);
          (ii) if the relevant Obligation is a portion of an Advance that is a LIBOR Rate Loan (or interest thereon or fees charged in connection therewith), at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin plus the applicable Mandatory Cost (if any),
          (b) Letter of Credit Fee. Each Borrower for whose account a Letter of Credit has been issued shall pay Agent (for the ratable benefit of the Lenders, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(h)) which shall accrue at a rate equal to the LIBOR Rate Margin per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit issued for its account.
          (c) Default Rate. Upon (x) the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders), and (y) Agent having given Administrative Borrower written notice of such Event of Default and Agent’s election to charge increased interest and/or Letter of Credit fees under this Section 2.6(c) (provided that no such notice is required if the Event of Default is an Event of Default under Section 8.4 or 8.5 hereof),
          (i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to any Borrowers’ Loan Accounts pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and
          (ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
          (d) Payment. Except as provided to the contrary in Sections 2.11 and 2.13, interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Each Borrower hereby authorizes Agent, from time to time, without prior notice to such Borrower, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(h) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the then extant Bank Product Reserve) to each such Borrower’s Loan Account, which amounts thereafter shall constitute US Borrower Advances, UK Borrower Advances, or PR Borrower Advances, as applicable, hereunder and shall accrue interest at the rate then applicable to US Borrower Advances, UK Borrower Advances, or PR Borrower Advances, as applicable, hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Accounts and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.
          (e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
          (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of such Borrower’s Obligations to the extent of such excess.
     2.7 Cash Management.
          (a) Except as otherwise permitted under Section 7.12, each Borrower shall and (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of its Collections (including those sent directly by its Account Debtors to a Cash Management Bank) into a bank account set forth in Schedule 2.7(a) in such Borrower’s name and with respect to which Agent has been granted control under Section 9-104 of the Code (a “Cash Management Account”) at one of the Cash Management Banks.
          (b) Except as otherwise permitted under Section 7.12, each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and the applicable Borrower, in form and substance reasonably acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank agrees that it will comply with instructions originated by Agent directing disposition of the funds in such Cash Management Account without further consent by the applicable Borrower, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) only with respect to the Cash Management Agreements of US Borrower, upon notice from Agent (which shall only be given by Agent upon a Triggering Event), it immediately will forward by daily sweep all amounts in the applicable Cash Management Account of US Borrower to the Agent’s Account for US Borrower (it being understood that this Section 2.7 does not apply to the Designated Account). The foregoing notwithstanding, so long as no Default or Event of Default has occurred and is continuing, upon Agent’s receipt of all amounts from the applicable Cash Management Account of US Borrower pursuant to clause (iii) of the immediately preceding sentence, Agent shall immediately forward such amounts by same day sweep into US Borrower’s Deposit Account bearing account number 1233433016 and maintained with Bank of America, 1850 Gateway Blvd., Concord, California 94520, or such other account as shall be acceptable to Administrative Borrower and Agent in its Permitted Discretion.
          (c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management

Account Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank (which consent shall not be required with respect to any additional Cash Management Account at an existing Cash Management Bank and otherwise shall not be unreasonably withheld), and (ii) prior to the time of the opening of such Cash Management Account, the applicable Borrower and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. A Borrower shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 60 days of notice from Agent (or such longer period as such Borrower and Agent may agree) that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 90 days of notice from Agent (or such longer period as such Borrower and Agent may agree) that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.
          (d) Except as otherwise permitted under subsections (a) and (b) above and Section 7.12, each Cash Management Account shall be a cash collateral account, with all cash, checks and similar items of payment in such account securing payment of the Obligations of the Borrower that is the account party with respect to such account, and in which such Borrower has granted a Lien to Agent.
     2.8 Crediting Payments
          The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
     2.9 Designated Account.
          Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the

Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
     2.10 Maintenance of Loan Account; Statements of Obligations
          Agent shall maintain a separate account on its books in the name of each of the Borrowers (collectively, the “Loan Accounts”) on which each Borrower will be charged with its particular Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to such Borrower or for such Borrower’s account, the Letters of Credit issued by Issuing Lender for such Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Accounts will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank except, in the case of US Borrower, such amounts that have been forwarded to US Borrower’s Deposit Account pursuant to the last sentence of Section 2.7(b). Agent shall render statements regarding the Loan Accounts to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between each Borrower and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
     2.11 Fees. Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:
          (a) Unused Line Fee. On the first day of each month during the term of this Agreement in arrears, an unused line fee in the amount equal to 0.25% per annum times (i) in the case of the US Borrower, (x) the US Borrower Maximum Revolver Amount, less (y) the average Daily Balance of US Borrower Advances that were outstanding during the immediately preceding month, less (z) the average Daily Balance of the US Borrower Letter of Credit Usage during the immediately preceding month, (ii) in the case of the UK Borrower, (x) the UK Borrower Maximum Revolver Amount, less (y) the average Daily Balance of UK Borrower Advances that were outstanding during the immediately preceding month, less (z) the average Daily Balance of the UK Borrower Letter of Credit Usage during the immediately preceding month, and (iii) in the case of the PR Borrower, (x) the PR Borrower Maximum Revolver Amount, less (y) the average Daily Balance of PR Borrower Advances that were outstanding during the immediately preceding month, less (z) the average Daily Balance of the PR Borrower Letter of Credit Usage during the immediately preceding month,
          (b) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and

          (c) Audit, Appraisal, and Valuation Charges. Subject to Section 2.1(d), Audit, appraisal, and valuation fees and charges as follows (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of an Obligor performed by personnel employed by Agent, (ii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral, or any portion thereof, performed by personnel employed by Agent, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Obligors or their Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Obligors’ and their Subsidiaries’ business valuation, provided, however, that so long as no Event of Default shall have occurred and be continuing, Obligors shall not be obligated to reimburse Agent for more than 3 financial audits during any calendar year, and provided, further that Agent shall make every effort to minimize the number of such appraisals to the extent that Borrowers remain in good standing as determined by Agent.
     2.12 Letters of Credit
          (a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of US Borrower (each, an “US Borrower L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “US Borrower L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of US Borrower. To request the issuance of an US Borrower L/C or an US Borrower L/C Undertaking (or the amendment, renewal, or extension of an outstanding US Borrower L/C or US Borrower L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an US Borrower L/C or US Borrower L/C Undertaking, or identifying the US Borrower L/C or US Borrower L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such US Borrower L/C or US Borrower L/C Undertaking is to expire, the amount of such US Borrower L/C or US Borrower L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such US Borrower L/C or US Borrower L/C Undertaking. If requested by the Issuing Lender, the US Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an US Borrower L/C Undertaking. The Issuing Lender shall have no obligation to issue a US Borrower Letter of Credit if any of the following would result after giving effect to the issuance of such requested US Borrower Letter of Credit:
          (i) the US Borrower Letter of Credit Usage would exceed the greater of (a) the US Borrower Borrowing Base and (b) the US Borrower Maximum Revolver Amount, in either case less the then extant amount of outstanding US Borrower Advances, or

          (ii) the US Borrower Letter of Credit Usage would exceed $20,000,000 less the PR Borrower Letter of Credit Usage less the UK Borrower Letter of Credit Usage, or
          (iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.
          (b) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of UK Borrower (each, an “UK Borrower L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “UK Borrower L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of UK Borrower. To request the issuance of an UK Borrower L/C or an UK Borrower L/C Undertaking (or the amendment, renewal, or extension of an outstanding UK Borrower L/C or UK Borrower L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an UK Borrower L/C or UK Borrower L/C Undertaking, or identifying the UK Borrower L/C or UK Borrower L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such UK Borrower L/C or UK Borrower L/C Undertaking is to expire, the amount of such UK Borrower L/C or UK Borrower L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such UK Borrower L/C or UK Borrower L/C Undertaking. If requested by the Issuing Lender, the UK Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an UK Borrower L/C Undertaking. The Issuing Lender shall have no obligation to issue a UK Borrower Letter of Credit if any of the following would result after giving effect to the issuance of such requested UK Borrower Letter of Credit:
          (i) the UK Borrower Letter of Credit Usage would exceed the greater of (a) the UK Borrower Borrowing Base and (b) the UK Borrower Maximum Revolver Amount, in either case less the then extant amount of outstanding UK Borrower Advances, or
          (ii) the UK Borrower Letter of Credit Usage would exceed $20,000,000 less the PR Borrower Letter of Credit Usage less the US Borrower Letter of Credit Usage, or
          (iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.
          (c) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of PR Borrower (each, an “PR Borrower L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “PR Borrower L/C Undertaking”) with respect to letters of credit issued by an

Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of PR Borrower. To request the issuance of a PR Borrower L/C or a PR Borrower L/C Undertaking (or the amendment, renewal, or extension of an outstanding PR Borrower L/C or PR Borrower L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of a PR Borrower L/C or PR Borrower L/C Undertaking, or identifying the PR Borrower L/C or PR Borrower L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such PR Borrower L/C or PR Borrower L/C Undertaking is to expire, the amount of such PR Borrower L/C or PR Borrower L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such PR Borrower L/C or PR Borrower L/C Undertaking. If requested by the Issuing Lender, the PR Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of a PR Borrower L/C Undertaking. The Issuing Lender shall have no obligation to issue a PR Borrower Letter of Credit if any of the following would result after giving effect to the issuance of such requested PR Borrower Letter of Credit:
          (i) the PR Borrower Letter of Credit Usage would exceed the greater of (a) the PR Borrower Borrowing Base and (b) the PR Borrower Maximum Revolver Amount, in either case less the then extant amount of outstanding PR Borrower Advances, or
          (ii) the PR Borrower Letter of Credit Usage would exceed $20,000,000 less the US Borrower Letter of Credit Usage less the UK Borrower Letter of Credit Usage, or
          (iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances.
          (d) Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, (i) the Borrower that is the account party with respect to such Letter of Credit immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than (A) 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or (B) if such notice has not been received by Administrative Borrower prior to such time on such date, then (x) not later than 11:00 a.m., California time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, or (y) not later than 11:00 a.m., California time, on the next Business Day after receipt of such notice, and (ii) in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, the applicable Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from such Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(f) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.
          (e) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(d), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if the applicable Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 2.12(d), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
          (f) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with such Borrower’s Letters of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct (including a failure to pay under a Letter of Credit after timely presentation of documents strictly complying with such Letter of Credit) of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in such Borrower’s Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that such Borrower’s L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by such Borrower against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under such Borrower’s L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.
          (g) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
          (h) Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by each applicable Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each such Borrower that, as of the Closing Date, the usage charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
          (i) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
          (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or
          (ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;
and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group (but, as to any Lender, except (x) any costs relating to payments on account of Taxes and additional amounts required to be paid by such Lender pursuant to, or explicitly excluded from payment by the Obligor under, Section 16.11, and (y) any such cost or reduction as a result of a change of general applicability in (1) taxes imposed on or measured by such Lender’s net income, or (2) franchise taxes imposed on such Lender, in lieu of net income taxes, by the jurisdiction, or any political subdivision thereof, under the laws of which it is organized or otherwise resides for tax purposes or maintains any lending office), then, and in any such case, Agent may, at any time within 270 days after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and US Borrower, UK Borrower, or PR Borrower, as applicable, shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

     2.13 LIBOR Option.
          (a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, each Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the US Borrower Advances, UK Borrower Advances, or PR Borrower Advances, as applicable, be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, provided that, subject to clauses (ii) and (iii) below, in the case of any Interest Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such Interest Period, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Agent or Required Lenders may elect to terminate the availability of the LIBOR Option, and, following receipt by the Administrative Borrower of written notice of such termination, Borrowers no longer shall have the option to request that Advances bear interest at a rate based on the LIBOR Rate and Agent shall, at the end of the Interest Period applicable thereto, have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.
          (b) LIBOR Election.
          (i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option on behalf of the applicable Borrower by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of any applicable Borrower’s election of the LIBOR Option for a permitted portion of the US Borrower Advances, UK Borrower Advances, or PR Borrower Advances, as applicable, and an Interest Period pursuant to this Section shall be made by Administrative Borrower on behalf of such applicable Borrower by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Commitment.
          (ii) Each LIBOR Notice shall be irrevocable and binding on the applicable Borrower. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default),

(b) the conversion of any of such Borrower’s LIBOR Rate Loans other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow (for a reason other than the failure of Agent or a Lender to make an Advance otherwise required to be made pursuant to the terms hereof), convert, continue or prepay any of such Borrower’s LIBOR Rate Loans on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.
          (iii) Each Borrower shall have not more than 10 LIBOR Rate Loans in effect at any given time. Each Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.
          (c) Prepayments. Each Borrower may prepay its LIBOR Rate Loans at any time; provided, however, that in the event that its LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of such Borrower’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses related to such Borrower in accordance with Section 2.13(b) above.
          (d) Special Provisions Applicable to LIBOR Rate.
          (i) The LIBOR Rate may be adjusted by Agent, in consultation with Administrative Borrower, with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except, for any Lender, (x) any costs relating to payments on account of Taxes and additional amounts required to be paid by such Lender pursuant to, or explicitly excluded from payment by the applicable Obligor under, Section 16.11, and (y) changes of general applicability in (1) taxes imposed on or measured by such Lender’s net income, or (2) franchise taxes imposed on such Lender, in lieu of net income taxes, by the jurisdiction, or any political subdivision thereof, under the laws of which it is organized or otherwise resides for tax purposes or maintains any lending office) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)(ii) above). Notwithstanding anything to the contrary herein, no such adjustment of the LIBOR Rate shall be effective (in respect of any additional or increased costs incurred prior to the Administrative Borrower’s receipt of the notice referred to below) if the event giving rise to such additional or increased costs occurred more than 270 days before the relevant Lender’s notice of such event and the related adjustment is received by the Administrative Borrower.
          (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so. Each Lender at such time having as its lending office an office outside the United States agrees to use reasonable efforts to designate a different lending office if such designation will avoid the need for such a notice of changed circumstances and would not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender.
          (e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.
2.14 Capital Requirements.
          If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.
3. CONDITIONS; TERM OF AGREEMENT.
     3.1 Conditions Precedent to Effectiveness of this Agreement.
          This Agreement shall become effective upon the fulfillment, to the satisfaction of Agent, of each of the conditions precedent set forth below:
          (a) the Amended and Restated Closing Date shall occur on or before April 15, 2005;
          (b) Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed, and each such document shall be in full force and effect:
     (i) the Fee Letter,
     (ii) the Intercreditor Agreement,
     (iii) an amendment to the Patent Security Agreement previously executed by US Borrower, dated as of April 16, 2004, in form and substance satisfactory to Agent,

     (iv) an amendment to the Trademark Security Agreement previously executed by US Borrower, dated as of April 16, 2004, in form and substance satisfactory to Agent,
     (v) the UK Borrower Pledge Agreement, together with (if applicable) all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank by each of the applicable pledgors, and certified copy of the Register of Members,
     (vi) a Guaranty from each of Parent, Cayman Parent II, Cayman Parent III, Cayman Parent IV and Smart Modular Malaysia and a Guaranty from Smart Modular Brazil and Modular Brazil,
     (vii) the Intercompany Subordination Agreement,
     (viii) the Cayman Pledge Agreements, together with all certificates representing the shares of Stock pledged thereunder (if any) the Cayman Share Transfer Forms, Cayman Directors Resignation Documents and Cayman Share Issuer Undertakings related thereto,
     (ix) Cayman Deeds of Charge from each of Parent, Cayman Parent II, Cayman Parent III and Cayman Parent IV,
     (x) the US Buyer Pledge Agreement, together with (if applicable) all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank by the applicable pledgor,
     (xi) executed originals of the Supplemental Memorandum of Deposit and Charge Over Shares (Subject Company Smart Modular Technologies SDN BHD (Company No. 458945-M) dated as of March 28, 2005 between Foreign Holdings and Agent (the “Supplemental Memorandum of Deposit”) in form and substance reasonably satisfactory to Agent,
     (xii) the UK Borrower Side Letter, and
     (xiii) the Disbursement Letter.
          (c) Agent shall have received a certificate from the Secretary or a Responsible Officer of each Borrower attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;
          (d) Agent shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Amended and Restated Closing Date, certified by the Secretary or a Responsible Officer of such Borrower;

          (e) Agent shall have received a certificate of status with respect to each Borrower, dated within 15 days (or such other time as may be agreed by Agent in its Permitted Discretion) of the Amended and Restated Closing Date, such certificate to be issued by the appropriate officer or official body of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing (if applicable) in such jurisdiction;
          (f) Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days (or such other time as agreed by Agent in its Permitted Discretion) of the Amended and Restated Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) listed on Schedule 3.1(g), which certificates shall indicate that such Borrower is in good standing (if applicable) in such jurisdictions;
          (g) Agent shall have received a certificate from the Secretary or a Responsible Officer of each Guarantor attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;
          (h) Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Amended and Restated Closing Date, certified by the Secretary or a Responsible Officer of such Guarantor;
          (i) Agent shall have received a certificate of status with respect to each Guarantor, dated within 10 days (or such other time as agreed by Agent in its Permitted Discretion) of the Amended and Restated Closing Date, such certificate to be issued by the appropriate officer or official body of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing (if applicable) in such jurisdiction;
          (j) Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days (or such other time as agreed by Agent in its Permitted Discretion) of the Amended and Restated Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) listed on Schedule 3.1(j), which certificates shall indicate that such Guarantor is in good standing (if applicable) in such jurisdictions;
          (k) Agent shall have received opinions of:
     (i) Ann Nguyen, General Counsel to the Obligors, substantially in the form of Exhibit O-1;
     (ii) Davis Polk & Wardwell, special New York counsel to the Obligors, substantially in the form of Exhibit O-2;
     (iii) Morris, Nichols, Arsht & Tunnell, special Delaware counsel to US Buyer, substantially in the form of Exhibit O-3;

     (iv) White & Case, special California counsel to US Borrower, substantially in the form of Exhibit O-4;
     (v) Maples and Calder, special Cayman Islands counsel to Parent, Cayman Parent II, Cayman Parent III, Cayman Parent IV, Foreign Holdings and PR Borrower, substantially in the form of Exhibit O-5;
     (vi) Pietrantoni Mendez & Alvarez LLP, special Puerto Rican counsel to PR Borrower, substantially in the form of Exhibit O-6;
     (vii) Shearn Delamore & Co., special Malaysian counsel to Smart Modular Malaysia , substantially in the form of Exhibit O-7;
     (viii) Machado, Meyer, Sendacz e Opice Advogados, special Brazilian counsel to Modular Brazil, substantially in the form of Exhibit O-8;
     (ix) Mayer Brown Rowe & Maw LLP, special United Kingdom counsel to Agent, substantially in the form of Exhibit O-9; and
     (x) Tods Murray LLP, special Scottish counsel to UK Borrower, substantially in the form of Exhibit O-10;
          (l) Required Availability, calculated after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers on the Amended and Restated Closing Date under this Agreement or the other Loan Documents shall be at least $20,000,000;
          (m) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement as to which invoices were submitted to the Administrative Borrower at least 2 Business Days prior to the Amended and Restated Closing Date;
          (n) Borrowers shall have paid Congress Financial Corporation (Western) an exit fee in the amount of Three Hundred Thousand Dollars ($300,000);
          (o) Borrowers shall have paid LaSalle Business Credit, LLC an exit fee in the amount of Three Hundred Thousand Dollars ($300,000);
          (p) Obligors and each of their Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Obligors or their Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;
          (q) to the extent not previously provided, Borrowers shall have provided Agent with a list of all of their material contracts and a copy of any such contracts identified by Agent;

          (r) Agent shall have received conformed copies of the (i) register of members of each Cayman Obligor and (ii) register of mortgages and charges in respect of each Cayman Obligor;
          (s) Agent shall have received fully-executed Assignment and Acceptance Agreements from each of LaSalle Business Credit, LLC and Congress Financial Corporation (Western) and the other parties thereto, substantially in the form of Exhibit U, and all payments required thereunder shall have been made;
          (t) Agent shall have received originals of those certain promissory notes dated February 1, 2005 from Estecom Co., Ltd to Foreign Holdings in the aggregate principal amount of $1,500,000, duly endorsed to the Agent or in blank; and
          (u) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.
     3.2 Conditions Subsequent to the Initial Extensions of Credit. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):
          (a) with respect to the UK Borrower, Agent shall have received, within 21 days after the Amended and Restated Closing Date, evidence reasonably satisfactory to Agent that the security interests purported to be created by the UK Borrower Pledge Agreement have been duly registered under Section 395 of the UK Companies Act 1985;
          (b) with respect to Smart Modular Malaysia, Agent shall have received, within 30 days after the Amended and Restated Closing Date, evidence satisfactory to Agent that (i) any stamp or documentary taxes applicable to this Agreement, the Supplemental Memorandum of Deposit, the Intercompany Subordination Agreement and the Guaranty from Smart Modular Malaysia shall have been paid, and (ii) the Guaranty from Smart Modular Malaysia shall have been registered with the Central Bank (Bank Negara) of Malaysia for purposes of administrative exchange control notification only,
          (c) within 30 days after the Amended and Restated Closing Date (or such other time as may be agreed by Agent in its Permitted Discretion), to the extent not delivered on or prior to the Amended and Restated Closing Date, deliver to Agent Cash Management Agreements and Control Agreements entered into with Banco Popular de PR with respect to the Deposit Accounts in the name of PR Borrower;
          (d) within 30 days after the Amended and Restated Closing Date (or such other time as may be agreed by Agent in its Permitted Discretion), to the extent not delivered on or prior to the Amended and Restated Closing Date, deliver to Agent Cash Management Agreements and Control Agreements entered into with Banco Leon, S.A. with respect to the Deposit Accounts in the name of PR Borrower;

          (e) within 30 days after the Amended and Restated Closing Date (or such other time as may be agreed by Agent in its Permitted Discretion), to the extent not delivered on the Amended and Restated Closing Date, deliver to Agent a Control Agreement entered into with Wells Fargo Bank with respect to the Deposit Accounts in the name of Parent;
          (f) within 30 days after the Amended and Restated Closing Date (or such other time as may be agreed by Agent in its Permitted Discretion), to the extent not delivered on the Amended and Restated Closing Date, deliver to Agent a Control Agreement entered into with Wells Fargo Bank with respect to the Deposit Accounts in the name of Foreign Holdings; and
          (g) within 10 Business Days after the Amended and Restated Closing Date (or such other time as may be agreed by Agent in its Permitted Discretion), deliver to Agent each of the Cayman Share Issuer Undertakings.
     3.3 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:
          (a) the representations and warranties contained in this Agreement and the other Loan Documents made with respect to the Borrower requesting an Advance shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except in each case to the extent that such representations and warranties relate solely to an earlier date); and
          (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
     3.4 Term. This Agreement shall continue in full force and effect for a term ending on March 28, 2009 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default in accordance with Section 9.1.
     3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit but excluding all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations). Notwithstanding the foregoing, Bank Product Obligations shall be subject to the terms and conditions (including as to termination) set forth in the applicable Bank Product Agreements, and, in connection with any termination of this Agreement, such termination and the release of any applicable Agent’s Liens shall be subject to the provision by Borrowers of cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations. No termination of this Agreement, however, shall relieve or discharge Obligors or their Subsidiaries of their duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full (or cash collateralized as provided above) and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full (or cash collateralized as provided above) and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.
     3.6 Early Termination by Borrowers.
          Borrowers (acting collectively only) have the option, at any time upon 30 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations), in full, together with the Applicable Prepayment Premium, if any (to be allocated based upon letter agreements between Agent and individual Lenders). No single Borrower may terminate this Agreement as to such Borrower. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Product Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations (including by the provision of cash collateral as set forth above) at any time prior to the Maturity Date, for any other reason, including (w) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default, (x) foreclosure and sale of Collateral, (y) sale of the Collateral in any Insolvency Proceeding, or (z) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrowers shall pay the Applicable Prepayment Premium to Agent (to be allocated based upon letter agreements between Agent and individual Lenders), measured as of the date of such termination. Notwithstanding anything contained in this Section 3.6 or any other provision of this Agreement to the contrary, and so long as no Default or Event of Default exists and is continuing, if any Obligor repays its Obligations (including by the provision of cash collateral as set forth above) in full and terminates this Agreement pursuant to the first sentence of this Section 3.6 and if such repayment (including any such cash collateralization) occurs, contemporaneously with the receipt of the proceeds of (A) a private placement of subordinated debt or equity of any Obligor, (B) a sale of all or substantially all of the Stock of any Obligor to a Person who is not an Affiliate of any Obligor, in a bona fide, arm’s length transaction, (C) a sale of all or substantially all of the assets of any Obligor to a Person who is not an Affiliate of any Obligor, in a bona fide, arm’s length transaction or (D) an initial public offering of equity of Parent or any of its Subsidiaries, then the Applicable Prepayment Premium shall be reduced to 50% of the amount that otherwise would be due and payable.
4. CREATION OF SECURITY INTEREST.
     4.1 Grant of Security Interest. Each Obligor (other than Smart Modular Malaysia, Modular Brazil and Smart Modular Brazil) hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Obligor Collateral in order to secure prompt repayment of any and all of its Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Obligors of each of their covenants and duties under the Loan Documents. The Agent’s Liens in and to the Obligor Collateral shall attach to all Obligor Collateral without further act on the part of Agent or Obligors. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions or other transactions permitted by Section 7.3 or 7.10, Obligors and their Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral (it being understood, with respect to any such Permitted Disposition of Obligor Collateral or an Obligor (in each case to a Person other than an Obligor), Agent’s Liens in and to such Obligor Collateral or, in the event of a Permitted Disposition of an Obligor, such Obligor’s Obligations hereunder and under the Loan Documents, shall be released automatically upon consummation of such Permitted Disposition, and, if the seller in such Permitted Disposition was an Obligor, the proceeds and products of such Permitted Disposition shall be subject to Agent’s Liens).
     4.2 Negotiable Collateral. In the event that any Obligor Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral (other than letter of credit rights and promissory notes in an aggregate amount of up to $1,000,000; provided, however, that if an Event of Default has occurred and is continuing, and if Agent so requests, Borrowers agree to deliver physical possession or control of such items of Collateral), and if and to the extent that Agent determines in its Permitted Discretion that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, the applicable Obligor, promptly following the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.
     4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or

Agent’s designee may (a) notify Account Debtors of the Obligors that the Obligors’ Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Obligors’ Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Each Obligor agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, any of its Collections that it receives and immediately will deliver, to the extent required pursuant to Section 2.7, such Collections to Agent or a Cash Management Bank in their original form as received by such Obligor or its Subsidiaries.
     4.4 Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.
          (a) Each Obligor authorizes Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Obligors where permitted by applicable law. Each Obligor hereby ratifies the filing of any financing statement previously authorized by it filed without the signature such Obligor prior to the date hereof.
          (b) If Obligors or their Subsidiaries acquire any commercial tort claim in excess of $250,000 after the date hereof, Obligors shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance reasonably satisfactory to Agent, pursuant to which the applicable Obligor or its Subsidiary shall pledge and collaterally assign all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).
          (c) At any time upon the request of Agent (except as expressly permitted otherwise in the Loan Documents), Obligors shall execute or deliver to Agent any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, to the extent applicable, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent in its Permitted Discretion, to create, perfect, and continue to perfect the Agent’s Liens in the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any owned Real Property having a value in excess of $1,000,000 acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Obligor authorizes Agent to execute any such Additional Documents in the applicable Obligor’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall reasonably require (in the event an Obligor acquires or develops a material patent or files a patent application therefor, immediately upon such acquisition, development and filing), Obligors shall cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify all material patents, patent applications, copyright registrations and registered trademarks acquired or generated by any Obligor as being subject to the security interests created thereunder; provided, however, that (i) no Obligor shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising or developed) unless (a) the applicable Obligor provides Agent with written notice of its intent to register such copyrights not less than 30 days prior to the date of the proposed registration, and (b) prior to such registration, the applicable Obligor executes and delivers to Agent a Copyright Security Agreement, supplemental schedules to an existing Copyright Security Agreement or such other documentation as Agent reasonably deems necessary in order to perfect and continue perfected Agent’s Liens on such copyrights following such registration and (ii) no Obligor shall be obligated to register any copyright, patent or trademark in any jurisdiction outside the United States.
     4.5 Power of Attorney. Each Obligor hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Obligor’s true and lawful attorney, with power, in each case to the extent permitted by applicable law, to (a) if such Obligor refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Obligor on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Obligor’s name on any invoice or bill of lading relating to the Obligor Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Obligors’ Accounts to the extent constituting Collateral, (d) endorse such Obligor’s name on any of its payment items (including all of its Collections) that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Obligor’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Obligors’ Accounts to the extent constituting Collateral, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Obligor’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.
     4.6 Right to Inspect. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter upon reasonable notice and at reasonable times to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Obligors’ and their Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.
     4.7 Control Agreements. Borrowers agree that they will not transfer assets out of any of their Deposit Accounts or Securities Accounts; provided, however, that (i) any Borrower may make any such transfer if immediately thereafter, the Obligors are in compliance with Section 7.12, and (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, Borrowers may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement or the other Loan Documents and, if the transfer is to another bank or securities intermediary (unless otherwise permitted under Section 2.7 or 7.12), so long as the applicable Borrower, Agent, and the substitute bank or securities intermediary have entered into a Control Agreement. Borrowers agree that they will, subject to Sections 2.7, 4.2 and 4.5, and not in limitation of Section 7.12, take any or all reasonable steps that Agent requests in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to any of its or their Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Property, and letter-of-credit rights. No Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Obligors without the prior written consent of Agent. Upon the occurrence and during the continuance of an Event of Default, subject to the provisions of any Control Agreement, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account for the applicable Borrower; provided that, notwithstanding anything in any Loan Document to the contrary, Agent agrees that it shall not give any bank or securities intermediary written notice instructing such bank or securities intermediary to (i) cease honoring the applicable Borrower’s instructions unless and until an Event of Default has occurred and is continuing or (ii) cease forwarding by same day sweep all amounts Agent receives into the Agent’s Account pursuant to Section 2.7(b) unless and until a Default or Event of Default has occurred and is continuing.
5. REPRESENTATIONS AND WARRANTIES.
          In order to induce the Lender Group to enter into this Agreement, each Obligor makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Amended and Restated Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except in each case to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
     5.1 No Encumbrances. Each Obligor and its Subsidiaries has good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property (subject to exceptions that do not, in the aggregate materially impair the use, value or marketability of any such Real Property), in each case, free and clear of Liens except for Permitted Liens and except for assets having de minimis value and not material to their business.
     5.2 Eligible US Accounts; Eligible PR Accounts; and Eligible UK Accounts. The Eligible US Accounts, Eligible PR Accounts, and Eligible UK Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of the Obligors’ business, owed to the Obligors without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation. As to each Account that is identified by an Obligor as an Eligible US Account, Eligible PR Account, or a Eligible UK Account in a borrowing base report submitted to Agent, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible US Accounts, Eligible PR Accounts, or a Eligible UK Accounts, as applicable.

     5.3 Eligible US Inventory. All Eligible US Inventory is of good and merchantable quality, free from known defects. As to each item of Inventory that is identified by the US Borrower as Eligible US Inventory in a borrowing base report submitted to Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible US Inventory.
     5.4 Equipment. All of the Equipment of Obligors is used or held for use in their business and is fit for such purposes.
     5.5 Location of Inventory and Equipment. The Inventory and Equipment of US Borrower is not stored with a bailee, warehouseman, or similar party, except as otherwise permitted under Section 7.16, and is located only at, or in-transit between, the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.8).
     5.6 Inventory Records. US Borrower and UK Borrower keep materially correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.
     5.7 Jurisdiction of Organization; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims.
          (a) The jurisdiction of organization of each Obligor and each of its Subsidiaries is set forth on Schedule 5.7(a) (as such Schedule may be updated from time to time by Administrative Borrower on 5 days’ prior written notice to Agent);
          (b) The chief executive office of each Obligor and each of its Subsidiaries is located at the address indicated on Schedule 5.7(b) (as such Schedule may be updated pursuant to Section 6.8);
          (c) Each Obligor’s and each of its Subsidiaries’ FEIN and organizational identification number, if any, are identified on Schedule 5.7(c) (as such Schedule may be updated from time to time on 5 days’ prior written notice to Agent); and
          (d) Obligors and their Subsidiaries do not hold any commercial tort claims involving a claim of more than $100,000, except as set forth on Schedule 5.7(d) (as such Schedule may be updated from time to time on 5 days’ prior written notice to Agent).
     5.8 Due Organization and Qualification; Subsidiaries

          (a) Each Obligor is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change. Schedule 3.1(f) does not, as of the Amended and Restated Closing Date, omit any jurisdiction in which the failure of any Borrower to be qualified to do business reasonably could be expected to constitute a Material Adverse Change. Schedule 3.1(j) does not, as of the Amended and Restated Closing Date, omit any jurisdiction in which the failure of any Guarantor to be qualified to do business reasonably could be expected to constitute a Material Adverse Change.
          (b) Set forth on Schedule 5.8(b), is a complete and accurate description as of the Amended and Restated Closing Date of the authorized capital Stock of each Obligor, by class, and, as of the Amended and Restated Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Obligor’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Obligor is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock, except as permitted under Section 7.10.
          (c) Set forth on Schedule 5.8(c), is a complete and accurate list of each Obligor’s direct Subsidiaries as of the Amended and Restated Closing Date, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Obligor. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.
          (d) Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Obligor’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Obligor or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Obligor’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.
          (e) Except for any such failure that would not reasonably be expected to result in a Material Adverse Change, all licenses, consents, exemptions, clearance filings, registrations, payments of taxes, notarizations and authorizations as are or may be necessary or desirable for the proper conduct of each Obligor’s business, trade, and ordinary activities for the performance and discharge of its respective obligations and liabilities under the Loan Documents have been obtained and are in full force and effect.
     5.9 Due Authorization; No Conflict.
          (a) As to each Obligor, the execution, delivery, and performance by such Obligor of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Obligor.

          (b) As to each Obligor, the execution, delivery, and performance by such Obligor of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Obligor, the Governing Documents of any Obligor, or any order, judgment, or decree of any court or other Governmental Authority binding on any Obligor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Obligor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Obligor, other than Permitted Liens, or (iv) require any approval of any Obligor’s interestholders or any approval or consent of any Person under any material contractual obligation of any Obligor, other than (i) consents or approvals that have been obtained and that are still in force and effect and (ii) consents or approvals from suppliers, customers or other contractual counterparties of Obligors required for any foreclosure or other exercise of remedies. No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit has been issued and remains in force by any Governmental Authority against any Borrower.
          (c) Other than the filing of financing statements and other filings and registrations required for the creation and perfection of Agent’s Liens on Collateral located outside of the United States, the execution, delivery, and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) consents or approvals that have been obtained and that are still in force and effect and (ii) consents or approvals from any Governmental Authority required by Agent or Lender for any foreclosure or exercise of remedies.
          (d) As to each Obligor, this Agreement and the other Loan Documents to which such Obligor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Obligor will be the legally valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
          (e) Except as expressly permitted by any Loan Document, the Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.
     5.10 Litigation. Other than those matters disclosed on Schedule 5.10 and other than matters that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of each Obligor, threatened against any Obligor, or any of its Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Amended and Restated Closing Date that reasonably could not be expected to result in a Material Adverse Change.
     5.11 Financial Statements; Material Adverse Change. All financial statements relating to any Obligor and its Subsidiaries that have been delivered by such Obligor to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments)

and present fairly in all material respects, such Obligor’s and its Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change since the date of the latest financial statements submitted to the Lender Group on or before the Amended and Restated Closing Date.
     5.12 Fraudulent Transfer.
          (a) Each Obligor is Solvent.
          (b) No transfer of property is being made by any Obligor or any Subsidiary of an Obligor and no obligation is being incurred by any Obligor or any Subsidiary of an Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Obligors or their Subsidiaries.
     5.13 Employee Benefits. None of Obligors, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan. The Obligors and their Subsidiaries shall ensure that all pension schemes operated by or maintained for the benefit of their employees are operated and maintained as required by law.
     5.14 Environmental Condition. Except as set forth on Schedule 5.14 and except as would not reasonably be expected to result in a Material Adverse Change, (a) to Obligors’ knowledge, none of Obligors’ or their Subsidiaries’ properties or assets has ever been used by Obligors, their Subsidiaries, or by previous owners or operators or any third party in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Obligors’ knowledge, none of Obligors’ nor their Subsidiaries’ properties or assets is, or within the last ten (10) years has ever been, designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Obligors nor any of their respective Subsidiaries have received notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by Obligors or their Subsidiaries, (d) none of Obligors or any of their Subsidiaries have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency, the UK Environment Agency, a UK Local Authority or predecessors to the same or other competent authorities concerning any action or omission by any Obligor or any Subsidiary of an Obligor resulting from the releasing or disposing of Hazardous Materials into the environment in material violation of any Environmental Law, and (e) Obligors have provided or otherwise made available to Lenders copies of all environmental studies, reports, and other material documents in the possession or knowledge and control of Obligors or the Subsidiary of any Obligors or their advisors relating to any Environmental Actions, Environmental Liabilities and Costs, Remedial Actions, or the presence of any Hazardous Materials (i) at, on, under, or migrating to or from any assets or properties of any Obligor or any Subsidiary of any Obligor, or (ii) at any facility at which Hazardous Materials generated, handled, transported or disposed of by any Obligor, or any Subsidiary of any Obligor, came to be located.

     5.15 Brokerage Fees. Obligors and their Subsidiaries have not utilized the services of any broker or finder in connection with obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Obligors or their Subsidiaries in connection herewith.
     5.16 Intellectual Property. To Obligor’s knowledge, each Obligor and each Subsidiary of an Obligor owns, or holds licenses in, all trademarks, trade names, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 (as updated from time to time by written notice from Administrative Borrower to Agent) is a true, correct, and complete listing of all material patents, patent applications, registered trademarks, trademark applications, registered copyrights, and copyright applications as to which each Obligor or one of its Subsidiaries is the owner or is an exclusive licensee.
     5.17 Leases. Except as would not reasonably be expected to result in a Material Adverse Change, Obligors and their Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating. All of such leases are valid and subsisting and no material default by Obligors or their Subsidiaries exists under any of them.
     5.18 DDAs. Set forth on Schedule 5.18 are all of Obligors’ and their Subsidiaries’ Deposit Accounts and Securities Accounts as of the Amended and Restated Closing Date (as updated from time to time by written notice from Administrative Borrower to Agent to reflect Deposit Accounts and Securities Accounts opened in accordance with the terms hereof), including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
     5.19 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Obligors or their Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Obligors or their Subsidiaries in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time, in each case, in light of the circumstances under which such information was provided; provided that, to the extent any of the foregoing information was, is or will be based upon or constitutes a forecast or projection, each Obligor represents (i) on the Amended and Restated Closing Date, with respect to the Amended and Restated Closing Date Projections, and (ii) as of the date on which any other Projections are prepared for delivery to Agent, with respect to such additional Projections only that such Projections were prepared in good faith and based on assumptions believed to be reasonable at the time of their preparation (it being understood that such projections and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Obligors and that no assurance can be given that such projections or forecasts will be realized).

     5.20 Corporate Structure. Set forth on Schedule 5.20 is the correct and accurate corporate structure of the Obligors, which may be updated by Administrative Borrower from time to time on 5 days’ prior written notice to Agent.
     5.21 Inactive Subsidiaries. None of the Inactive Subsidiaries have any Indebtedness or other material liabilities, conducts no material operations or business, and owns no material assets or properties.
     5.22 Indebtedness. Set forth on Schedule 5.22 is a true and complete list of all Indebtedness of each Obligor and each Subsidiary of each Obligor outstanding immediately prior to the Amended and Restated Closing Date that is to remain outstanding after the Amended and Restated Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof as of the Amended and Restated Closing Date.
6. AFFIRMATIVE COVENANTS.
          Each Obligor covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than unmatured contingent Obligations and Bank Product Obligations), Obligors shall and shall cause each of their respective Subsidiaries to do all of the following:
     6.1 Accounting System. Maintain a system of accounting that enables Obligors to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent; provided, that if there has been a change in GAAP contemplated by the proviso set forth in Section 1.2 and Administrative Borrower has delivered the notice contemplated by such proviso, Obligors must deliver financial statements in accordance with GAAP then in effect and also, to the extent necessary to calculate the financial covenants set forth herein, GAAP prior to any change thereto with respect to which Administrative Borrower delivered such notice until such time as an amendment has been entered into in accordance with the terms hereof to adjust the financial covenants to reflect the impact of such GAAP change. Obligors also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales.
     6.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Weekly; provided,	(a) a sales journal, collection journal, and credit register since
however, such	the last such schedule, a report regarding credit memoranda that
documents shall	have been issued since the last such report, and a calculation of
only be required to	the Borrowing Bases as of such date, and
be delivered
monthly (no later	(b) notice of all claims, offsets, or disputes asserted by Account
than the 10th day	Debtors with respect to Eligible Accounts.
of each month)
until a Triggering
Event has occurred
and is continuing.

Weekly; provided,	(c) Inventory reports specifying the cost and the wholesale market
however, such	value of Borrowers’ Inventory, by category, with additional detail
documents shall	showing additions to and deletions therefrom, and
only be required to
be delivered	(d) a detailed aging, by total, of the Accounts owed by Hewlett
monthly (no later	Packard and Dell to Borrowers, together with a reconciliation to
than the 10th day	the most recent calculation of the Borrowing Bases provided to
of each month)	Agent.
until a Triggering
Event has occurred
and is continuing.

Monthly (not later	(e) a detailed calculation of the Borrowing Bases (including detail
than the 10th day	regarding those Accounts of Borrowers that are not Eligible US
of each month)	Accounts, Eligible PR Accounts, or Eligible UK Accounts),

(f) a detailed aging, by total, of the Accounts of Borrowers, together with a reconciliation to the detailed calculation of the
Borrowing Bases previously provided to Agent,

(g) a detailed report of the Inventory perpetual of the US Borrower,

(h) a summary aging, by vendor, of Borrowers’ accounts payable and any book overdraft,

(i) a detailed report regarding Borrowers’ cash and Cash
Equivalents including an indication of which amounts constitute
Qualified Cash and which amounts constitute Unrestricted Cash, and

(j) a calculation of US Borrower Dilution, UK Borrower Dilution, and PR Borrower Dilution for the month most recently ended.

Quarterly	(k) a detailed list of each Borrower’s customers, and

(l) a report regarding each Borrower’s accrued, but unpaid, ad valorem taxes.

Upon request by	(m) copies of invoices in connection with Borrowers’ Accounts,
Agent	credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with Borrowers’ Accounts and, for
Inventory and Equipment acquired by Borrowers, purchase orders and invoices, and

(n) such other reports as to the Collateral or the financial condition of Borrowers, as Agent may reasonably request.
          In addition, each Borrower agrees to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above to the extent possible.
     6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:
          (a) as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s fiscal years,
     (i) a consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period,
     (ii) a Compliance Certificate to the effect that:
     A. the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries,
     B. the representations and warranties of Obligors contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such financial statements, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (or, to the extent that such representations and warranties are not true and correct in all material respects on and as of such date, describing such inaccuracy as to which he or she may have knowledge and what action, if any, Obligors have taken, are taking, or propose to take with respect thereto), and
     C. on and as of the date of such financial statements, there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action, if any, Obligors have taken, are taking, or propose to take with respect thereto), and

     (iii) for each quarter that is the date on which the financial covenant in Section 7.17 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of the applicable fiscal quarter with such financial covenant,
          (b) as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,
     (i) consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and
     (ii) a certificate of such accountants addressed to Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.17 as of the end of such fiscal year,
          (c) as soon as available, but in any event no later than 30 days after the start of each of Parent’s fiscal years, copies of the Projections for such fiscal year, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, certified by the chief financial officer of Parent as being prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof,
          (d) if and when filed by any Obligor,
     (i) 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and any other filings made by any Obligor with the SEC, it being understood that, as to any such filings, Obligors may deliver the same by electronic mail (to such email address(es) as may be provided for such purpose from time to time by Agent), including any such electronic mail specifying the applicable filing,
     (ii) copies of Obligors’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and
     (iii) any other information that is provided by Parent to its shareholders generally,
          (e) as soon as available, but in any event within 30 days after the end of each quarter during each of Parent’s fiscal years, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) any Obligor conducts business or is required to pay any such excise tax, (ii) such Obligor’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Obligor and (iii) such Obligor’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

          (f) as soon as any Responsible Officer of any Obligor has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Obligors propose to take with respect thereto, and
          (g) promptly after the commencement thereof, but in any event within 3 Business Days after the service of process with respect thereto on any Obligor or any Subsidiary of any Obligor, notice of all actions, suits, or proceedings brought by or against any Obligor or any Subsidiary of any Obligor before any Governmental Authority which, if determined adversely to such Obligor or such Subsidiary, reasonably could be expected to result in a Material Adverse Change.
          In addition to the financial statements referred to above, Borrowers agree to deliver the financial statements described in Sections 6.3(a)(i) and 6.3(b)(i) prepared on both a consolidated and consolidating basis and agree that no Subsidiary of Parent will have a fiscal year different from that of Parent. Obligors agree to cooperate with Agent to allow Agent to consult with their independent certified public accountants if Agent reasonably requests the right to do so (and Agent shall notify Obligors as to the timing of such consultations and permit Obligors an opportunity to be present thereat or to otherwise participate therein) and that, in such connection, their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Obligors or their Subsidiaries that Agent reasonably may request.
     6.4 Returns. Cause returns and allowances as between Obligors and their Subsidiaries and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of Obligors and their Subsidiaries, as they exist at the time of the execution and delivery of this Agreement.
     6.5 Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, as required by the terms of the lease for such property, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder except (subject to Section 6.10 with respect to leases) for any non-compliance therewith and/or any loss or forfeiture thereunder that could not, individually or in the aggregate, reasonably be expected to result in a Lien (other than Permitted Liens) on all or any portion of the Obligor Collateral or otherwise result in a Material Adverse Change.
     6.6 Taxes. Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Change, (a) cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Obligors, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest, (b) make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and (c) upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that the applicable Obligor or Subsidiary of any Obligor has made such payments or deposits.

     6.7 Insurance.
          (a) At Obligors’ expense, maintain insurance respecting their and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses, provided that no Obligor shall be required to maintain insurance respecting any leased Real Property to the extent that a landlord of such Real Property is already maintaining such insurance with respect to such Real Property. Obligors also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Within 5 Business Days of the Amended and Restated Closing Date, to the extent not provided on the Amended and Restated Closing Date, Obligors shall deliver copies of all such policies to Agent with a satisfactory lender’s loss payable endorsement naming Agent as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.
          (b) Give Agent prompt notice of any loss in excess of $500,000 covered by such insurance. Agent shall have the exclusive right to adjust any losses claimed under any such insurance policies in excess of $1,000,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to the affected Obligor whatsoever in respect of such adjustments. Any monies in excess of $1,000,000 received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations of the applicable Borrower (provided, that, in the case of a prepayment of a LIBOR Rate Loan at a time other than the end of the Interest Period applicable thereto, Agent shall waive any Funding Losses resulting therefrom) or shall be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to the Agent for application to the cost of repairs, replacements, or restorations; provided, that, with respect to any such monies in an aggregate amount during any twelve consecutive month period not in excess of $1,000,000, so long as (A) at the time of receipt thereof, no Default or Event of Default shall have occurred and be continuing, (B) at the time of receipt thereof, subject to Section 7.15, the sum of Availability plus Qualified Cash is at least $7,500,000, (C) Administrative Borrower shall have given Agent prior written notice of its or the applicable Person’s intention to apply such monies to the costs of repairs, replacement or restoration of the property which is the subject of the loss, destruction, or taking by condemnation, and (D) Administrative Borrower or the applicable Person completes such repairs, replacement or restoration within six months after receiving such monies, the applicable Borrower shall have the option to apply such monies to the costs of repairs, replacement or restoration of the property which is the subject of the loss, destruction, or taking by condemnation unless and to the extent that such applicable period shall have expired without such repairs, replacement or restoration being made in which case any remaining amounts shall be paid to Agent and applied as set forth above.
          (c) Not to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.7, unless Agent is included thereon on the same basis as required under Section 6.7(a) as named insured with the loss payable to Agent under a lender’s loss payable endorsement or its equivalent. Each Obligor immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.
     6.8 Location of Inventory and Equipment. Keep US Borrower’s Inventory and Equipment only at the locations identified on Schedule 5.5; provided, however, that US Borrower may amend Schedule 5.5 so long as such amendment occurs by written notice to Agent not less than 5 days prior to the date on which such Inventory or Equipment is moved to such new location, so long as such new location is within the United States, and so long as, at the time of such written notification, US Borrower provides Agent a Collateral Access Agreement with respect thereto if such new location is leased by US Borrower; and provided further that notwithstanding the foregoing, upon 5 days prior written notice to Agent, US Borrower may move up to $3,000,000 of Inventory and Equipment to locations outside the United States in any fiscal year.
     6.9 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     6.10 Leases. Pay when due all rents and other amounts payable under any leases to which any Obligor or any Subsidiary of any Obligor is a party or by which any Obligor’s or any Subsidiary of any Obligor’s properties and assets are bound, unless such payments are the subject of a Permitted Protest or failure to make such payments would not reasonably be expected to result in a Material Adverse Change.
     6.11 Existence. At all times preserve and keep in full force and effect each Obligor’s and each Subsidiary of any Obligor’s valid existence and good standing and any rights and franchises material to their businesses, except to the extent (i) permitted under Section 7.3 or 7.4 or (ii) failure to maintain such existence, rights or franchises would not reasonably be expected to result in a Material Adverse Change.
     6.12 Environmental.
          (a) Except to the extent failure to take such action would not reasonably be expected to result in a Material Adverse Change, keep any property either owned or operated by any Obligor or any Subsidiary free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) except to the extent failure to take such action would not reasonably be expected to result in a Material Adverse Change, comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable quantity that would result in a Material Adverse Change from or onto property owned or operated by any Obligor or any Subsidiary and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 10 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien that would result in a Material Adverse Change has been filed against any of the real or personal property of any Obligor or any Subsidiary, (ii) commencement of any Environmental Action that would result in a Material Adverse Change or notice that any such Environmental Action will be filed against any Obligor or any Subsidiary, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.
     6.13 Disclosure Updates. Promptly and in no event later than 10 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, when taken together with all written information, exhibits and reports so furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.
     6.14 Formation of Subsidiaries.
          (a) Subject to Section 4.4, at the time that any Obligor forms or acquires any direct Subsidiary organized under the laws of the United States after the Closing Date, such Obligor shall (a) cause such Subsidiary to provide to Agent a joinder to this Agreement together with such other documents (including Guaranty Agreements), security documents, as well as appropriate UCC-1 financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens and except as expressly provided otherwise hereunder or under any other Loan Document) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating all of the direct or beneficial ownership interest in such Subsidiary, in form and substance reasonably satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.14(a) shall be a Loan Document; and
          (b) Subject to Section 4.4, at the time that any Obligor forms or acquires any direct Subsidiary organized under the laws of any jurisdiction other than the United States after the Closing Date (other than a Subsidiary from which such Obligor cannot, with commercially reasonable efforts, obtain a Guaranty or Lien as a result of the laws, rules or regulations of the jurisdiction applicable to such Subsidiary), such Obligor shall cause such Subsidiary to enter into a Guaranty Agreement with respect to the Obligations of UK Borrower and PR Borrower Any document, agreement, or instrument executed or issued pursuant to this Section 6.14(b) shall be a Loan Document.

7. NEGATIVE COVENANTS.
          Each Obligor covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than unmatured contingent Obligations and Bank Product Obligations), Obligors will not and will not permit any of their respective Subsidiaries to do any of the following:
     7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:
          (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;
          (b) Indebtedness set forth on Schedule 5.22;
          (c) Permitted Purchase Money Indebtedness;
          (d) refinancings, renewals, or extensions of Indebtedness permitted under Sections 7.1(b), 7.1(c), 7.1(h), 7.1(m) and this Section 7.1(d) (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of the Indebtedness so refinanced, renewed, or extended, (ii) in the case of Indebtedness permitted under Sections 7.1(b) and 7.1(m) only, such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Obligor, (iii) in the case of Indebtedness permitted under Section 7.1(b) or 7.1(h) only, if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;
          (e) endorsement of instruments or other payment items for deposit;
          (f) Indebtedness arising under the Intercompany Note A and the Intercompany Note B;
          (g) Indebtedness composing Permitted Investments;
          (h) unsecured subordinated Indebtedness so long as (i) after giving pro forma effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (ii) such Indebtedness is subordinated to the Obligations on (A) the terms set forth on Schedule 7.1(h) or (B) such other terms as are customary in the high yield market at the time of incurrence and acceptable to Agent in its Permitted Discretion and (iii) promptly thereafter, but in any event within 5 Business Days of the date such Indebtedness was incurred, the applicable Obligor shall apply 25% of the proceeds of such Indebtedness first to make a repayment of the outstanding PR Advances, UK Advances or the US Advances, as applicable, until paid in full, second to cash collateralize the outstanding PR Borrower Letters of Credit, UK Borrower Letters of Credit or US Borrower Letters of Credit, as applicable; and concurrently, the Maximum Revolver Amount shall be permanently reduced by the amount that is equal to 25% of the proceeds of such Indebtedness; provided, that, in the case of a prepayment of a LIBOR Rate Loan at a time other than the end of the Interest Period applicable thereto, Agent shall waive any Funding Losses resulting therefrom;
          (i) Intentionally Omitted;
          (j) Indebtedness in connection with Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;
          (k) unsecured Indebtedness not otherwise permitted under this Section 7.1 so long as (i) no Event of Default shall have occurred and be continuing at the time of such incurrence or would result therefrom, and (ii) if the aggregate amount of Indebtedness (after giving effect to the incurrence of such proposed Indebtedness and any concurrent prepayment of Indebtedness) and outstanding in reliance on this clause (k) would exceed $10,000,000, then, subject to Section 7.15, at least 5 Business Days prior to the incurrence of any such Indebtedness, the Administrative Borrower shall have provided financial information to Agent, in form and substance reasonably satisfactory to Agent, evidencing that the sum of Availability plus Qualified Cash immediately prior to and immediately after giving effect to the incurrence of such Indebtedness will be at least $15,000,000;
          (l) Indebtedness secured exclusively by Permitted Liens described in clause (l) of the definition of Permitted Liens, in an aggregate amount not to exceed $1,000,000 at any time; and
          (m) the issuance by Parent, and the guaranty thereof by the Obligors, of no more than $125,000,000 in aggregate principal amount of senior secured floating rate notes (the “Notes Debt”) on substantially the terms set forth in the Offering Memorandum dated March 9, 2005 relating to the issuance of such notes.
     7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness), which Permitted Liens pursuant to clauses (b) through (i), (k) and (m) of the definition thereof may be prior or junior to Agent’s Liens.
     7.3 Restrictions on Fundamental Changes. Enter into any merger, consolidation or reorganization, or reclassify its Stock or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except (i) that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (A) any Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving corporation so long as the additional amount of Indebtedness incurred by such Borrower as a result of such merger is less than the amount by which Availability immediately after such merger exceeds Availability immediately prior to such merger, (B) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Guarantor) is a Guarantor; provided, however, that in the event either Smart Modular Malaysia, Smart Modular Brazil or Modular Brazil merges into any Subsidiary that is not an Obligor and such Subsidiary is the surviving entity, (1) the applicable Obligor shall execute and deliver, or cause to be executed and delivered, to Agent a stock pledge agreement with respect to the pledge of the Stock of such surviving Subsidiary, together with (if applicable), all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank by such Obligor or such other applicable Person; provided, however, that, in the event such applicable Obligor is organized under the laws of the United States and such surviving Subsidiary is a CFC, the pledge of the Stock of such CFC shall not exceed 66% of the total combined voting power of all classes of Stock of such CFC entitled to vote, and (2) such surviving Subsidiary shall execute and deliver a joinder agreement, in form and substance reasonably satisfactory to Agent, to the Intercompany Subordination Agreement, (C) any Subsidiary (except any Borrower, US Buyer, Foreign Holdings, Smart Modular Malaysia, Modular Brazil and Smart Modular Brazil) may liquidate or dissolve if the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Obligors and is not materially disadvantageous to the Lenders, and (D) any Inactive Subsidiary may be liquidated or merged into any other Inactive Subsidiary or any Obligor so long as, in the event such Obligor is a Borrower, such merger is also permitted under clause (A), or (ii) in connection with any transactions permitted under Section 7.4 or 7.12.
     7.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease (other than pursuant to an operating lease), license, assign, transfer, or otherwise dispose of any of the assets of any Obligor or any Subsidiary.
     7.5 Change Name. Change any Obligor’s name, FEIN, organizational identification number, jurisdiction of organization, chief executive office or type of organization; provided, however, that an Obligor may do any of the foregoing upon at least 5 days prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Obligor or such Subsidiary provides any financing statements necessary to perfect or continue perfected Agent’s Liens.
     7.6 Nature of Business. Make any change in the principal nature of their business.
     7.7 Prepayments and Amendments. Except in connection with a refinancing permitted by Section 7.1(d),
          (a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness permitted under Section 7.1(h) of any Obligor or any Subsidiary of any Obligor, or
          (b) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning subordinated Indebtedness permitted under Section 7.1(h) in a manner that is adverse to Agent or the Lenders.
     7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.
     7.9 Consignments. Other than in the ordinary course of business consistent with past practice, consign any of US Borrower’s Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.
     7.10 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Obligor’s Stock, of any class, whether now or hereafter outstanding (any such distribution or payment, a Restricted Payment”), except that:
          (a) any Obligor or any Subsidiary may pay dividends with respect to its Stock payable solely in additional shares of its common stock;
          (b) any Obligor may pay dividends to any other Obligor; and any Subsidiary that is not an Obligor may pay dividends to an Obligor or any other Subsidiary;
          (c) any Subsidiary 100% of the Stock of which is not owned by Obligors may pay cash dividends to its shareholders generally so long as the Obligor or Subsidiary which owns the Stock in the Subsidiary paying such dividends receives at least its proportionate share thereof (based upon its relative holdings of Stock in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of Stock in such Subsidiary);
          (d) any Obligor or any Subsidiary may make Restricted Payments to Modular LLC or any of its Subsidiaries to permit Modular LLC or any such Subsidiary to (i) purchase or redeem its Stock in connection with and pursuant to the terms of employee benefit and stock option plans, (ii) pay taxes, franchise fees and other fees to maintain its existence and provide for other operating costs or (iii) make loans or advances to employees in the ordinary course of business for costs and expenses incurred in connection with any such employee’s employment in accordance with past practices;
          (e) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Obligor may make Restricted Payments that constitute (or permit Modular LLC or any of its Subsidiaries to pay) fees permitted by Section 7.13(d), (e) or (f);
          (f) any Obligor may make Restricted Payments to permit Modular LLC to pay dividends or other distributions on its Stock, so long as (i) after giving effect to the payment on the Stock of Modular LLC, the aggregate amount of all such payments on the Stock of Modular LLC through the date of such payment does not exceed 50% of the aggregate amount of Consolidated Net Income for the period commencing on the first day of the fiscal month following the Closing Date through the last day of the fiscal month most recently ended prior to the date of such distribution (treated as a single accounting period), (ii) no Default or Event of Default shall have occurred and be continuing or would result from such Restricted Payment, and (iii) subject to Section 7.15, at least 5 Business Days prior to any such Restricted Payment, the Administrative Borrower shall have provided financial information to Agent, in form and substance reasonably satisfactory to Agent, evidencing that the sum of Availability plus Qualified Cash immediately prior to and immediately after giving effect to, such Restricted Payment will be at least $15,000,000;
          (g) any Obligor may make Restricted Payments to permit Parent to redeem the Series A Redeemable Preferred Shares, par value of $.001 per share, pursuant to the terms thereof, on the Amended and Restated Closing Date; and
          (h) any Obligor may make Restricted Payments so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom, and (ii) subject to Section 7.15, at least 5 Business Days prior to any such Restricted Payment, the Administrative Borrower shall have provided financial information to Agent, in form and substance reasonably satisfactory to Agent, evidencing that the sum of Availability plus Qualified Cash immediately prior to and immediately after giving effect to, such Restricted Payment will be at least $25,000,000.
     7.11 Accounting Methods. Modify or change their fiscal year or their method of accounting (other than as may be required to conform to or permitted by GAAP).
     7.12 Investments.
          (a) Except for Permitted Investments, or as expressly permitted otherwise in this Agreement, directly or indirectly, make or acquire any Investment; provided, however, that, except as permitted by Sections 2.7 and 4.7, and subject to Section 7.12(b), Obligors, other than Smart Modular Malaysia, Smart Modular Brazil and Modular Brazil, shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $4,000,000 outstanding at any one time unless the applicable Obligor, and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, Obligors, other than Smart Modular Malaysia, Smart Modular Brazil and Modular Brazil, shall not establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.
          (b) So long as Obligors comply with Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f), for purposes of determining compliance with this Section 7.12 only, each of the Deposit Accounts and Securities Accounts referred to in Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f) shall be deemed to be covered by a Control Agreement or similar arrangement governing such Deposit Accounts or Securities Accounts in order to perfect (and further establish) the Agent’s Liens in the Permitted Investments held in such Deposit Accounts and Securities Accounts.
     7.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Obligor except for (a) transactions permitted under

Section 7.3(i) or as a Permitted Disposition pursuant to clause (e) of the definition thereof; (b) Restricted Payments permitted under Section 7.10; (c) Investments permitted under Section 7.12; (d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the payment of advisory fees from time to time, so long as, subject to Section 7.15, at least 5 Business Days prior to the payment of any such fees, the Administrative Borrower shall have provided financial information to Agent, in form and substance reasonably satisfactory to Agent, evidencing that the sum of Availability plus Qualified Cash immediately prior to and immediately after giving effect to, the payment of such fees will be at least (x) $6,000,000 and (y) to the extent the aggregate amount of such fees shall exceed $2,500,000 in any fiscal year, $25,000,000; (e) the payment of reasonable and customary compensation to any inside director of any Obligor so long as: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) at least 5 Business Days prior to the payment of any such compensation, the Administrative Borrower shall have provided financial information to Agent, in form and substance reasonably satisfactory to Agent, evidencing that the sum of Availability plus Qualified Cash immediately prior to and immediately after giving effect to, the payment of such compensation will be at least $7,500,000; (f) the payment of reasonable and customary compensation to any outside director of any Obligor; and (g) transactions that are (i) upon fair and reasonable terms, (ii) if any such transaction involves payments by the Obligors in excess of $1,000,000, fully disclosed to Agent, and (iii) no less favorable to Obligors than would be obtained in an arm’s length transaction with a non-Affiliate.
     7.14 [INTENTIONALLY OMITTED]
     7.15 Availability Test. For a period of 5 days prior to and 30 days following the consummation of any transaction that by its express terms contemplates any determination of Availability, (a) extend the payment date of any Obligor’s trade payables beyond such Obligor’s customary payment date therefor in accordance with such Obligor’s prior practice with respect thereto as disclosed to Agent, or (b) permit book overdrafts in excess of historical levels, as disclosed to Agent.
     7.16 Inventory and Equipment with Bailees. Store the Inventory or Equipment of US Borrower at any time now or hereafter with a bailee, warehouseman, or similar party unless (i) upon Agent’s prior written consent (which shall not be unreasonably withheld or delayed) or (ii) such bailee, warehouseman or other Person has executed a Collateral Access Agreement.
     7.17 Financial Covenants.
          (a) Fixed Charge Coverage Ratio. At all times after the occurrence and during the continuance of a Triggering Event, fail to maintain a Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of at least 1.2 to 1.0.
8. EVENTS OF DEFAULT.
          Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
     8.1 If any Borrower fails to pay when due and payable or when declared due and payable, all or any portion of its Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting its Obligations (other than Bank Product Obligations); provided, however, that in the case of any Overadvance that is caused by the charging of interest, fees, or Lender Group Expenses to any Loan Account, such event shall not constitute an Event of Default if, within 3 Business Days of Administrative Borrower’s receipt of notice by facsimile, electronic mail, telephone, or other form of verbal or written communication, of such Overadvance, the applicable Borrower eliminates such Overadvance);
     8.2 If any Obligor, as applicable:
          (a) fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 3.4, 4.6, 6.7(a), 6.10, 6.11 (with respect to the Borrowers), and 7.1 through 7.18 of this Agreement;
          (b) fails or neglects to perform, keep, or otherwise observe any term, provision, condition, covenant, or agreement contained in Sections 2.7(b), 2.7(c), 2.7(d) or 4.7 of this Agreement and such failure continues for a period of 2 Business Days;
          (c) fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.2, 6.6, 6.7(b), 6.7(c), 6.8, 6.9, 6.13, and 6.14 of this Agreement and such failure continues for a period of 5 Business Days;
          (d) fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents), in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 10 Business Days;
     8.3 If any material portion of any Obligor’s or any Subsidiary’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or similarly comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Obligor or such Subsidiary;
     8.4 If an Insolvency Proceeding is instigated or commenced by any Obligor or any Subsidiary;
     8.5 If an Insolvency Proceeding is instigated or commenced against or in respect of any Obligor or any Subsidiary, and any of the following events occur: (a) the applicable Obligor or Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition (howsoever described) commencing such Insolvency Proceeding is not (i) timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, or (ii) dismissed, discharged, stayed, successfully challenged or restrained within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender

Group shall be relieved of its obligation to extend credit hereunder, (c) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Obligor or any Subsidiary, (d) a provisional liquidator is appointed, or (e) an order for relief shall have been entered therein;
     8.6 If any Obligor or any Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
     8.7 [INTENTIONALLY OMITTED]
     8.8 If a judgment or other claim for the payment of money (including pursuant to any notice of Lien, levy, assessment or other asserted claim with respect to taxes or debts owing to the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency) in excess of $5,000,000 (not including any amount covered by insurance) becomes a Lien (other than a Permitted Lien), distress, execution, attachment or sequestration upon or against any material portion of any Obligor’s or any Subsidiary’s properties or assets and the same is not dismissed, restrained, released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by such Obligor or Subsidiary, as applicable (except where the amount in controversy is less than $1,000,000 and is subject to a Permitted Protest);
     8.9 If there is a default in any material agreement in respect of Indebtedness involving an aggregate amount of $5,000,000, or more, to which any Obligor or any Subsidiary is a party and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Person’s obligations thereunder, or to terminate such agreement the consequence of which would result in a Material Adverse Change;
     8.10 If any Obligor or any Subsidiary makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;
     8.11 If any material misstatement or misrepresentation exists, as of the date when made or deemed made, in any warranty, representation, statement, or Record to the Lender Group by any Obligor or any Subsidiary, or any officer, employee, agent, or director of any Obligor or any Subsidiary;
     8.12 Except as expressly permitted under any Loan Document, if the obligation of any Guarantor under any Guaranty Agreement is limited or terminated by operation of law or by such Guarantor thereunder; or
     8.13 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby except (a) as a result of a disposition of the applicable

Collateral in a transaction permitted under the Loan Documents, (b) as a result of the Agent’s actions or failure to act, including, without limitation, the failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the relevant Loan Document, or (c) to the extent such failure shall be attributable to any action contemplated under Section 3.4 if the time period provided in such Section for such action shall not have expired; or
     8.14 Except as expressly permitted under any Loan Document, any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Obligor or any Subsidiary, or a proceeding shall be commenced by any Obligor or any Subsidiary, or by any Governmental Authority having jurisdiction over any Obligor or any Subsidiary, seeking to establish the invalidity or unenforceability thereof, or any Obligor or any Subsidiary shall deny that it has any liability or obligation purported to be created under any Loan Document.
     8.15 Any event that materially impairs the rights of the Lenders under this Agreement arising from Administrative Borrower’s failure to disclose any and all material facts, documents or other information requested pursuant to the Due Diligence Letter the consequence of which would result in a Material Adverse Change.
9. THE LENDER GROUP’S RIGHTS AND REMEDIES.
     9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand except as set forth below), may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Obligors:
          (a) Upon notice to Borrowers, declare all Obligations (other than Bank Product Obligations), whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;
          (b) Upon notice to Borrowers, cease advancing money or extending credit to or for the benefit of Obligors under this Agreement, under any of the Loan Documents (other than Bank Product Agreements), or under any other agreement between Obligors and the Lender Group;
          (c) Upon notice to Borrowers, terminate this Agreement and any of the other Loan Documents (other than Bank Product Agreements) as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;
          (d) Settle or adjust disputes and claims directly with Obligors’ Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit the Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

          (e) Cause Obligors to hold all of their returned Inventory in trust for the Lender Group and segregate all such Inventory from all other assets of Obligors or in Obligors’ possession;
          (f) Without notice to or demand upon any Obligor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Each Obligor agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Obligor authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Obligors’ Loan Account therefor. With respect to any of Obligors’ owned or leased premises, each Obligor hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;
          (g) Without notice to any Obligor (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), to the extent permitted by applicable law, set off and apply to the Obligations of such Obligor any and all (i) balances and deposits of such Obligor held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of such Obligor held by the Lender Group;
          (h) Hold, as cash collateral, any and all balances and deposits of any Obligor held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations of such Obligor;
          (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Obligor Collateral. Each Obligor hereby grants to Agent a non-exclusive license or other right to use, without charge, such Obligor’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Obligor Collateral, in completing production of, advertising for sale, and selling any Obligor Collateral and such Obligor’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;
          (j) Sell the Obligor Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Obligors’ premises) as Agent determines in its Permitted Discretion is commercially reasonable. It is not necessary that the Obligor Collateral be present at any such sale but Agent shall give Administrative Borrower (for the benefit of the applicable Obligor) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Obligor Collateral, the time on or after which the private sale or other disposition is to be made; and

     (i) The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Obligor Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market; and
     (ii) Agent, on behalf of the Lender Group may credit bid and purchase at any public sale;
          (k) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Obligor Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and
          (l) The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Obligors or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than Bank Product Obligations) then outstanding, together with all accrued and unpaid interest thereon, and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Obligors.
     9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10. TAXES AND EXPENSES.
          If any Obligor fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Obligor, may do any or all of the following: (a) make payment of the same or any part thereof (except to the extent the same is subject to a Permitted Protest expressly permitted under this Agreement), (b) set up such reserves in Obligors’ Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.7 hereof, obtain and maintain insurance policies of the type described in Section 6.7 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender

           Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
11. WAIVERS; INDEMNIFICATION.
     11.1 Demand; Protest; etc. Each Obligor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Obligor may in any way be liable.
     11.2 The Lender Group’s Liability for Obligor Collateral. Each Obligor hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Code, Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Obligor Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, except, in each case, to the extent such liability arises from the Agent’s gross negligence or willful misconduct, and (b) except as otherwise provided in clause (a), all risk of loss, damage, or destruction of the Obligor Collateral shall be borne by Obligors.
     11.3 Indemnification. Each Obligor shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in the case of Agent only, in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Obligors’ and their Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Obligors shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that resulted from the gross negligence or willful misconduct of such Indemnified Person. Neither Agent nor any Lender shall have any liability to a Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by Guaranty Agreement to which such Guarantor is a party, or any act, omission or event occurring in connection therewith, unless it is determined by a final and non-appealable judgment or court order binding on such entity that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Obligors were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Obligors with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
12. NOTICES.
          Unless otherwise provided in this Agreement, all notices or demands by Obligors or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Obligors in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative
Borrower:	SMART MODULAR TECHNOLOGIES, INC.
4211 Starboard Drive
Fremont, California 94538
Attn: Jack Pacheco, Chief Financial Officer
Fax No. (510) 380-8500

with copies to:	DAVIS POLK & WARDWELL
450 Lexington Avenue
New York, New York 10017
Attn: Karin S. Day, Esq.
Fax No.(212) 450-3320

If to Agent:	WELLS FARGO FOOTHILL, INC.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Business Finance Division Manager
Fax No. (310) 453-7413

with copies to:	MAYER, BROWN, ROWE & MAW LLP
350 South Grand Avenue, 25th Floor
Los Angeles, California 90071
Attn: Marshall C. Stoddard, Jr., Esq.
Fax No. (213) 625-0248
Any party may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Obligor Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Obligor acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Obligor Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.
13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
          (b) THE PARTIES AGREE THAT TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY OBLIGOR COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH OBLIGOR COLLATERAL OR OTHER PROPERTY MAY BE FOUND. OBLIGORS AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).
          TO THE EXTENT PERMITTED BY APPLICABLE LAW, OBLIGORS AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS

CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. OBLIGORS AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
     14.1 Assignments and Participations.
          (a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that (i) Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (B) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance, and (C) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000, and (ii) so long as no Event of Default has occurred and is continuing, such assigning Lender shall obtain the consent of the Administrative Borrower, which consent shall not be unreasonably withheld or delayed. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.
          (b) From and after the date that Agent notifies the assignor Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Obligors and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 17.10 of this Agreement.

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Obligors or the performance or observance by Obligors of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
          (e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not, solely as a result of such participation, constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Obligors, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant, solely in its capacity as a Participant, has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B)

reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Obligors hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the extent permitted by applicable law, be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Obligors, the Collections of Obligors or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant, solely as a Participant, shall have the right to participate directly in the making of decisions by the Lenders among themselves.
          (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.10, disclose all documents and information which it now or hereafter may have relating to Obligors and their Subsidiaries and their respective businesses.
          (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
     14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that, except in connection with a transaction permitted under Section 7.3(a), Obligors may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. Except as permitted by Section 15.1, no consent to assignment by the Lenders shall release any Obligor from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 and, except as expressly required pursuant to Section 14.1, no consent or approval by any Obligor is required in connection with any such assignment.
15. AMENDMENTS; WAIVERS.
     15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Obligors therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and

Administrative Borrower (on behalf of all Obligors) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders and Administrative Borrower (on behalf of all Obligors) and acknowledged by Agent, do any of the following:
          (a) increase or extend any Commitment of any Lender,
          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
          (c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,
          (d) change the percentage of the Commitments that is required to take any action hereunder,
          (e) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,
          (f) release Collateral other than as permitted by Section 4 or 16.12 or except as expressly permitted in any Loan Document,
          (g) change the definition of Required Lenders or Pro Rata Share,
          (h) contractually subordinate any of the Agent’s Liens, except to a Permitted Lien,
          (i) except as expressly permitted in any Loan Document, release any Obligor from any obligation for the payment of money,
          (j) (i) change the definition of US Borrower Borrowing Base, UK Borrower Borrowing Base, or PR Borrower Borrowing Base or the definitions of Eligible US Accounts, Eligible PR Account, Eligible UK Accounts, Eligible US Inventory, Maximum Revolver Amount, in each case in any manner that would cause any Borrowing Base to be increased, or (ii) change Section 2.1, or
          (k) change the maximum amount and the calculation of the aggregate principal amount of outstanding Agent Advances or Overadvances permitted under Sections 2.3(e) and 2.3(i) respectively.
and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent (including under Section 16), Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this

Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Obligors, shall not require consent by or the agreement of Obligors.
     15.2 Replacement of Holdout Lender. If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
          Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.
     15.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Obligors of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
16. AGENT; THE LENDER GROUP.
     16.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 (other than the proviso to Section 16.11(d)) are solely for the benefit of Agent, and the Lenders, and Obligors and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Obligors and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Obligors and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Obligors and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Obligors, the Obligations, the Collateral, the Collections of Obligors and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
     16.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in good faith and without gross negligence or willful misconduct.
     16.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except as a result its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Obligor or any

Subsidiary or Affiliate of any Obligor, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Obligors or the books or records or properties of any of Obligors’ Subsidiaries or Affiliates.
     16.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Obligors or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
     16.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
     16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Obligors and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Obligors and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Obligors. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Obligors and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Obligors and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.
     16.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Obligors are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Obligors and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Obligors and their Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Obligors and without limiting the obligation of Obligors to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Obligors. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
     16.8 Agent in Individual Capacity. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Obligors and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Obligors or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Obligors or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.
     16.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders and the Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall, in consultation with the Administrative Borrower, appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and the Administrative Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders, in consultation with the Administrative Borrower, may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, (i) such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent, (ii) the term “Agent” shall mean such successor Agent and (iii) the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
     16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Obligors and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Obligors or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of

Obligors or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of the Agent.
     16.11 Withholding Taxes.
          (a) If any Lender is a “foreign person” within the meaning of the IRC such Lender agrees with and in favor of Agent and Obligors, to deliver to Agent and Administrative Borrower one of the following before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower:
     (i) if such Lender is eligible (within such Lender’s reasonable judgment) to claim an exemption from withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of a Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to a Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN;
     (ii) if such Lender is eligible (within such Lender’s reasonable judgment) to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed IRS Form W-8BEN;
     (iii) if such Lender is eligible (within such Lender’s reasonable judgment) to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI;
     (iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.
Each Lender (or assignee of such Lender) that is a “foreign person” within the meaning of the IRC confirms that, as of the date of this Agreement (or the date of such assignment), it is entitled to a complete exemption from U.S. withholding tax on interest or fees received by it from sources in the United States.
Such Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns,

grants a participation in, or otherwise transfers all or part of the Obligations of Obligors to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Obligors to such Lender. To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid. In addition, in the case of participations, such Lender agrees to deliver to Agent an IRS Form W8-IMY of the Lender and an IRS Form W9 or W8-BEN of each participant entitling Borrowers to make payments in the same (or lesser) amounts as if such participation has not been granted.
          (c) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.11(a) are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
          (d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
          (e) All payments made by Obligors under this Loan Agreement and under any of the other Loan Documents will be made without setoff, counterclaim, or other defense. Except as otherwise required by law, all payments made by Obligors under this Loan Agreement and under any of the other Loan Documents will be made free and clear of, and without deduction or withholding for, any present or future Taxes. Taxes shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of a similar nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax, levy, impost, duty, fee, assessment or other charge of similar nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender, or as a result of a Lender having its residence, place of organization, principal place of business, or branch or lending office participating in the transactions set forth herein in such jurisdiction or political subdivision or taxing authority thereof or therein) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Obligor, as applicable, agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any of the other Loan Documents, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that no Obligor shall be required to increase any such amounts payable to Agent or any Lender (i) if such Person fails to comply with the other requirements of this Section 16.11, (ii) if the increase in such amount payable results from Agent’s or such Lender’s own bad faith, willful misconduct, or gross negligence, or (iii) on account of any Taxes that would not have been imposed but for the existence of any present or former connection between the Lender or Agent and the jurisdiction imposing the Taxes (other than any such connection arising solely from such Lender’s or Agent’s having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement or any other Loan Document) and provided further that (a) UK Borrower shall not be required to increase any such amount payable to Agent or any Lender that is not on the date payment is due a UK Qualifying Lender in excess of the amount that UK Borrower would have had to pay had the relevant Lender been on the date payment is due a UK Qualifying Lender, and (b) US Borrower shall not be required to pay any US withholding tax that is imposed on amounts payable to a Lender that is a “foreign person” within the meaning of the IRC at the time such Lender becomes a party to this Agreement or is attributable to such Lender’s failure to comply with Section 16.11(a). Obligors will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Obligors.
          (f) Each Lender shall, at the request of Agent or Administrative Borrower, use its best efforts to comply timely with any certification, identification information, documentation or other reporting requirements if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Taxes for which any Obligor is required to pay additional amounts to or for the account of such Lender pursuant to this Section 16.11; provided that complying with such requirements would not be materially more onerous (in form, in procedure or in substance of information disclosed) to such Lender than complying with the comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice.
          (g) If any Obligor is required to pay additional amounts to or for the account of any Lender pursuant to this Section 16.11 as a result of a change of law occurring after the date hereof, then such Lender agrees to designate a different lending office if such designation will eliminate or reduce such additional payment which may thereafter accrue and would not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to such Lender.
          (h) If any increased payment by any Obligor is made to or for the account of any Lender pursuant to this Section 16.11 on account of Taxes then, if any Lender reasonably determines that it has received or been granted a refund of, credit against or remission of such Taxes, such Lender shall reimburse to such Obligor such amounts as such Lender shall determine to be attributable to the relevant Taxes; provided, that (i) such Lender shall not be obligated to disclose to any Obligor any information regarding its tax affairs and computations, and (ii) nothing herein shall be construed so as to interfere with the right of such Lender to arrange its tax affairs as it deems appropriate.
          (i) If any Lender is assigned an interest hereunder by another Person or designates a new lending office, notwithstanding anything in this Section 16.11, no Obligor will be required to make payments under this Section 16.11 with respect to taxes that are imposed on amounts payable to the Lender at the time the Lender becomes party to this Agreement (or designates a new lending office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to this Section 16.11.
          (j) Each Lender which has made (or is an Assignee of a Lender which made) a UK Borrower Advance confirms to UK Borrower in respect of such UK Borrower Advance that it is a UK Qualifying Lender. This confirmation is given as at the date of this Agreement, in the case of a Lender which is a Lender at the date of this Agreement, and, in the case of an Assignee, is deemed to be given on the date on which the Assignee becomes a party to this Agreement.
          (k) As used in this Section 16.11, the following terms shall have the following definitions:
          “Treaty Lender” means a Lender which:
          (i) is resident (as defined in the appropriate United Kingdom tax treaty) in a country with which the United Kingdom has a double taxation agreement giving residents of that country full exemption from taxation on interest by the United Kingdom;
          (ii) does not carry on business in the United Kingdom through a permanent establishment with which the payment is effectively connected;
          (iii) on the date the payment falls due, is (subject only to the completion of any necessary procedural formalities) entitled to the payment without any deduction for or on account of taxation on interest by the United Kingdom; and
          (iv) has complied in full with its obligations under Section 16.11(f).
          “UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of a UK Borrower Advance and which is:
          (i) a Lender within the charge to corporation tax by the United Kingdom in respect of a payment of interest on a UK Borrower Advance made by a person that was a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 (as defined as of the date hereof in section 840A of the Income and Corporation Taxes Act 1988) at the time the UK Borrower Advance was made;
          (ii) a Person satisfying one of the conditions of section 349B of the Income and Corporation Taxes Act 1988 at the time the payment is made; or
          (iii) a Treaty Lender.
     16.12 Collateral and Guaranty Matters.
          (a) Notwithstanding anything to the contrary in any other Loan Document, the Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any

Lien on any Collateral or the obligations of any Guarantor hereunder or under its Guaranty or the other Loan Documents (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations (other than unmatured contingent obligations and Bank Product Obligations), (ii) if such Collateral constitutes property that, or such Guarantor that is being (or has been) sold or disposed of (A) if a release is required or desirable in connection therewith and (B) if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) if such Collateral constitutes property in which no Obligor or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) if such Collateral constitutes property leased to an Obligor or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral or any such Guarantor pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document the terms of which, in Agent’s Permitted Discretion, would expose Agent to liability or create any obligation of Agent or entail any consequence to Agent other than the release of such Lien or Guarantor without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Obligors in respect of) all interests retained by Obligors, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Obligors or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.
     16.13 Restrictions on Actions by Lenders; Sharing of Payments.
          (a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Obligors or any deposit accounts of Obligors now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
          (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
     16.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
     16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.
     16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
     16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
          (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,
          (b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Obligors and will rely significantly upon the Books, as well as on representations of Obligors’ personnel,
          (d) agrees to keep in a confidential manner in accordance with Section 17.10, (i) all Reports and other material, non-public information, regarding Obligors and their Subsidiaries and their operations, assets, and existing and contemplated business plans or (ii) any information relating to any agreement to which an Obligor is a party the terms of which are subject to a confidentiality provision, and
          (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Obligors, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Obligors; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Obligors to Agent that has not been contemporaneously provided by Obligors to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Obligors, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
     16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of

Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to any Obligor or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.
     16.19 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Mayer, Brown, Rowe & Maw LLP (“MBR&M”) only has represented and only shall represent WFF in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that MBR&M does not represent it in connection with any such matters.
17. GENERAL PROVISIONS.
     17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Obligors, Agent, and each Lender whose signature is provided for on the signature pages hereof.
     17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Obligors, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto. In the event two or more agreements made in favor of any member of the Lender Group in connection with this Agreement grant a Lien in the same Collateral, the fact that any one such agreement may describe such Collateral in specific terms shall not be construed to limit any Lien granted in the same Collateral which is described in general terms in another such agreement.
     17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     17.5 Amendments in Writing. This Agreement only can be amended by a writing in accordance with Section 15.1.
     17.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     17.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Obligors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     17.8 Jurisdiction, Service of Process and Venue.
          (a) Each party hereto irrevocably and unconditionally submits, to the extent permitted by applicable law, to any suit, action or proceeding with respect to this Agreement or any other Loan Document or any judgment entered by any court in respect thereof to the jurisdiction of (i) the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York, and any appellate court from any thereof, and (ii) to the courts of its own corporate domicile, at the election of the plaintiff, in respect of actions brought against it as a defendant, and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.
          (b) Each Foreign Obligor hereby irrevocably appoints C T Corporation System, in New York, New York (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, NY 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of such Obligor and its Collateral service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York, and each Obligor agrees that the failure of the Process Agent to give any notice of any such service of process to such Obligor shall not, to the extent permitted by applicable law, impair or affect the validity of such service or, the enforcement of any judgment based thereon. Such appointment shall be irrevocable as long as the Obligations are outstanding, except that if for any reason the Process Agent appointed hereby ceases to act as such, each Foreign Obligor will, by a writing reasonably satisfactory to Agent, appoint another Person in the Borough of Manhattan, New York as such Process Agent subject to the approval of the Agent. Each Foreign Obligor hereby further irrevocably consents to the service of process in any suit, action or proceeding in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York by the mailing thereof by Agent or any Lender by registered or certified mail, postage prepaid, to such Obligor at its address set forth beneath its signature hereto. Each Foreign Obligor covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a Process Agent pursuant to this Section in full force and effect and to cause the Process Agent to act as such.
          (c) Nothing herein shall in any way be deemed to limit the ability of Agent or any Lender to serve any such process or summons in any other manner permitted by applicable law.
          (d) Each Obligor hereby irrevocably and unconditionally waives, to the extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document brought in the United States District Court for the Southern District of New York or in any New York State Court sitting in the Borough of Manhattan, New York, or in any appellate court from any thereof, and hereby further irrevocably waives, to the extent permitted by applicable law, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right to which it may be entitled on account of place of residence or domicile. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which any Obligor is or may be subject, by suit upon judgment or in any other manner permitted by applicable law. Nothing in this Agreement shall affect any right that Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its Collateral in the courts of any jurisdiction.
     17.9 Judgment Currency.
          (a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under the Loan Documents in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Agent could purchase Dollars with such other currency at New York City on the Business Day preceding that on which final, nonappealable judgment is given.
          (b) The obligations of each Obligor in respect of any sum due to the Agent and the Lenders under the Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by Agent of any sum adjudged to be so due in such other currency, Agent may, in accordance with normal, reasonable banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to Agent and the Lenders in

Dollars, each Obligor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and the Lenders against such loss.
     17.10 Confidentiality. The Agent and the Lenders each individually (and not jointly or jointly and severally) agree that (i) material non-public information regarding Obligors and their Subsidiaries, their operations, assets, and existing and contemplated business plans, and (ii) any information relating to any agreement to which an Obligor is a party the terms of which are subject to a confidentiality provision shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, provided that any such Person shall have agreed to receive such information hereunder subject to the terms of this Section 17.10 or a similar confidentiality agreement, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.10, (c) upon notice to the Administrative Borrower, as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) upon notice to the Administrative Borrower, as may be agreed to in advance by any Obligor or any of its Subsidiaries or as required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 17.10, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.10 shall survive the payment in full of the Obligations.
     17.11 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
     17.12 US Borrower as Agent for Borrowers. To the extent permitted by applicable law, each Borrower hereby irrevocably appoints US Borrower as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.
     17.13 Reaffirmation. In connection with the execution and delivery of this Agreement, each Existing Guarantor hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Loan Documents to which it is a party and hereby undertakes to pay and perform the same, as such obligations may have been increased, extended or otherwise modified as a result of this Agreement and any other document executed by any Person in connection therewith and, to the extent such Existing Guarantor granted Liens on or security interests in any of the Collateral pursuant to any such Loan Document, hereby ratifies and reaffirms such grant of security and confirms and agrees that such Liens and security interests hereafter continue to secure all of the Obligations and all other obligations of the Obligors pursuant to the terms of the Loan Documents and shall extend to secure the Obligations and all other obligations of the Obligors pursuant to the terms of the Loan Documents to the extent the same are varied, increased, extended or otherwise modified by this Agreement and any other documents executed by any Person in connection therewith.
[Signature page to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (FOREIGN HOLDINGS) INC.,
formerly known as Modular (Foreign Holdings) Inc., an exempted company organized under the laws of the Cayman Islands, as an Obligor

By:	/s/ Iain MacKenzie

Name:	Iain MacKenzie
Title:	President

IN THE PRESENCE OF:

Witness:	/s/ Nandan Kamath

Name:	Nandan Kamath

SMART MODULAR TECHNOLOGIES (DE), INC.,
formerly known as Modular, Inc., a Delaware corporation, as an Obligor

By:	/s/ Ann Nguyen

Name:	Ann Nguyen

Title:	Assistant Secretary

SMART MODULAR TECHNOLOGIES, INC.,
as successor by merger to Modular Merger Corporation, a California corporation, as an Obligor

By:	/s/ Iain Mackenzie

Name:	Iain Mackenzie
Title:	CEO & President

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED,
a company organized under the laws of England and Wales, as an Obligor

By:	/s/ Ann Nguyen

Name:	Ann Nguyen
Title:	Secretary

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC.,

an exempted company organized under the laws of the Cayman Islands, as an Obligor

By:	/s/ Iain Mackenzie

Name:	Iain Mackenzie
Title:	CEO & President

IN THE PRESENCE OF:

Witness:	/s/ Nandan Kamath

Name:	Nandan Kamath

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (WWH), INC.,
an exempted company organized under the laws of the Cayman Islands, as an Obligor

By:	/s/ Iain Mackenzie

Name:	Iain Mackenzie
Title:	President

IN THE PRESENCE OF:

Witness:	/s/ Nandan Kamath

Name:	Nandan Kamath

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (GLOBAL), INC.,

an exempted company organized under the laws of the Cayman Islands, as an Obligor

By:	/s/ Ann Nguyen

Name:	Ann Nguyen
Title:	Secretary

IN THE PRESENCE OF:

Witness:	/s/ Nandan Kamath

Name:	Nandan Kamath

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (DH), INC.,

an exempted company organized under the laws of the Cayman Islands, as an Obligor

By:	Ann Nguyen

Name:	Ann Nguyen
Title:	Assistant Secretary

IN THE PRESENCE OF:

Witness:	/s/ Nandan Kamath

Name:	Nandan Kamath

EXECUTED AS A DEED BY:

SMART MODULAR TECHNOLOGIES (CI), INC.,

an exempted company organized under the laws of the Cayman Islands, as an Obligor

By:	/s/ Ann Nguyen

Name:	Ann Nguyen
Title:	Assistant Secretary

IN THE PRESENCE OF:

Witness:	/s/ Nandan Kamath

Name:	Nandan Kamath

SMART MODULAR TECHNOLOGIES INDÚSTRIA DE COMPONENTES ELETRÔNICOS LTDA.,
a limited liability company (sociedade limitada) organized under the Federative Republic of Brazil, as an Obligor

By:	/s/ Noboru Takahashi

Name:	Noboru Takahashi
Title:	Officer

Title:

MODULAR BRASIL PARTICIPAÇÕES LTDA.,
a limited liability company (sociedade limitada) organized under the Federative Republic of Brazil, as an Obligor

By:	/s/ Noboru Takahashi

Name:	Noboru Takahashi
Title:	Officer

SMART MODULAR TECHNOLOGIES SDN. BHD.,
a corporation organized under the laws of Malaysia, as an Obligor

By:	/s/ Iain Mackenzie

Name:	Iain Mackenzie
Title:	Director

WELLS FARGO FOOTHILL, INC.
a California corporation, as Agent and as a Lender

By:	/s/ Trent A. Smart

Name:	Trent A. Smart
Title:	Vice President

EXHIBIT C-4
Form of Collateral Assignment of Copyrights
(Security Agreement)
     THIS COLLATERAL ASSIGNMENT OF COPYRIGHTS (SECURITY AGREEMENT) (this “Security Agreement”), dated April             , 2004, is made between [NAME OF PLEDGOR], a [Type of Entity] with an office at [Address of Chief Executive Office] (“Pledgor”), and WELLS FARGO FOOTHILL, INC. a California corporation with an office at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404 (“Pledgee”), in its capacity as Agent for the Lenders (as defined below).
W I T N E S S E T H:
     WHEREAS, Pledgee, the lenders from time to time party thereto (the “Lenders”), Pledgor, Modular Merger Corporation, a California corporation (“US Borrower” and after giving effect to the Merger (as defined in the Loan Agreement) “US Borrower” shall mean and include Smart Modular Technologies, Inc., a California corporation), Smart Modular Technologies (Europe) Limited, a company organized under the laws of England and Wales (“UK Borrower”), Smart Modular Technologies (Puerto Rico) Inc., a corporation organized under the laws of the Cayman Islands (“PR Borrower” and together with US Borrower and UK Borrower, collectively referred to herein as “Borrowers” [modify as necessary if Pledger is a Borrower]) and the other Obligors identified on the signature pages thereto, have entered into that certain Loan and Security Agreement, dated as of the date hereof (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), pursuant to which, together with the Loan Documents (as defined in the Loan Agreement), the Lenders will provide certain financial accommodations to the Borrowers. Initially capitalized terms used herein without definitions shall have the meanings given in the Loan Agreement.
     WHEREAS, Pledgor owns all right, title, and interest in and to, among other things, all the copyrights and rights and interests in copyrights and works protectable by copyright, pending, registered or otherwise, in the United States and throughout the world, in the works set forth on Exhibit A hereto (the “Copyrights”).
     WHEREAS, in order to secure Pledger’s obligations to the Lender Group under the Loan Documents and the Bank Product Providers under the Bank Product Agreements, Pledgor has agreed to grant to Pledgee a security interest in the Copyrights and certain other assets with respect to the Copyrights, as further set forth herein and in the Loan Documents, and Pledgee has requested Pledgor to enter into this Security Agreement to evidence further such security interest.
     NOW THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that for valuable consideration received and to be received, as security for the full payment and performance of Pledgor’s obligations under the Loan Documents and the Bank Product Agreements, and to induce the Lenders to make loans, advances and other financial accommodations to the [Pledgor] [Borrowers] and to induce the Bank Product Providers to provide such services, Pledgor hereby grants, transfers and assigns to Pledgee, for the benefit of Pledgee, the Lender

Group, and the Bank Product Providers (collectively, the “Secured Parties” and each a “Secured Party”), a continuing security interest in all of Pledgor’s right, title and interest in and to:
     (a) the Copyrights;
     (b) all registrations of the Copyrights in the United States and any foreign countries and localities;
     (c) all right, title and interest in and to copyrights of all works based on, incorporated in, derived from, incorporating or relating to all Copyrights (the “Future Copyrights”);
     (d) all extensions, renewals, and continuations of the Copyrights and Future Copyrights and the registrations referred to in clause (b) above:
     (e) all rights to sue for past, present and future infringements of the Copyrights and Future Copyrights;
     (f) all right, title and interest to make and exploit all derivative works based on or adapted from all Copyrights and Future Copyrights; and
     (g) all licenses and other agreements under which Pledgor is licensor, and all fees, rents, royalties, proceeds or monies thereunder, relating to the Copyrights and Future Copyrights and the use thereof.
All of the foregoing items set forth in clauses (a) through (g) are hereinafter referred to collectively as the “Collateral.”
     AND Pledgor hereby covenants with Pledgee as follows:
     1. Pledgor’s Obligations. Pledgor agrees that, notwithstanding this Security Agreement, it will perform and discharge and remain liable for all its covenants, duties, and obligations arising in connection with the Collateral and any licenses and agreements related thereto except to the extent any failure to so perform, discharge or remain liable would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein. No Secured Party shall have any obligation or liability in connection with the Collateral or any licenses or agreements relating thereto by reason of this Security Agreement or any payment received by any Secured Party relating to the Collateral, nor shall any Secured Party be required to perform any covenant, duty or obligation of Pledgor arising in connection with the Collateral or any license or agreement related thereto or to take any other action regarding the Collateral or any such licenses or agreement.
     2. Representations and Warranties. Pledgor represents and warrants to Pledgee that:
     (a) Pledgor is the owner of the Collateral, and no adverse claims are currently outstanding with respect to its title to or the validity of the Collateral except as would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein;

     (b) the copyrights listed on Schedule 5.16 to the Loan Agreement (as updated from time to time) are the only material copyrights, copyright registrations and pending copyrights in which Pledgor is the owner or is an exclusive licensee;
     (c) none of the Collateral is subject to any mortgage, pledge, lien, security interest, lease, charge, encumbrance or license (by Pledgor as licensor), except for Pledgee’s security interest and Permitted Liens; and
     (d) when this Security Agreement is filed in the United States Copyright Office and Pledgee has taken the other actions contemplated in this Security Agreement and by the Loan Documents, this Security Agreement will create a legal and valid perfected and continuing lien on and security interest in the Collateral, subject to any limitations permitted under the Loan Agreement, in favor of Pledgee, enforceable against Pledgor and all third parties, subject to no other mortgage, lien, charge, encumbrance, or security or other interest other than Permitted Liens.
     3. Covenants. Except as would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein, Pledgor will maintain the Collateral, defend the Collateral against the claims of all persons, and will maintain and renew all registrations of the Collateral; provided, however, that Pledgor will not be required to maintain any Collateral which no longer has any significant economic value and which is no longer used or useful in the business of Pledgor. Without limiting the generality of the foregoing, and so long as any Copyright or Future Copyright has any significant economic value or is used by or useful to the business of Pledgor, Pledgor shall not permit the expiration, termination or abandonment of such Copyright or Future Copyright without the prior written consent of Pledgee. If. before the Pledgor’s obligations under the Loan Documents have been satisfied in full (other than unmatured contingent obligations) and the Loan Documents have been terminated, Pledgor shall obtain rights to or be licensed to use any new copyright, or become entitled to the benefit of any copyright application or copyright registration, the provisions of Section 1 hereof shall automatically apply thereto and Pledgor shall comply with Section 4.4 of the Loan Agreement, if applicable.
     4. Use Prior to Default. Effective until Pledgee’s exercise of its rights and remedies upon the occurrence and during the continuance of an Event of Default under and as defined in the Loan Documents (an “Event of Default”), Pledgor shall be entitled to use the Collateral, subject to the terms and covenants of the Loan Documents and this Security Agreement.
     5. Remedies Upon Default. Whenever any Event of Default shall have occurred and be continuing, Pledgee shall have all the rights and remedies granted to it in such event by the Loan Documents, which rights and remedies are specifically incorporated herein by reference and made a part hereof, and, subject to any limitations set forth in the Loan Agreement or any other Loan Document, any and all rights and remedies of law available to Pledgee or any Lender. Pledgee in such event may collect directly any payments due to Pledgor in respect of the Collateral and may sell, license, lease, assign, or otherwise dispose of the Collateral in the manner set forth in the Loan Documents. Pledgor agrees that, in the event of any disposition of the Collateral upon and during the continuance of any such Event of Default, it will duly execute, acknowledge, and deliver all documents necessary or advisable (as determined by Agent in its

Permitted Discretion) to record title to the Collateral in any transferee or transferees thereof, including, without limitation, valid, recordable assignments of the Copyrights or Future Copyrights. In the event Pledgor fails or refuses to execute and deliver such documents, Pledgor hereby irrevocably appoints Pledgee as its attorney-in-fact, with power of substitution, to execute, deliver, and record any such documents on Pledgor’s behalf. Notwithstanding any provision hereof to the contrary, during the continuance of an Event of Default, Pledgor may sell any merchandise incorporating, utilizing or bearing the Copyrights and Future Copyrights to the extent permitted by the Loan Agreement, until it receives written notice from Pledgee to the contrary. The preceding sentence shall not limit any right or remedy granted to Pledgee with respect to Pledgor’s inventory under any Loan Documents now or hereinafter in effect.
     6. Cumulative Remedies. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided by law. The rights and remedies provided herein are intended to be in addition to and not in substitution of the rights and remedies provided by the Loan Documents.
     7. Waiver of Rights. No course of dealing between the parties to this Security Agreement or any failure or delay on the part of any such party in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of such party or any other party, and no single or partial exercise of any rights or remedies by one party hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies of such party or any other party. No waiver by Pledgee or any Lender of any breach or default by Pledgor shall be deemed a waiver of any other previous breach or default or of any breach or default occurring thereafter.
     8. Further Acts. Until all of the Obligations (other than unmatured contingent obligations) shall have been paid in full in cash and the Commitments shall have been terminated, except as would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein, Pledgor shall have the duty to make applications on material unregistered but registrable by copyright in any location where Pledgor does business, to prosecute such applications diligently, and to preserve and maintain all rights in the Copyrights and the other Collateral. Any expenses incurred in connection with such applications or other actions shall be borne by Pledgor. Pledgor shall not abandon any right to file a copyright application or registration for any copyright, or abandon any such pending copyright application or registration, without the consent of Pledgee, except to the extent such abandonment would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein.
     9. Enforcement. Upon Pledgor’s failure to do so after Pledgee’s demand, or upon the occurrence and during the continuance of an Event of Default, Pledgee shall have the right but shall in no way be obligated to bring suit in its own name (as agent for the Secured Parties) to enforce the Copyrights and Future Copyrights and any license thereunder, in which event Pledgor shall at the request of Pledgee do any and all lawful acts and execute any and all proper documents required by Pledgee in aid of such enforcement and Pledgor shall promptly, upon demand, reimburse and indemnify Pledgee, each Lender and their respective agents for all costs and expenses incurred by each such person in the exercise of its rights under this Section 9.

     10. Release. Upon (i) the consummation of a Permitted Disposition of the Pledgor or all (or any portion) of the Collateral or (ii) such time as or at any time after all of the Obligations (other than unmatured contingent Obligations) shall have been paid in full in cash and satisfied, and the Commitments shall have been terminated, other than upon enforcement of Pledgee’s remedies under the Loan Documents upon the occurrence and during the continuance of an Event of Default, the obligations of Pledgor hereunder and the Liens created hereby shall automatically terminate (provided that, in the case of any disposition of a portion of the Collateral, such termination and release shall only apply to the Collateral disposed of), and Pledgee, as agent for the Secured Parties, will execute and deliver to Pledgor all releases or other instruments or take any such other actions as may be necessary or evidence such releases.
     11. Notices. All notices, requests and demands to or upon Pledgor or Pledgee under this Security Agreement shall be given in the manner prescribed by the Loan Agreement.
     12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
     (a) THIS SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PLEDGOR AND PLEDGEE HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SECURITY AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF PLEDGOR AND PLEDGEE REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS SECURITY AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     13. Successors. This Security Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that, except in connection with any transaction permitted under the Loan Agreement, Pledger may not assign this Security Agreement or any rights or duties hereunder, or any interest in or to the Collateral, without Pledgee’s prior written consent and any prohibited assignment shall be absolutely void ab initio. Except as permitted under the Loan Agreement, no consent to assignment by Pledgee or any Lender shall release Pledgor from its obligations hereunder. Pledgee and Lenders may assign this Security Agreement and their respective rights and duties hereunder pursuant to and to the extent permitted by the terms of the Loan Agreement and, except as expressly required pursuant to the terms thereof, no consent or approval by Pledgor is required in connection with any such assignment.

     14. Amendments and Waivers. No amendment or waiver of any provision of this Security Agreement, and no consent with respect to any departure by Pledgor therefrom, shall be effective unless the same shall be in writing and signed by Pledgee and Pledgor and made in compliance with the terms of the Loan Agreement, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Pledgor hereby authorizes Pledgee to modify this Security Agreement by amending Exhibit A hereto to include any Future Copyrights.
     15. Effectiveness. This Security Agreement shall be binding and deemed effective when executed and delivered by Pledgor and Pledgee and the Closing Date under the Loan Agreement shall have occurred.
     16. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     17. Severability of Provisions. Each provision of this Security Agreement shall be severable from every other provision of this Security Agreement for the purpose of determining the legal enforceability of any specific provision.
     18. Counterparts; Telefacsimile Execution. This Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Security Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Security Agreement. Any party delivering an executed counterpart of this Security Agreement by telefacsimile also shall deliver an original executed counterpart of this Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Security Agreement.
     19. Jurisdiction, Service of Process and Venue.
     (a) Each party hereto irrevocably and unconditionally submits, to the extent permitted by applicable law, to any suit, action or proceeding with respect to this Security Agreement or any other Loan Document or any judgment entered by any court in respect thereof to the jurisdiction of (i) the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York, and any appellate court from any thereof, and (ii) to the courts of its own corporate domicile, at the election of the plaintiff, in respect of actions brought against it as a defendant, and irrevocably submits, to the extent permitted by applicable law, to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.
     (b) Nothing herein shall in any way be deemed to limit the ability of Pledgee or any Lender to serve any such process or summons in any other manner permitted by applicable law.

     20. Entire Agreement. This Security Agreement, in conjunction with the other Loan Documents, represents the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
     21. Supplement. This Security Agreement is one of the Loan Documents referred to in the Loan Agreement.

     IN WITNESS WHEREOF, the parties have entered into this Security Agreement as of the date first above written.

PLEDGOR

[NAME OF ENTITY),
a [Type of Entity]

By:

Title:

PLEDGEE

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent

By:

Title:

EXHIBIT G-1
Form of Guaranty Agreement
GUARANTY
April            , 2004
Wells Fargo Foothill, Inc., as Agent
2450 Colorado Avenue, Suite 3000 West
Santa Monica, California 90404

Re:	Modular Merger Corporation, a California corporation (“US Borrower” and after giving effect to the Merger (as defined in the Loan Agreement) “US Borrower” shall mean and include Smart Modular Technologies, Inc., a California corporation), Smart Modular Technologies (Europe) Limited, a company organized under the laws of England and Wales (“UK Borrower”), and Smart Modular Technologies (Puerto Rico) Inc., a corporation organized under the laws of the Cayman Islands (“PR Borrower” and together with US Borrower and UK Borrower, collectively referred to herein as “Borrowers”)
Ladies and Gentlemen:
     Wells Fargo Foothill, Inc., as arranger and administrative agent (in such capacity “Agent”) for certain lenders (“Lenders”), Lenders and Borrowers have entered into certain financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement of even date herewith, by and among Borrowers, Agent, Congress Financial Corporation (Western), as the syndication agent, Lenders, and the other Obligors identified on the signature pages thereto (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), this Guaranty (this “Guaranty”), and other agreements, documents and instruments referred to in the Loan Agreement as the “Loan Documents”. Initially capitalized terms used herein without definitions shall have the meanings given in the Loan Agreement.
     In consideration of the benefits which will accrue to the undersigned (“Guarantor”) and as an inducement for and in consideration of Agent and Lenders making loans and advances and providing other financial accommodations to [insert specific Borrowers, the Obligations of which are being guaranteed] (the “Applicable Borrower[s]” [ conform based on whether reference is singular or plural]), pursuant to the Loan Agreement and the other Loan Documents, Guarantor hereby agrees in favor of Agent, Lenders and the Bank Product Providers (collectively, the “Lender Parties” and each a “Lender Party”) as follows:
     1. Guaranty.
          (a) Guarantor absolutely, unconditionally and irrevocably guarantees and agrees to be liable for the full payment and performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of the “Obligations” (as defined in the Loan Agreement) of the Applicable Borrower (all of which obligations of Guarantor are collectively referred to herein as the “Guaranteed Obligations”); provided, however, that Guarantor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer and not for any greater amount.
          (b) This Guaranty is a guaranty of payment and not of collection. Guarantor agrees that no Lender Party need attempt to collect any Guaranteed Obligations from Applicable Borrower, Guarantor or any other Obligor or to realize upon any collateral, but may require Guarantor to make immediate payment of all of the Guaranteed Obligations to Agent, for the benefit of Lender Parties, when due, whether by maturity, acceleration or otherwise, or at any time thereafter. Agent may apply any amounts received in respect of the Guaranteed Obligations to any of the Guaranteed Obligations, in whole or in part and in such order as Agent may elect in accordance with the Loan Agreement.
          (c) Payment by Guarantor shall be made in Dollars to Agent, for the benefit of Lender Parties, at the office of Agent from time to time on demand as Guaranteed Obligations become due. Guarantor shall make all payments to Agent, for the benefit of Lender Parties, on the Guaranteed Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind as provided in the Loan Agreement. One or more successive or concurrent actions may be brought hereon against Guarantor either in the same action in which Applicable Borrower or any other Obligor is sued or in separate actions. In the event any claim or action, or action on any judgment, based on this Guaranty is brought against Guarantor, Guarantor agrees, to the extent permitted by applicable law, not to deduct, setoff, or seek any counterclaim for or recoup any amounts which are or may be owed by Agent or any other Lender Party to Guarantor.
     2. Waivers and Consents.
          (a) Notice of acceptance of this Guaranty, the making of loans and advances and providing other financial accommodations to Borrowers and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which Applicable Borrower or Guarantor is entitled are hereby waived by Guarantor. Guarantor also, to the extent permitted by applicable law, waives notice of and hereby consents to (i) any amendment, modification, supplement, waiver, extension, renewal, or restatement of the Loan Agreement and any of the other Loan Documents, including, without limitation, extensions of time of payment of or increase or decrease in the amount of any of the Guaranteed Obligations, the interest rate, fees, other charges, or any collateral, and, to the extent permitted by applicable law, the guaranty made herein shall apply to the Loan Agreement and the other Loan Documents and the Guaranteed Obligations as so amended, modified, supplemented, renewed, restated or extended, increased or decreased, (ii) the taking, exchange, surrender and releasing of collateral or guaranties now or at any time held by or available to Lender for the obligations of Applicable Borrower or any other party at any time liable on or in respect of the Guaranteed Obligations or who is the owner of any property which is security for the Guaranteed Obligations (individually,

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an “Obligor” and collectively, the “Obligors”), (iii) the exercise of, or refraining from the exercise of any rights against Applicable Borrower or any other Obligor or any collateral, (iv) the settlement, compromise or release of, or the waiver of any default with respect to, any of the Guaranteed Obligations and (v) any financing by Agent or any Lender of Applicable Borrower under Section 364 of the United States Bankruptcy Code or consent to the use of cash collateral by Agent or Lenders under Section 363 of the United States Bankruptcy Code (it being understood that the waiver set forth in this clause (v) is not intended to either (x) impair or otherwise limit any right of the Applicable Borrower(s) to consent or object to any financing described in this clause (v) or (y) create any liability or other obligation of the Guarantor under any such financing unless the Guarantor expressly consents to the incurrence by it at such time). Guarantor agrees that the amount of the Guaranteed Obligations shall not be diminished and the liability of Guarantor hereunder shall not be otherwise impaired or affected by any of the foregoing.
          (b) To the extent permitted by applicable law, no invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Guaranty, nor shall any other circumstance which might otherwise constitute a defense available to or legal or equitable discharge of Applicable Borrower in respect of any of the Guaranteed Obligations, or Guarantor in respect of this Guaranty, affect, impair or be a defense to this Guaranty. Without limitation of the foregoing, the liability of Guarantor hereunder shall not, to the extent permitted by applicable law, be discharged or impaired in any respect by reason of any failure by Agent or Lenders to perfect or continue perfection of any lien or security interest in any collateral or any delay by Agent or Lenders in perfecting any such lien or security interest. Guarantor shall be liable for interest, fees and expenses, whether arising before or after the commencement of any case with respect to Applicable Borrower under the United States Bankruptcy Code or any similar statute, that constitute Guaranteed Obligations, even if Applicable Borrower’s liability for such amounts does not, or ceases to, exist by operation of law. Guarantor acknowledges that neither Agent nor any Lender has made any representations to Guarantor with respect to Applicable Borrower, any other Obligor or otherwise in connection with the execution and delivery by Guarantor of this Guaranty and Guarantor is not in any respect relying upon Agent, any Lender or any statements by Agent or any Lender in connection with this Guaranty.
          (c) Until the Release Date has occurred (as defined below), Guarantor hereby irrevocably and unconditionally waives and relinquishes all statutory, contractual, common law, equitable and all other claims against Applicable Borrower, any of its collateral for the Guaranteed Obligations or other assets of Applicable Borrower or any other Obligor, for subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect to sums paid or payable to Agent or any Lender by Guarantor hereunder and Guarantor hereby further irrevocably and unconditionally waives and relinquishes any and all other benefits which Guarantor might otherwise directly or indirectly receive or be entitled to receive by reason of any amounts paid by or-collected or due from Guarantor, Applicable Borrower or any other Obligor upon the Guaranteed Obligations or realized from their property.
          (d) Guarantor hereby irrevocably and unconditionally, to the fullest extent permitted by applicable law, waives and relinquishes any right to revoke this Guaranty that Guarantor may now have or hereafter acquire.

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          (e) Without limiting the generality of any other waiver or other provision set forth in this Guaranty, and to the fullest extent permitted by applicable law, Guarantor hereby irrevocably and unconditionally waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against Applicable Borrower.
          (f) Without limiting the generality of any other waiver or other provision set forth in this Guaranty, to the fullest extent permitted by applicable law, Guarantor waives all rights and defenses that Guarantor may have because the Guaranteed Obligations are secured by real property. This means, among other things, that, to the fullest extent permitted by applicable law: (i) Lender Parties may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Applicable Borrower; and (ii) if Lender Parties foreclose on any real property collateral pledged by Applicable Borrower: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (B) the Lender Parties may collect from Guarantor even if Lender Parties, by foreclosing on the real property collateral, have destroyed any right Guarantor may have to collect from Applicable Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Guaranteed Obligations are secured by real property.
          (g) Without limiting the generality of any other waiver or other provision set forth in this Guaranty, Guarantor hereby irrevocably and unconditionally waives and relinquishes, to the maximum extent such waiver or relinquishment is permitted by applicable law, all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Guaranty, Guarantor’s obligations hereunder or any matter arising from or related to the foregoing.
     3. Subordination. Payment of all amounts now or hereafter owed to Guarantor by Applicable Borrower or any other Obligor is hereby subordinated in accordance with the terms of the Intercompany Subordination Agreement.
     4. Acceleration. Notwithstanding anything to the contrary contained herein or any of the terms of any of the other Loan Documents, the liability of Guarantor for the entirety of the Guaranteed Obligations shall mature and become immediately due and payable, even if the liability of Applicable Borrower or any other Obligor therefor does not, upon the occurrence of any act, condition or event which constitutes an Event of Default under Section 8.4 or 8.5 of the Loan Agreement.
     5. Account Stated. The books and records of Agent showing the account between Agent and Lenders on the one hand, and Applicable Borrower on the other, shall be admissible in evidence in any action or proceeding against or involving Guarantor as prima facie proof of the items therein set forth, and the monthly statements of Agent rendered to Applicable Borrower, to the extent to which no written objection is made within thirty (30) days from the date of sending thereof to Applicable Borrower, shall be deemed conclusively correct and constitute an account stated between Agent and Lender on the one hand, and Applicable Borrower on the other, and be binding on Guarantor.

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     6. Representations and Warranties. Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Guaranty):
          (a) [For new Guarantors under 6.14 of the Loan Agreement only:] Affirmation of Representations and Warranties. The representations and warranties contained in Section 5 of the Loan Agreement made with regard to Guarantor are true and correct in all material respects on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date).
          (b) Guarantor’s Knowledge; Agent’s and Lenders’ Obligations. Guarantor has knowledge of Applicable Borrower’s and each other Obligor’s financial condition and affairs and has adequate means to obtain from Applicable Borrower and each other Obligor on an ongoing basis information relating thereto. Guarantor has knowledge of Applicable Borrower’s and Obligors’ ability to pay and perform their obligations under the Loan Documents, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Guarantor acknowledges and agrees that the Lenders and the Agent shall have no obligation to investigate the financial condition or affairs of Applicable Borrower or any Obligor for the benefit of Guarantor nor to advise Guarantor of any fact respecting, or any change in, the financial condition or affairs of Applicable Borrower or any Obligor that might become known to the Agent or any Lender at any time, whether or not Agent or such Lender knows or believes or has reason to know or believe that any such fact or change is unknown to Guarantor, or might (or does) materially increase the risk of Guarantor as guarantor, or might (or would) affect the willingness of Guarantor to continue as a guarantor of the obligations of the Applicable Borrower under the Loan Documents.
     7. Costs and Expenses. Guarantor shall pay to Agent on demand all costs, expenses, filing fees required to be paid by it under the Loan Agreement.
     8. Events of Default and Remedies.
          (a) Events of Default. The occurrence or existence of any Event of Default under the Loan Agreement is referred to herein individually as an “Event of Default”, and collectively as “Events of Default”.
          (b) Remedies.
               (i) At any time upon the occurrence and during the continuance of an Event of Default, Agent and Lenders shall have all rights and remedies provided in this Guaranty, the other Loan Documents, and applicable law, all of which rights and remedies may be exercised without notice to or consent by Guarantor or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent or Lenders hereunder, or under any of the other Loan Documents, or applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Guarantor of this Guaranty or any of the other Loan Documents. Agent

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may, at any time or times, proceed directly against Guarantor or any Obligor to collect the Guaranteed Obligations without prior recourse to any collateral.
               (ii) Without limiting the foregoing, at any time upon the occurrence and during the continuance of an Event of Default, Agent may, in its discretion and without limitation, accelerate the payment of all Guaranteed Obligations and demand immediate payment thereof to Agent, for the benefit of Lenders, (provided that, upon the occurrence of any Event of Default described in Sections 8.4 and 8.5 of the Loan Agreement, all Guaranteed Obligations shall automatically become immediately due and payable).
     9. Termination. This Guaranty is continuing, unlimited, absolute and unconditional. All Guaranteed Obligations shall be conclusively presumed to have been created in reliance on this Guaranty. Guarantor shall continue to be liable hereunder until the earliest to occur (the “Release Date”) of: (i) the payment in full in cash of the Guaranteed Obligations (other than unmatured contingent Guaranteed Obligations) and the termination of the Commitments; (ii) the sale or other disposition of the Guarantor in a transaction permitted under the Loan Agreement; and (iii) any other release of the Guarantor permitted under the Loan Agreement. This Guaranty may not be terminated and shall continue so long as the Loan Agreement shall be in effect (whether during its original term or any renewal or extension thereof) or any Guaranteed Obligations (other than unmatured contingent Guaranteed Obligations) shall be outstanding. From and after the Release Date, Agent shall, at the expense of Guarantor, execute and deliver such documents as may be requested by Guarantor to evidence such release.
     10. Reinstatement. If any payment of any Guaranteed Obligation is invalidated, declared to be fraudulent or preferential, set aside, rescinded or, if after receipt of any payment of, or proceeds of collateral applied to the payment of, any of the Guaranteed Obligations, Agent or any Lender is required to surrender, return or otherwise restore such payment or proceeds to any Person for any reason, then the Guaranteed Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Guaranty shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Guarantor shall be liable to pay to Agent, for the benefit of Lenders, and does indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered, returned, rescinded or invalidated. This Section 10 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 10 shall survive the termination of this Guaranty.
     11. Notices. All notices, requests and demands to or upon Guarantor or Agent under this Guaranty shall be given in the manner prescribed by the Loan Agreement.
     12. CHOICE OF LAW AND VENUE: JURY TRIAL WAIVER.
          (a) THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

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          (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF GUARANTOR AND AGENT HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS. AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF GUARANTOR AND AGENT REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     13. Successors. This Guaranty shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that, except in connection with transactions permitted under the Loan Agreement, Guarantor may not assign this Guaranty or any rights or duties hereunder without the Agent’s prior written consent and any prohibited assignment shall be absolutely void ab initio. Except as permitted under the Loan Agreement, no consent to assignment by the Agent or any Lender shall release Guarantor from its obligations hereunder. Agent and Lenders may assign this Guaranty and their respective rights and duties hereunder pursuant to the terms of the Loan Agreement and, except as expressly required pursuant to and to the extent permitted by the terms thereof, no consent or approval by Guarantor is required in connection with any such assignment. The liquidation, dissolution or termination of Guarantor shall not terminate this Guaranty as to such entity or as to Guarantor.
     14. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty, and no consent with respect to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Agent and Guarantor and made in compliance with the terms of the Loan Agreement, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure by Agent or any other Lender Party to exercise any right, remedy, or option under this Guaranty, or delay by Agent or any other Lender Party in exercising the same, will operate as a waiver thereof. No waiver by Agent on any occasion shall affect or diminish Agent’s and each Lender Party’s rights thereafter to require strict performance by Guarantor of any provision of this Guaranty. Agent’s and each Lender Party’s rights under this Guaranty will be cumulative and not exclusive of any other right or remedy that Agent or any Lender Party may have.
     15. Effectiveness. This Guaranty shall be binding and deemed effective when executed and delivered by Guarantor and Agent and Closing Date under the Loan Agreement shall have occurred.
     16. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     17. Severability of Provisions. Each provision of this Guaranty shall be severable from every other provision of this Guaranty for the purpose of determining the legal enforceability of any specific provision.

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     18. Counterparts; Telefacsimile Execution. This Guaranty may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Guaranty by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Guaranty. Any party delivering an executed counterpart of this Guaranty by telefacsimile also shall deliver an original executed counterpart of this Guaranty but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Guaranty.
     19. Jurisdiction, Service of Process and Venue.
          (a) Each party hereto irrevocably and unconditionally submits, to the extent permitted by applicable law, to any suit, action or proceeding with respect to this Guaranty or any other Loan Document or any judgment entered by any court in respect thereof to the jurisdiction of (i) the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York, and any appellate court from any thereof, and (ii) to the courts of its own corporate domicile, at the election of the plaintiff, in respect of actions brought against it as a defendant, and irrevocably submits, to the extent permitted by applicable law, to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.
          (b) Nothing herein shall in any way be deemed to limit the ability of Agent or any Lender to serve any such process or summons in any other manner permitted by applicable law.
          (c) To the extent provided by applicable law, in any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that they acted in good faith and with the exercise of ordinary care in the performance by it of the terms of the Loan Agreement and the other Loan Documents.
     20. Entire Agreement. This Guaranty, in conjunction with the other Loan Documents, represents the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
     21. Construction. All references to the term “Guarantor” wherever used herein shall mean Guarantor and its successors and assigns (including, without limitation, any receiver, trustee or custodian for Guarantor or any of its assets or Guarantor in its capacity as debtor or Debtor-in-possession under the United States Bankruptcy Code). All references to the term “Agent” wherever used herein shall mean Agent and its successors and assigns; all references to the term “Lenders” wherever used herein shall mean Lenders and their respective successors and assigns; all references to the term “Applicable Borrower” wherever used herein shall mean Applicable Borrower and its successors and assigns (including, without limitation, any receiver, trustee or custodian for Applicable Borrower or any of its assets or Applicable Borrower in its capacity as debtor or debtor-in-possession under the United States Bankruptcy Code). All

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references to the term “Person” or “person” wherever used herein shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof. All references to the plural shall also mean the singular and to the singular shall also mean the plural. Section, subsection, clause, schedule, and exhibit references herein are to this Guaranty unless otherwise specified.

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     IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the day and year first above written.

[ ],
a [ ]

By:

Title:

Chief Executive Office

Attn:
Tel:
Fax:

ACCEPTED AND AGREED
this________ day of April, 2004

WELLS FARGO FOOTHILL, INC.,
as Agent

By:

Title:

10

EXHIBIT P-1
Form of Patent Security Agreement
     THIS COLLATERAL ASSIGNMENT OF PATENTS (SECURITY AGREEMENT) (this “Security Agreement”) dated April     , 2004, is made between [NAME OF PLEDGOR], a [Type of Entity] with an office at [Address of Chief Executive Office] (“Pledgor”). and WELLS FARGO FOOTHILL, INC. a California corporation with an office at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404 (“Pledgee”), in its capacity as Agent for the Lenders (as defined below).
W I T N E S S E T H:
     WHEREAS, Pledgee, the lenders from time to time party thereto (the “Lenders”). Congress Financial Corporation (Western), as the syndication agent, Pledgor, Modular Merger Corporation, a California corporation (“US Borrower” and after giving effect to the Merger (as defined in the Loan Agreement) “US Borrower” shall mean and include Smart Modular Technologies, Inc., a California corporation), Smart Modular Technologies (Europe) Limited, a company organized under the laws of England and Wales (“UK Borrower”). Smart Modular Technologies (Puerto Rico) Inc., a corporation organized under the laws of the Cayman Islands (“PR Borrower” and together with US Borrower and UK Borrower, collectively referred to herein as “Borrowers” [modify as necessary if Pledgor is a Borrower]) and the other Obligors identified on the signature pages thereto, have entered into that certain Loan and Security Agreement, dated as of the date hereof (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), pursuant to which, together with the Loan Documents (as defined in the Loan Agreement), the Lenders will provide certain financial accommodations to the Borrowers. Initially capitalized terms used herein without definitions shall have the meanings given in the Loan Agreement.
     WHEREAS, Pledgor owns all right, title, and interest in and to, among other things, all the United States and foreign patents, registrations and applications for the protection of inventions or designs set forth on Exhibit A hereto (the “Patents”).
     WHEREAS, in order to secure Pledgor’s obligations to the Lender Group under the Loan Documents and the Bank Product Providers under the Bank Product Agreements, Pledgor has agreed to grant to Pledgee a security interest in the Patents and certain other patents, inventions and assets with respect to the Patents as further set forth herein and in the Loan Documents, and Pledgee has requested Pledgor to enter into this Security Agreement to evidence further such security interest.
     NOW THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that for valuable consideration received and to be received, as security for the full payment and performance of Pledgor’s obligations under the Loan Documents and the Bank Product Agreements, and to induce the Lenders to make loans, advances and other financial accommodations to [Pledgor][Borrowers] and to induce the Bank Product Providers to provide such services, Pledgor hereby grants, transfers and assigns to Pledgee, for the benefit of Pledgee, the Lender Group, and the Bank Product Providers (collectively, the “Secured Parties” and each a “Secured Party”), a continuing security interest in all of Pledgor’s right, title and interest in and to:

     (a) the Patents:
     (b) all patents, registrations and applications for the protection of inventions and designs hereafter acquired by, granted to, or filed by Pledgor, whether based upon, derived from or variations of any invention or designs disclosed in the Patents or otherwise (the “Future Patents”);
     (c) all extensions, renewals, and continuations, re-issues, divisions, and continuations-in-part of the Patents and Future Patents;
     (d) all rights to sue for past, present and future infringements of the Patents and Future Patents;
     (e) all proceeds, including without limitation, license royalties and proceeds of infringement suits, based on the Patents and Future Patents;
     (f) all licenses and other agreements and all fees, rents, royalties, proceeds or monies thereunder, relating to the Patents and Future Patents and the use thereof; and
     (g) all trademarks, trademark registrations, trademark registration applications, formulae, processes, compounds, methods, know-how, and trade secrets relating to the manufacture of Pledgor’s products under, utilizing, or in connection with the Patents and Future Patents and all goodwill connected with, symbolized by or related to the foregoing.
All of the foregoing items set forth in clauses (a) through (g) are hereinafter referred to collectively as the “Collateral.”
     AND Pledgor hereby covenants with Pledgee as follows:
     1. Pledgor’s Obligations. Pledgor agrees that, notwithstanding this Security Agreement, it will perform and discharge and remain liable for all its covenants, duties, and obligations arising in connection with the Collateral and any licenses and agreements related thereto except to the extent any failure to so perform, discharge or remain liable would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein. No Secured Party shall have any obligation or liability in connection with the Collateral or any licenses or agreements relating thereto by reason of this Security Agreement or any payment received by any Secured Party relating to the Collateral, nor shall any Secured Party be required to perform any covenant, duty or obligation of Pledgor arising in connection with the Collateral or any license or agreement related thereto or to take any other action regarding the Collateral or any such licenses or agreement.
     2. Representations and Warranties. Pledgor represents and warrants to Pledgee that:
     (a) Pledgor is the registered owner of, and no adverse claims are currently outstanding with respect to its title to or the validity of the Collateral except as would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein;

     (b) except as would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein, such title is indefeasible for the duration of each such Patent; the Patents are subsisting and no part thereof has been adjudicated invalid or unenforceable, in whole or in part; each Patent is. to its best knowledge, valid and, if granted and registered, enforceable;
     (c) the patents listed on Schedule 5.16 to the Loan Agreement (as updated from time to time) are the only material patents as to which Pledgor is the owner or is an exclusive licensee; none of the Collateral is subject to any mortgage, pledge, lien, security interest, lease, charge, encumbrance or license (by Pledgor as licensor), except Pledgee’s security interest and Permitted Liens; and
     (d) when this Security Agreement is filed in the United States Patent and Trademark Office and Pledgee has taken the other actions contemplated in this Security Agreement and by the other Loan Documents, this Security Agreement will create a legal and valid perfected and continuing lien on and security interest in the Collateral, subject to any limitation permitted under the Loan Agreement, in favor of Pledgee, enforceable against Pledgor and all third parties, subject to no other mortgage, lien, charge, encumbrance, or security or other interest other than Permitted Liens.
     3. Covenants. Except as would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein, Pledgor will maintain and renew all items of Collateral, and will defend the Collateral against the claims of all persons; provided, however, that Pledgor will not be required to maintain any Collateral which no longer has any significant economic value and which is no longer used or useful in the business of Pledgor. Without limiting the generality of the foregoing, so long as any Patent or Future Patent has any significant economic value or is used by or useful to the business of Pledgor, Pledgor shall not permit the expiration of any registration of or termination of any application for any such Patent and Future Patent without the prior written consent of Pledgee. If, before the Pledgor’s obligations under the Loan Documents have been satisfied in full (other than unmatured contingent obligations) and the Loan Documents have been terminated, Pledgor shall obtain rights to or be licensed to use any new patentable inventions, or become entitled to the benefit of any patent application or patent for any reissue, division, continuation, renewal, extension, or continuation-in-part of any Patent, or any improvement on any Patent, the provisions of Section 1 hereof shall automatically apply thereto and Pledgor shall comply with Section 4.4 of the Loan Agreement.
     4. Use Prior to Default. Effective until Pledgee’s exercise of its rights and remedies upon the occurrence and during the continuance of an Event of Default under and as defined in the Loan Documents (an “Event of Default”). Pledgor shall be entitled to use the Collateral, subject to the terms and covenants of the Loan Documents and this Security Agreement.
     5. Remedies Upon Default. Whenever any Event of Default shall have occurred and be continuing, Pledgee shall have all the rights and remedies granted to it in such event by the Loan Documents, which rights and remedies are specifically incorporated herein by reference and made a part hereof, and, subject to any limitations set forth in the Loan Agreement or any other Loan Document, any and all rights and remedies of law available to Pledgee or any Lender.

Pledgee in such event may collect directly any payments due to Pledgor in respect of the Collateral and may sell, license, lease, assign, or otherwise dispose of the Collateral in the manner set forth in the Loan Documents. Pledgor agrees that, in the event of any disposition of the Collateral upon and during the continuance of any such Event of Default, it will duly execute, acknowledge and deliver all documents necessary or advisable (as determined by Agent in its Permitted Discretion) to record title to the Collateral in any transferee or transferees thereof. including, without limitation, valid, recordable assignments of the Patents and Future Patents. In the event Pledgor fails or refuses to execute and deliver such documents. Pledgor hereby irrevocably appoints Pledgee as its attorney-in-fact, with power of substitution, to execute, deliver, and record any such documents on Pledgor’s behalf. Notwithstanding any provision hereof to the contrary, during the continuance of an Event of Default, Pledgor may sell any merchandise incorporating or utilizing the Patents and Future Patents to the extent permitted by the Loan Agreement until it receives written notice from Pledgee to the contrary. The preceding sentence shall not limit any right or remedy granted to Pledgee with respect to Pledgor’s inventory under any Loan Documents now or hereinafter in effect.
     6. Cumulative Remedies. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided by law. The rights and remedies provided herein are intended to be in addition to and not in substitution of the rights and remedies provided by the Loan Documents.
     7. Waiver of Rights. No course of dealing between the parties to this Security Agreement or any failure or delay on the part of any such party in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of such party or any other party, and no single or partial exercise of any rights or remedies by one party hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies of such party or any other party. No waiver by Pledgee or any Lender of any breach or default by Pledgor shall be deemed a waiver of any other previous breach or default or of any breach or default occurring thereafter.
     8. Further Acts. Until all of the Obligations (other than unmatured contingent Obligations) shall have been paid in full in cash and the Commitments shall have been terminated, except as would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein, Pledgor shall have the duty to prosecute diligently any applications for the material Patents and Future Patents pending as of the date of this Security Agreement or thereafter, to make applications on material unpatented or unregistered but patentable or registrable inventions, in any location where Pledgor does business, and to preserve and maintain all rights in the Patents. Any expenses incurred in connection with such applications or actions shall be borne by Pledgor. Pledgor shall not abandon any right to file a patent application or registration for any invention, nor abandon any such pending patent application or registration, without the consent of Pledgee, except to the extent that such abandonment would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein.
     9. Enforcement. Upon Pledgor’s failure to do so after Pledgee’s demand, or upon the occurrence and during the continuance of an Event of Default, Pledgee shall have the right but shall in no way be obligated to bring suit in its own name (as agent for the Secured Parties) to enforce the Patents and Future Patents and any license thereunder, in which event Pledgor shall at the request of Pledgee do any and all lawful acts and execute any and all proper documents required by Pledgee in aid of such enforcement and Pledgor shall promptly, upon demand, reimburse and indemnify Pledgee, each Lender and their respective agents for all costs and expenses incurred by such person in the exercise of their rights under this Section 9.
     10. Release. Upon (i) the consummation of a Permitted Disposition of the Pledgor or all (or any portion) of the Collateral or (ii) such time as or at any time after all of the Obligations (other than unmatured contingent Obligations) shall have been paid in full in cash and satisfied, and the Commitments shall have been terminated, other than upon enforcement of Pledgee’s remedies under the Loan Documents upon the occurrence and during the continuance of an Event of Default, the obligations of Pledgor hereunder and the Liens created hereby shall automatically terminate (provided that, in the case of any disposition of a portion of the Collateral, such termination and release shall only apply to the Collateral disposed of), and Pledgee, as agent for the Secured Parties, will execute and deliver to Pledgor all releases or other instruments or take any such other actions as may be necessary or evidence such releases.
     11. Notices. All notices, requests and demands to or upon Pledgor or Pledgee under this Security Agreement shall be given in the manner prescribed by the Loan Agreement.
     12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
     (a) THIS SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PLEDGOR AND PLEDGEE HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SECURITY AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS. BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF PLEDGOR AND PLEDGEE REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS SECURITY AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     13. Successors. This Security Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that, except in connection with any transaction permitted under the Loan Agreement, Pledgor may not assign this Security Agreement or any rights or duties hereunder, or any interest in or to the Collateral, without Pledgee’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Pledgee, except as permitted under the Loan Agreement, or any Lender shall release Pledgor from its obligations hereunder. Pledgee and Lenders may assign this Security Agreement and their respective rights and duties hereunder pursuant to and to the extent permitted by the terms of the Loan Agreement and, except as expressly required pursuant to the terms thereof, no consent or approval by Pledgor is required in connection with any such assignment.
     14. Amendments and Waivers. No amendment or waiver of any provision of this Security Agreement, and no consent with respect to any departure by Pledgor therefrom, shall be effective unless the same shall be in writing and signed by Pledgee and Pledgor and made in compliance with the terms of the Loan Agreement, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Pledgor hereby authorizes Pledgee to modify this Security Agreement by amending Exhibit A hereto to include any Future Patents or additional licenses.
     15. Effectiveness. This Security Agreement shall be binding and deemed effective when executed and delivered by Pledgor and Pledgee and the Closing Date under the Loan Agreement shall have occurred.
     16. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     17. Severability of Provisions. Each provision of this Security Agreement shall be severable from every other provision of this Security Agreement for the purpose of determining the legal enforceability of any specific provision.
     18. Counterparts: Telefacsimile Execution. This Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Security Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Security Agreement. Any party delivering an executed counterpart of this Security Agreement by telefacsimile also shall deliver an original executed counterpart of this Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability. and binding effect of this Security Agreement.
     19. Jurisdiction. Service of Process and Venue.
     (a) Each party hereto irrevocably and unconditionally submits, to the extent permitted by applicable law, to any suit, action or proceeding with respect to this Security Agreement or any other Loan Document or any judgment entered by any court in respect thereof to the jurisdiction of (i) the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York, and any appellate court from any thereof, and (ii) to the courts of its own corporate domicile, at the election of the plaintiff, in respect of actions brought against it as a defendant, and irrevocably submits, to the extent permitted by applicable law, to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.
     (b) Nothing herein shall in any way be deemed to limit the ability of Pledgee or any Lender to serve any such process or summons in any other manner permitted by applicable law.
     20. Entire Agreement. This Security Agreement, in conjunction with the other Loan Documents, represents the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
     21. Supplement. This Security Agreement is one of the Loan Documents referred to in the Loan Agreement.

     IN WITNESS WHEREOF, the parties have entered into this Security Agreement as of the date first above written.

PLEDGOR

[INSERT NAME OF PLEDGOR], a
corporation

By:

Title:

PLEDGEE

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By:

Title:

EXHIBIT P-2
Form of PR Borrower Pledge Agreement
DATED 16 APRIL 2004
MODULAR (FOREIGN HOLDINGS) INC.
WELLS FARGO FOOTHILL, INC.
(in its capacity as Agent)

SHARE CHARGE
IN RESPECT OF SHARES OF
SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC.

WARNING!
THE TAKING OR SENDING BY ANY PERSON OF ANY ORIGINAL OF THIS DOCUMENT INTO THE
CAYMAN ISLANDS MAY GIVE RISE TO THE IMPOSITION OF SUBSTANTIAL CAYMAN ISLANDS
STAMP DUTY

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THIS SHARE CHARGE is made the 16th day of April 2004
BETWEEN:
(1)	MODULAR (FOREIGN HOLDINGS) INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands and having its registered office at M&C Corporate Services Limited, PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Chargor”); and

(2)	WELLS FARGO FOOTHILL, INC., a California corporation, in its capacity as Agent under the Loan Agreement (the “Chargee”)
WHEREAS:
(A)	Pursuant to the Loan Agreement, the Lenders have agreed to provide certain loan facilities to certain affiliates of the Chargor upon the terms and subject to the conditions therein set out.

(B)	The Chargor holds legal and beneficial title to the Shares.

(C)	As security for the Secured Obligations, the Chargor has agreed to charge in favour of the Chargee all legal and beneficial title and interest in and to the Charged Shares.

(D)	It is a condition precedent to the Chargee’s making advances under the Loan Agreement that the Chargor shall execute this Charge in favour of the Chargee.
NOW THIS CHARGE WITNESSETH as follows:
1.	INTERPRETATION
1.1	In this Charge (including the recitals), words and expressions shall have the same meanings that are ascribed to them in the Loan Agreement and, unless the context otherwise requires or unless otherwise defined herein, the following words and expressions shall have the following meanings:

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are generally open for business in the Cayman Islands and in the state of New York;

this “Charge” means this share charge;

“Charged Property” means all beneficial and legal title in and to the Shares and all other shares in the Company from time to time owned by the Chargor during the Security Period (together the “Charged Shares”) and all dividends or other distributions, interest and other moneys paid or payable after the date hereof in connection therewith and all interests in and all rights accruing at any time to or in respect of all or any of the Charged Shares;

“Charged Shares” has the meaning assigned thereto in the definition of Charged Property;

“Company” means Smart Modular Technologies (Puerto Rico) Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands with number 73698 and having its registered office at PW Corporate Services (Cayman) Limited, PO Box 258GT, First Home Tower, British American Centre, George Town, Grand Cayman, Cayman Islands;

“Event of Default” means an Event of Default as defined in the Loan Agreement;

“Guaranty” means the guaranty entered into or to be entered into on or about the date hereof by the Chargor in favour of the Agent in connection with the Loan Agreement;

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“Loan Agreement” means the loan and security agreement entered into or to be entered into on or about the date hereof and made among, inter alia, the Chargor (in its several capacities thereunder), the Company, the Chargee (in its several capacities thereunder as Agent and Lender) and the Lenders party thereto;
“Parties” means the parties to this Charge;
“Permitted Liens” has the meaning given to such term in the Loan Agreement;
“Secured Obligations” means, collectively, (i) the “Obligations” of the Chargor, as such term is defined in the Loan Agreement, and (ii) the “Guaranteed Obligations”, as such term is defined in the Guaranty;
“Secured Parties” means, collectively, the Chargee (for the avoidance of doubt, in its several capacities as Agent and as one of the Lenders), the Lenders and the Bank Product Providers, and each being a “Secured Party”;
“Security Interest” means any “Lien” as defined in the Loan Agreement;
“Shares” means 50,000 (fifty thousand) fully paid shares of US$1.00 par value in the Company, being the entire issued share capital of the Company;
“Security Period” means the period commencing on the date of execution of this Charge and terminating upon discharge of the security created by this Charge by full and final payment of the Secured Obligations (other than unmatured contingent obligations) or the release thereof by the Chargee.
1.2	In this Charge:
(a)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are reenactments (whether with or without modification);

(b)	references to clauses, recitals and schedules are references to clauses hereof, recitals hereof and schedules hereto, references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

(c)	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine or neuter and vice versa; and

(d)	references herein to any document include any deed, agreement (including this Charge), negotiable instrument, certificate, notice or other document of any kind and references to any document (or a provision thereof) (including, without limitation, any Loan Document or provision thereof) shall include and be construed as a reference to:
(i)	such document as modified, amended, restated, supplemented and/or novated from time to time, in each case in accordance with the terms thereof, and

(ii)	each document which replaces such document from time to time, in each case in accordance with the terms of such document.
(e)	references to assets include property, rights and assets of every description; and

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(f)	references herein to any person (including, without limitation, each party hereto) include, in each case, its successors and assigns and persons deriving title under or through it, in whole or in part, and whether at law or in equity and any person which replaces any party to any Loan Document in its respective role thereunder (any person replacing any such party being a “Replacement Party”), whether by assuming the rights and obligations of the party being replaced under the Loan Document or whether by executing a document in or substantially in the form of the Loan Document or having the same or substantially the same purpose as the Loan Document it replaces.
2.	CHARGOR REPRESENTATION AND WARRANTIES

The Chargor hereby represents and warrants to the Chargee that:
(a)	the Chargor is the legal and beneficial owner of all of the Charged Property free from any Security Interest (other than that created by this Charge and other Permitted Liens) and any options or rights of preemption;

(b)	the Chargor has full power and authority (i) to be the legal and beneficial owner of the Charged Property, (ii) to execute and deliver this Charge and (iii) to comply with the provisions of, and perform all its obligations under, this Charge;

(c)	this Charge constitutes the Charger’s legal, valid and binding obligations enforceable against the Chargor in accordance with its terms;

(d)	the execution by it of, and the performance by it of its obligations and liabilities, under this Charge will not:
(i)	contravene any law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it; or

(ii)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other instrument to which it is a party or any material licence or other authorisation to which it is subject or by which it or any of its property is bound; or

(iii)	contravene or conflict with any provision of its Memorandum and Articles of Association,
(e)	it is able to pay its debts as they fall due and it has not taken any action nor have any steps been taken or legal proceedings been started or threatened in writing against it for (i) winding up, dissolution or reorganisation, (ii), except as permitted under the Loan Agreement, the enforcement of any Security Interest over its assets, or (iii) for the appointment of a liquidator, receiver, administrative receiver, administrator, trustee or similar officer of it or of any or all of its assets;

(f)	all licences, consents, exemptions, clearance filings, registration, payments of taxes, notarisation and authorisations as are or may be necessary or desirable for the performance and discharge of its obligations and liabilities under this Charge and which are required in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Charge and the creation of security over the Charged Property have been obtained and are in full force and effect;

(g)	the Chargor has taken all corporate and other similar action required to approve its execution, delivery and performance of this Charge;

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(h)	this Charge is effective to create a valid and enforceable first priority fixed charge and first equitable mortgage upon the Charged Property in favour of the Chargee (for the benefit of the Secured Parties) ranking in priority (other than with respect to Permitted Liens) to the interests of any liquidator (or similar officer) or creditor of the Chargor; and

(i)	the Charged Shares are fully paid and there are no moneys or liabilities outstanding in respect of thereof.
3.	CHARGOR COVENANTS

The Chargor hereby covenants with the Chargee to pay on demand as principal and not merely as surety, all of the Secured Obligations as and when the same become due and payable in accordance with the terms of the Loan Documents.

4.	SECURITY

4.1	As continuing security for the full and punctual payment and discharge of the Secured Obligations to the extent provided in the Loan Agreement, the Chargor as legal and beneficial owner hereby mortgages to the Chargee by way of a first equitable mortgage and charges to the Chargee by way of a first fixed charge, all of its legal and beneficial right, title and interest in and to the Charged Property including all benefits, present and future, actual and contingent accruing to it in respect of the Charged Property.

4.2	The Chargor hereby agrees immediately upon execution of this Charge to deliver, or cause to be delivered, to the Chargee:
(a)	the corporate documents of the Chargor required to authorise the execution of this Charge;

(b)	a duly executed undated share transfer certificate in respect of the Charged Shares in favour of the Chargee or its nominees in the form set out in Schedule 1 to this Charge;

(c)	all share certificates representing the Charged Shares and a certified copy of the register of members of the Company;

(d)	executed but undated letters of resignation and release together with letters of authority to date the same from each of the directors, alternate directors and officers of the Company appointed by the Chargor in the forms set out in Parts I and II of Schedule 2 to this Charge; and

(e)	an undertaking from the Company to register transfers of the Charged Shares to the Chargee or its nominee in the form set out in Schedule 3 to this Charge.
4.3	The Chargor will procure that, except as permitted under the Loan Agreement, there shall be no increase or reduction in the authorised or issued share capital of the Company without the prior consent in writing of the Chargee.

4.4	The Chargor will deliver, or cause to be delivered, to the Chargee immediately upon the issue of any further Charged Shares, the items listed in clauses 4.2(a), 4.2(b), 4.2(c) and 4.2(e) in respect of all such further Charged Shares.

4.5	The Chargor will deliver or cause to be delivered, to the Chargee immediately upon the appointment of any further director, alternate director or officer of the company an undated, signed letter of resignation from such further director, alternate director or officer in the form of Schedule 2 or as otherwise reasonably acceptable to the Chargee.

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4.6	The Chargor hereby covenants that to the extent required under the Loan Agreement during the Security Period it will remain the legal and beneficial owner of the Charged Property (subject only to the Security Interests hereby created and other Permitted Liens) and that it will not, except as permitted under the Loan Agreement,
(a)	create or suffer the creation of any Security Interests (other than those created by this Charge and other Permitted Liens) on or in respect of the whole or any part of the Charged Property or any of its interest therein; or

(b)	sell, assign, lend, dispose of, transfer or otherwise deal with any of its interest in the Charged Property, in any such case without the prior consent in writing of the Chargee.
4.7	The Chargor shall remain liable to perform all the obligations assumed by it in relation to the Charged Property and the Chargee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Chargor to perform its obligations in respect thereof.

4.8	Upon the Chargee being satisfied that the Secured Obligations (other than unmatured contingent obligations) have been unconditionally and irrevocably paid and discharged in full, and following a written request therefor from the Chargor, the Chargee will, subject to being indemnified to its reasonable satisfaction for the costs and expenses incurred by the Chargee in connection therewith, release the security constituted by this Charge.

5.	DEALINGS WITH CHARGED PROPERTY

5.1	Unless and until notice from the Chargee after the occurrence and during the continuance of an Event of Default:
(a)	the Chargor shall be entitled to exercise all voting and consensual powers pertaining to the Charged Property or any part thereof for all purposes not inconsistent with the terms of this Charge or the Loan Agreement; and

(b)	the Chargor shall be entitled to receive and retain any dividends, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof.
5.2	The Chargor shall pay all calls, installments or other payments and shall discharge all other obligations, which may become due in respect of any of the Charged Property and upon the occurrence and during the continuance of an Event of Default, the Chargee may if it thinks fit make such payments or discharge such obligations on behalf of the Chargor. Any sums so paid by the Chargee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

5.3	The Chargee shall not have any duty to ensure that any dividends, interest or other moneys and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption, bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.

5.4	The Chargor hereby authorises the Chargee to arrange at any time and from time to time (prior to or after the occurrence of an Event of Default) for the Charged Property or any part thereof to be registered in the name of the Chargee (or its nominee) thereupon to be held, as so registered, subject to the terms of this Charge.

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6.	PRESERVATION OF SECURITY

6.1	It is hereby agreed and declared that:
(a)	the security created by this Charge shall be held by the Chargee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations (unless the only remaining obligations are unmatured contingent obligations);

(b)	the Chargee shall not be bound to enforce any other security before enforcing the security created by this Charge;

(c)	no delay or omission on the part of the Chargee in exercising any right, power or remedy under this Charge shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Chargee may deem expedient; and

(d)	any waiver by the Chargee of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.
6.2	Any settlement or discharge under this Charge between the Chargee and the Chargor shall be conditional upon no security or payment to the Chargee by the Company or the Chargor or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Chargee shall be entitled to recover from the Chargor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

6.3	The rights of the Chargee under this Charge and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Company, the Chargor, the Chargee or any other person:
(a)	any time or waiver granted to or composition with the Company, the Chargor or any other person;

(b)	the taking, variation, compromise, renewal or release (other than a release under Clause 9) of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company, the Chargor or any other person;

(c)	any legal limitation, disability, incapacity or other circumstances relating to the Company, the Chargor or any other person;

(d)	any amendment or supplement to the Loan Agreement or any other document or security;

(e)	the dissolution, liquidation, amalgamation, reconstruction or reorganisation of the Company, the Chargor or any other person; or

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(f)	the unenforceability, invalidity or frustration of any obligations of the Company, the Chargor or any other person under the Loan Agreement or any other document or security.
6.4	Until the Security Period shall have terminated, the Chargor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Chargee of its rights under, or the security constituted by, this Charge or by virtue of any relationship between or transaction involving the Chargor and the Company (whether such relationship or transaction shall constitute the Chargor a creditor of the Company, a guarantor of the obligations of the Company or in part subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Charge), except as permitted under the Loan Agreement and the Intercompany Subordination Agreement:
(a)	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Chargee or any person;

(b)	exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

(c)	exercise any right of set-off or counterclaim against the Company or any such co-surety;

(d)	receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

(e)	unless so directed by the Chargee (in which case the Chargor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Chargee.
The Chargor shall hold in trust for the Chargee and forthwith pay or transfer (as appropriate) to the Chargee any payment (including an amount to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it in violation of this Clause 6.4.
6.5	Until the Security Period shall have terminated, the Chargee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Chargee for as long as it may think fit, any moneys received recovered or realised under this Charge or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of such amount; provided that the Chargee shall be obliged to apply amounts standing to the credit of such account or accounts once the aggregate amount held by the Chargee in any such account or accounts opened pursuant hereto is sufficient to satisfy the outstanding amount of the Secured Obligations (other than unmatured contingent obligations) in full.

7.	ENFORCEMENT OF SECURITY

7.1	Upon the occurrence of an Event of Default, the security hereby constituted shall become immediately enforceable and the rights of enforcement of the Chargee under this Charge shall be immediately exercisable upon and at any time thereafter for so long as such Event of Default is continuing and, without prejudice to the generality of the foregoing the Chargee without further notice to the Chargor:
(a)	may solely and exclusively exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof and may exercise such powers in a such manner as the Chargee may think fit; and/or

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(b)	may remove the then existing directors and officers (with or without cause) by dating and presenting the undated, signed letters of resignation delivered pursuant to this Charge; and/or

(c)	may receive and retain all dividends, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof, such dividends, interest or other moneys or assets to be held by the Chargee, until applied in the manner described in clause 7.4, as additional security charged under and subject to the terms of this Charge and any such dividends, interest and other moneys or assets received by the Chargor after such time shall be held in trust by the Chargor for the Chargee and paid or transferred to the Chargee on demand; and/or

(d)	may sell, transfer, grant options over or otherwise dispose of the Charged Property or any part thereof at such place and in such manner and at such price or prices as the Chargee may deem fit, and thereupon the Chargee shall have the right to deliver, assign and transfer in accordance therewith the Charged Property so sold, transferred, granted options over or otherwise disposed of provided that, in the case of Clause 7.1(d) only and where the Chargee has determined to sell, transfer or otherwise a private sale or some other disposition other than a public disposal of the Charged Property in a private sale or some other disposition other than a public sale, the Chargee shall give notice to the Administrative Borrower in the manner contemplated by Section 9.1(j)(i) of the Loan Agreement.
7.2	The Chargee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any moneys assigned by this Charge or to enforce any rights or benefits assigned to the Chargee by this Charge or to which the Chargee may at any time be entitled hereunder.

7.3	Upon any sale of the Charged Property or any part thereof by the Chargee, the purchaser shall not be bound to see or enquire whether the Chargee’s power of sale has become exercisable in the manner provided in this Charge and the sale shall be deemed to be within the power of the Chargee, and the receipt of the Chargee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

7.4	All moneys received by the Chargee pursuant to this Charge shall be applied by the Chargee in accordance with the provisions of the Loan Agreement.

7.5	Neither the Chargee nor its agents, managers, officers, employees, delegates and advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of gross negligence, dishonesty or wilful misconduct.

7.6	The Chargee shall not by reason of the taking of possession of the whole or any part of the Charged Property or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a Chargee-in-possession might be liable.

8.	FURTHER ASSURANCES

To the extent so provided for in the Loan Agreement, the Chargor shall execute and do all such assurances, acts and things as the Chargee in its absolute discretion may require for:

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(a)	perfecting, protecting or ensuring the priority of the security hereby created (or intended to be created);

(b)	preserving or protecting any of the rights of the Chargee under this Charge;

(c)	ensuring that the security constituted by this Charge and the covenants and obligations of the Chargor under this Charge shall enure to the benefit of any assignee of the Chargee;

(d)	facilitating the appropriation or realisation of the Charged Property or any part thereof; or

(e)	the exercise of any power, authority or discretion vested in the Chargee under this Charge, in any such case, forthwith upon demand by the Chargee and at the expense of the Chargor.
9.	RELEASE

9.1	Release of Charged Property

If all Secured Obligations have been paid in cash or otherwise discharged in full then, subject to Clause 6.2 and Clause 9.2, the Chargee shall at the request and cost of the Chargor execute such deeds and do all such acts and things as may be necessary to release the Charged property from the Charge.

10.	POWER OF ATTORNEY

10.1	The Chargor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Chargee (with full power of substitution and delegation) to be its attorney-in-fact:
(a)	to execute and complete in favour of the Chargee or its nominees or of any purchaser any documents which the Chargee may from time to time require for perfecting the Chargee’s title to or for vesting any of the assets and property hereby charged or assigned in the Chargee or its nominees or in any purchaser;

(b)	after the occurrence and during the continuance of an Event of Default, to give effectual discharges for payments, to take and institute on non-payment (if the Chargee in its sole discretion so decides) all steps and proceedings in the name of the Chargor or of the Chargee for the recovery of such moneys, property and assets hereby charged;

(c)	after the occurrence and during the continuance of an Event of Default, to agree accounts and make allowances and give time or other indulgence to any surety or other person liable; and

(d)	generally for it and in its name and on its behalf and as its act and deed or otherwise execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.
10.2	The power hereby conferred shall be a general power of attorney and the Chargor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do pursuant to Clause 9.1. In relation to the power referred to herein,

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the exercise by the Chargee of such power shall be conclusive evidence of its right to exercise the same.
11.	EXPENSES

11.1	The Chargor shall pay promptly all stamp, documentary and other like duties and taxes to which this Charge may be subject or give rise that are required to be paid by it under the Loan Agreement and shall indemnify the Chargee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Chargor to pay any such duties or taxes.

12.	NOTICES

12.1	Any notice required to be given hereunder shall be given in accordance with Section 12 of the Loan Agreement, the terms of which are incorporated herein and, for the avoidance of doubt, notices to be served on the Chargor may be served in care of the Administrative Borrower, as contemplated by the Loan Agreement.

13.	ASSIGNMENTS

13.1	This Charge shall be binding upon and shall enure to the benefit of the Chargor and the Chargee and each of their respective successors and (subject as hereinafter provided) assigns permitted under the Loan Agreement and references in this Charge to any of them shall be construed accordingly.

13.2	The Chargor may not assign or transfer all or any part of its rights and/or obligations under this Charge.

13.3	The Chargee may assign or transfer all or any part of its rights or obligations under this Charge to any assignee or transferee in accordance with the Loan Agreement. The Chargee shall notify the Chargor promptly following any such assignment or transfer.

14.	MISCELLANEOUS

14.1	The Chargee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Chargee under this Charge in relation to the Charged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Chargee may think fit and the applicable provisions of the Loan Agreement. To the extent so provided in the Loan Agreement, the Chargee shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Chargee has acted reasonably in selecting such delegate.

14.2	If any clause, condition, covenant or restriction (the “Provision”) of this Charge or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then the Provision shall apply with such deletion or modification as may be necessary to make it valid and effective.

14.3	This Charge (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by each of the Parties.

14.4	The headings in this Charge are inserted for convenience only and shall not affect the construction of this Charge.

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14.5	This Charge may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

15.	LAW AND JURISDICTION

15.1	Governing Law

This Charge is governed by and shall be construed in accordance with Cayman Islands law.

15.2	Cayman Island Courts

The courts of the Cayman Islands have non-exclusive jurisdiction to settle any disputes (a “Dispute”) arising out of, or connected with this Charge (including a dispute regarding the existence, validity or termination of this Charge or the consequences of its nullity) and each of the Chargor and the Chargee irrevocably submits to the jurisdiction of such courts. Each of the Chargor and the Chargee agrees that the process by which any proceedings in the Cayman Islands are begun shall be served on it by being delivered to the Chargor in accordance with Section 70 of Companies Law (2003 Revision) or subsequent revisions thereof, with a copy to be served on the Administrative Borrower in accordance with Clause 11.

15.3	Convenient Forum

The parties agree that the courts of the Cayman Islands are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

15.4	Non-exclusive Jurisdiction

The parties agree that Clause 15.2 does not prevent the Chargor or the Chargee from taking proceedings relating to a Dispute in any other courts with jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by law.

16.	INCONSISTENCY

Notwithstanding anything herein to the contrary, in the event of any inconsistency between this Charge and the Loan Agreement, the applicable provisions of this Charge shall prevail in relation to matters concerning the creation, status, subsistance and enforcement of the Security Interests created hereunder and the rights and powers of the parties in relation to the Charged Property and the Loan Agreement shall prevail as to all other matters.
IN WITNESS WHEREOF the parties hereto have caused this Charge to be duly executed the day and year first before written.

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EXHIBIT P—4
Form of Smart Modular Malaysia Pledge Agreement

MEMORANDUM OF DEPOSIT AND CHARGE OVER SHARES
(SUBJECT COMPANY: SMART MODULAR TECHNOLOGIES SDN BHD
(COMPANY NO. 458945—M)

THIS MEMORANDUM is made the	day of	, 2004
BETWEEN
(1)	SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC. an exempted company organized under the laws of the Cayman Islands (“PR Borrower”) and MODULAR (FOREIGN HOLDINGS) INC., an exempted company organized under the laws of the Cayman Islands (“Foreign Holdings” and, together with PR Borrower, “Pledgors”)
AND
(2)	WELLS FARGO FOOTHILL, INC., a California corporation (“Pledgee”), in its capacity as agent for the Lenders (as defined below).
WHEREAS
A.	The Pledgee, the lenders from time to time party thereto (the “Lenders”), Modular Merger Corporation, a California corporation, Smart Modular Technologies (Europe) Limited, a company organized under the laws of England and Wales, and PR Borrower, as borrowers (collectively, the “Borrowers”), and the other Obligors named therein, have entered into that certain Loan and Security Agreement, dated as of the date hereof (the “Loan Agreement” and together with all documents in connection therewith, the “Loan Documents”), pursuant to which the Lenders will provide certain financial accommodations (“Loans”) to the Borrowers.

B.	In connection with the Loan Agreement, (i) PR Borrower has executed that certain Guaranty dated as of the date hereof in favor of Pledgee as agent for the Lenders (the “PR Borrower Guaranty”), pursuant to which PR Borrower has guaranteed the “Obligations” of UK Borrower under the Loan Agreement, and (ii) Foreign Holdings has executed that certain Guaranty dated as of the date hereof in favor of Pledgee as agent for the Lenders (the “Foreign Holdings Guaranty” and, together with the PR Borrower Guaranty, the “Guaranties”),

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pursuant to which Foreign Holdings has guaranteed the “Obligations” of PR Borrower and UK Borrower under the Loan Agreement.

C.	The Pledgors collectively own ninety nine point nine percent (99.9%) of all the issued and outstanding capital stock of Smart Modular Technologies Sdn Bhd, a company incorporated under the laws of Malaysia (the “Company”).

D.	In connection with its Guaranty and in order to induce Pledgee and the Lenders to enter into the Loan Agreement, each Pledgor is making the pledge of their respective shares of the share capital of the Company as provided in this Agreement.
NOW IT IS HEREBY AGREED as follows:
1.	INTERPRETATION

1.1	Except where the context otherwise requires or unless this Memorandum otherwise provides, all words and expressions defined in the Loan Agreement when used or referred to in this Memorandum shall have the same meanings as that provided for in the Loan Agreement.

1.2	In this Memorandum:

Words and/or Expression	Meaning

Collateral	the Two Hundred Ninety Nine Thousand Nine Hundred and Ninety Eight (299,996) ordinary shares of RM1.00 par value each in Smart Modular Technologies Sdn Bhd (Company No. 458945—M) held by Foreign Holdings, and the Two (2) ordinary shares of RM1.00 par value each in Smart Modular Technologies Sdn Bhd (Company No. 458945—M) held by PR Borrower, in each case together with all proceeds, replacements, substitutions, newly issued shares, shares received by reason of a share split, bonus or any other form of issue, dividend or distribution with respect to or arising from such shares;

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Words and/or Expression	Meaning

Loan Agreement	the Loan Agreement referred to in Recital A of this Memorandum;

Event of Default	any of the events mentioned in Section 8 of the Loan Agreement; and

Obligations	collectively, (A)(i) all “Obligations” of PR Borrower under the Loan Agreement, and (ii) all “Guaranteed Obligations” of PR Borrower under the PR Borrower Guaranty, and (B) all “Guaranteed Obligations” of Foreign Holdings under the Foreign Holdings Guaranty.

1.3	All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Memorandum.

1.4	Words importing the singular number shall include the plural and vice versa.

1.5	References to Recitals, Clauses, Schedules and Annexures are to Recitals and Clauses of, and Schedules and Annexures to, this Memorandum.

1.6	All references to provisions of statutes or regulations thereunder include such provisions as amended or re-enacted.

1.7	Words applicable to natural persons include any body of persons, company, corporation, firm or partnership and vice versa.

1.8	Reference to documents include those documents as they may be amended from time to time,

1.9	All warranties, representatives, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into severally, unless otherwise specified.

2.	COVENANT TO PAY

2.1	As an inducement to and in consideration of the Agent and the Lender Group entering into the Loan Agreement to make available to the Borrowers the Loans and the Bank Product Providers to provide such services, in each case upon the

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terms and subject to the conditions therein contained, each Pledgor will on demand jointly and severally pay to the Pledgee, on behalf of the Lender Group and the Bank Product Providers, its Obligations, provided that no such demand shall be made by the Pledgee unless an Event of Default shall have occurred.

3.	DEPOSIT AND CHARGE OF COLLATERAL

3.1	Pursuant to the terms of the Loan Agreement and in consideration of the premises and for better securing the payment and repayment of its Obligations, each Pledgor as legal and beneficial owner hereby charges in favour of the Pledgee (on behalf of the Lender Group and the Bank Product Providers) all the Collateral owned by it and the proceeds of any sale of such Collateral.

3.2	For the avoidance of doubt, the charge hereby created shall affect, and the Collateral subject hereto shall include, all proceeds, replacements, substitutions, newly issued shares, shares received by reason of a share split, bonus or any other form of issue, dividend or distribution with respect to or arising from such shares PROVIDED THAT the Pledgee shall not incur any liability in respect of any calls, installments or other payments in respect thereto which shall be duly and punctually paid by the Pledgors.

3.3	The charge hereby created shall:
(a)	be a continuing security;

(b)	not be discharged or affected by any failure of, or defect in, any agreement given by or on behalf of any Pledgor in respect of its Obligations nor by any legal limitation or lack of any borrowing or charging powers of any Pledgor or lack of authority of any person appearing to be acting for any Pledgor in any matter in respect of the Obligations or by any other fact or circumstances (whether known or not to any Pledgor or the Pledgee) as a result of which the Obligations may be rendered illegal, void or unenforceable by the Pledgee;

(c)	remain binding on the Pledgors notwithstanding any amalgamation, re-construction, re-organisation, merger, sale or transfer by or involving the Pledgee or the assets of the Pledgee and for this purpose, this Memorandum and all rights conferred on the Pledgee hereunder may be assigned or transferred by the Pledgee accordingly;

(d)	except as provided in Clause 17 hereof, remain binding on the Pledgors notwithstanding any amalgamation, re-construction, re-organisation, merger, sale or transfer by or involving any Pledgor or the assets of any Pledgor; and

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(e)	be additional and without prejudice to any other security which the Pledgee may hold from time to time.
4.	VESTING

4.1	It is hereby agreed by the parties that in addition to and without prejudice to any provisions of this Memorandum, after the occurrence and during the continuance of an Event of Default, the Pledgee shall be entitled to transfer, complete and vest the title of any of the Collateral to or in the Pledgee or the Pledgee’s nominees or such party as the Pledgee may determine.

5.	CALLS

5.1	Notwithstanding the charge hereby created, the Pledgors shall during the continuance of this Memorandum duly and punctually pay all calls, installments or other payments, if any, that may be made or become due in respect of the Collateral or any of them and in default of any Pledgor so doing, it shall be lawful for but not obligatory for the Pledgee to make such payments on behalf of such Pledgor and all sums paid by the Pledgee for that purpose shall be repayable to the Pledgee on demand being made for the same and pending payment, such sums shall be subject to and secured by the charge created hereunder.

6.	VOTING RIGHTS

6.1	The Pledgee may, without being under any obligation so to do, exercise or cause to be exercised at the Pledgee’s discretion, in any Pledgor’s name or otherwise, at any time after the occurrence and during the continuance of an Event of Default (and without such Pledgor’s further consent or authority) in respect of any of the Collateral, such Pledgor’s voting rights as if the Pledgee were the registered holder and beneficial owner thereof, including the power to attend any general meeting of the issuer of the Collateral and to appoint a proxy therefore and to exercise all other powers and rights of any nature whatsoever of a shareholder of the issuer under its Articles of Association or at law. Until the Collateral is registered to the Pledgee or the name of the Pledgee’s nominees, each Pledgor shall forthwith upon receipt from the issuer forward to the Pledgee all notices of meetings and each Pledgor shall also, if so required by the Pledgee, after the occurrence and during the continuance of an Event of Default, appoint the Pledgee or any of the Pledgee’s officers or Pledgee’s nominees as such Pledgor’s proxy to attend such meetings. Should the Pledgee however be entitled to but not require such an appointment to attend such meetings, each Pledgor shall nevertheless attend and vote in strict compliance with any instructions the Pledgee or the Pledgee’s nominees may issue to such Pledgor in connection therewith.

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7.	SHARE ADJUSTMENTS AND DIVIDENDS

7.1	If during the term of this Agreement, any share dividend, reclassification, readjustment or other change is declared or made in the capital structure of the Company or any option included within the Collateral is exercised, or both, all new, substituted and additional shares, or other securities, issued to any Pledgor by reason of any such change or exercise shall be delivered to and held by such Pledgee under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder.

7.2	Upon notice to Administrative Borrower after the occurrence and during the continuance of an Event of Default, each Pledgor shall immediately deliver any dividends, distributions, allotments, interests or other payments, whether of any income or capital nature, to Pledgee in the same form received and in the same manner as the Collateral pledged hereunder, and any such dividends, distributions, allotments, interests or other payments which may be received or receivable by the Pledgee in respect of the Collateral may be retained by the Pledgee and applied by the Pledgee as though they were proceeds of sale hereunder notwithstanding that the power of sale herein may not have arisen. Notwithstanding this provision, the Pledgee may in its sole and absolute discretion forward such dividends, distributions, allotments, interests or other payments received by the Pledgee or any portion thereof to the applicable Pledgor.

7.2	So long as an Event of Default shall not have occurred and be continuing, each Pledgor shall be entitled, from time to time, to collect and receive for its own use all cash dividends and interest paid in respect of the Collateral to the extent not in violation of the Loan Agreement, provided that, until actually paid, all rights to such distributions shall remain subject to any lien in favour of the Pledgee created by this Memorandum and the Loan Agreement.

7.3	Without prejudice to the rights and obligations hereby created, upon the occurrence and during the continuance of an Event of Default, any dividends, distributions, allotments, interests or other payments in respect of the Collateral which may be received by any Pledgor (other than such cash dividends and interest as are permitted to be paid to such Pledgor in accordance with Clause 7.2 hereof) shall be held in trust for the Pledgee and be paid over to the Pledgee forthwith upon request therefor.

8.	POWER OF SALE

8.1	Upon the occurrence and during the continuance of any Event of Default, it shall be lawful for the Pledgee, without any notice to or any further consent or concurrence by any Pledgor, to sell or dispose of the Collateral or any part thereof

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in such manner (including sale by private treaty) and upon such terms and conditions as the Pledgee shall in its absolute discretion think fit and to apply the proceeds of sale or disposal in or towards the discharge of the Obligations and all other moneys hereby secured, with any surplus being paid to the Pledgors or any other person who may be legally entitled thereto. And it is hereby agreed that the Pledgee and/or its nominees shall not in any way be liable for any loss from or through any brokers or others employed in the sale of the Collateral or for any loss or depreciation in value of any of such Collateral arising from or through any cause whatsoever save and except for the gross negligence and/or willful misconduct of the Pledgee and/or its nominees and it is hereby further agreed that any at sale or disposal, any Lender (including the Pledgee) shall be entitled to acquire the same provided always that such acquisition is a price and on terms arid conditions similar to and no less favourable than those offered by other prospective purchasers.

9.	PROTECTION OF THIRD PARTIES

9.1	No purchaser from the Pledgee or the Pledgee’s nominees shall be concerned to enquire whether any powers which the Pledgee has exercised or purported to exercise has arisen or become exercisable, whether any of the Obligations and all other moneys hereby secured remains outstanding or whether any event has occurred to authorise the Pledgee to act or as to the propriety or validity of the exercise or purported exercise of any such power. The title of any such purchase and the position of any such person shall not be impeachable by reference to any of those matters.

9.2	The receipt of the Pledgee or the Pledgee’s nominees shall be an absolute and a conclusive discharge to a purchaser and shall relieve him of any obligation to see to the application of any amounts paid to or by the direction of the Pledgee.

10.	DEFICIENCY IN PROCEED OF SALE

10.1	If the amount realized by the Pledgee on a sale of the Collateral pursuant to the provisions of Clause 8.1 hereof and the provisions of the Loan Agreement is less than the Obligations and all other moneys hereby secured, the Pledgors shall pay to the Pledgee at the times provided in and subject to the other provisions of, the Loan Agreement, the difference between the amount due and the amount so realized.

11.	REPRESENTATIONS AND WARRANTIES

11.1	Each Pledgor hereby represents and warrants to the Pledgee that:

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(a)	Pledgors are duly incorporated under the laws of the Cayman Islands and are the sole legal and beneficial owners of the Collateral free and clear of any charges, liens or other encumbrances (other than Permitted Liens);

(b)	the Collateral is fully paid and that there are no money or liabilities outstanding or payable in respect of the Collateral:

(c)	the charge over the Collateral contained herein, once the certificates and stock powers in relation to the Collateral are delivered by the Pledgors to the Pledgee, shall be a valid, fully perfected and first priority lien on the Collateral;

(d)	none of the certificates or other documents of title in respect of the Collateral (“scrips”) have been forged, reported lost, destroyed or stolen;

(e)	all scrips in relation to or purporting to be in relation to shares (as defined under the Companies Act 1965) have been issued in accordance with Section 100(2) of the Companies Act 1965;

(f)	all instruments of transfer in relation to the Collateral have been duly executed by the transferor and have been delivered to the Pledgee together with all other documents (including the requisite Resolution of the board of directors of the issuer) required by the issuer concerned of the Collateral to enable lawful registration of the transfer to be effected in favour of the Pledgee;

(g)	the Pledgors have the power and capacity under its constitution to execute, deliver and perform the terms of this Memorandum and the matters contemplated hereby and to deposit or transfer or cause to be deposited or transferred the Collateral to the Pledgee or the Pledgee’s nominees in the manner referred to in or contemplated by this Memorandum;

(h)	the execution, delivery and performance of this Memorandum and the matters contemplated hereby will not breach the provisions of:
(i)	any law or any rule made pursuant to any law or any guidelines or other requirements of any Ministry, agency, department or authority (whether or not having the force of law) or any order of any Court and that all requirements of any such law, rule, guidelines, requirement or order have been fully complied with and satisfied;

(ii)	any material contract or other undertaking or instrument to which the Pledgors are party or which is binding upon the Pledgors or any of the Pledgors’ assets;

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(i)	except for the actions required under Section 3.2(e) of the Loan Agreement, all corporate authority and approval of the Pledgors and consent, licences, approvals, authorizations, orders and exemptions of any Ministry, agency, department or authority in Malaysia which are required or advisable for or in connection with the execution, delivery, performance, legality or enforceability of this Memorandum or the matters contemplated hereby or the deposit or transfer of the Collateral referred to in or contemplated by this Memorandum have been obtained and are in full force and effect.

(j)	except for the actions required under Section 3.2(e) of the Loan Agreement, the Collateral is and has been validly deposited and/or transferred to the Pledgee or the Pledgee’s nominees and the Collateral is and has been validly charged to the Pledgee hereunder and all requirements of any law, rule, guidelines, requirement or order referred to in Clause 11.l(g) hereof in connection with such deposit or transfer or the charging of the Collateral hereunder have been fully complied with and satisfied;

(j)	in the event of any release, delivery, deposit or transfer of any or all the Collateral in the manner contemplated by Clause 17 hereof, the person to whom the same are or are to be released, delivered, deposited or transferred;
(i)	has been authorized and approved of such release, delivery, deposit or transfer; and

(ii)	will not, as a result of such release, delivery, deposit or transfer, incur any liabilities under or contravene or be in breach of any law, rule, guidelines, requirement or order referred to in Clause 11.l(g) hereof (including but not limited to the Companies Act 1965).
11.2	The Pledgors acknowledge that the Pledgee has accepted this Memorandum on the basis of and in full reliance on the aforesaid representations and warranties which are correct on the date hereof and will be correct at such times and to the extent so required under the Loan Agreement.

12.	PLEDGORS’ UNDERTAKINGS

12.1	The Pledgors hereby undertakes with the Pledgee that during the subsistence of this Memorandum the Pledgors will:
(a)	to the extent required under the Loan Agreement remain the absolute legal and beneficial owner of the Collateral and that there shall be no mortgage, charge, debenture (whether fixed or floating), pledge, lien or other

9

encumbrances whatsoever (other than Permitted Liens) upon any of the Collateral having priority to this Memorandum;
(b)	to the extent required by and subject to the applicable provisions of the Loan Agreement, pay to the Pledgee upon demand the amount of all reasonable and actual costs and expenses which the Pledgee may incur to, about or with a view to perfecting or enforcing this security or otherwise in connection herewith;

(c)	except as permitted by the Loan Agreement, not at any time during the continuance of this charge execute any form of transfer, charge, mortgage, debenture, pledge, lien or any form of encumbrance whatsoever in respect of the Collateral or any part thereof, or sell, assign or purport to sell or assign the Collateral or any part thereof to any person or persons; and

(d)	not claim any set-off or counterclaim against the Pledgee in respect of the Obligations of the Pledgors to the Pledgee, or have the benefit of any share of any other guarantee or security now or hereafter held by the Pledgee.
13.	CERTIFICATE OF AGENT’S OFFICER CONCLUSIVE

13.1	A certificate or statement by any authorized officer or solicitor of the Pledgee as to the monies for the time being due to the Lenders from or by the Pledgors shall, save for and manifest errors, be conclusive evidence against the Pledgors in any legal proceedings and for all purposes.

14.	CONSOLIDATION OF COLLATERAL

14.1	It is hereby expressly agreed and declared that the Collateral or any part thereof shall not be discharged or released from this Memorandum except on (i) payment by the Pledgors of the Obligations (other than unmatured contingent obligations) and (ii) the termination of the Commitments under the Loan Agreement.

15.	LIEN AND OTHER SECURITIES NOT AFFECTED

15.1	Nothing herein contained shall prejudice or affect any lien to which the Pledgee is by law entitled or any other security or securities which the Pledgee may now or at any time hereafter hold for or on account of the moneys hereby secured or any part thereof.

16.	RIGHTS OF LIEN

16.1	The Pledgee shall during the continuance of this charge and so long as the Obligations or any part thereof (other than unmatured contingent obligations)

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shall remain owing and payable have a lien thereof on all monies now or hereafter standing to the credit of the Pledgors.

17.	RELEASE OF COLLATERAL

17.1	Notwithstanding anything herein contained to the contrary, it is agreed that, in the event that the Obligations (other than unmatured contingent obligations) are paid to the Pledgee and the Commitments under the Loan Agreement are terminated, then subject to Clause 18 hereof, the Pledgee shall at any time after such payment shall have been made discharge this Memorandum and upon such discharge, the Pledgee shall not be bound to return to the Pledgors the Collateral bearing serial numbers identical with those deposited with or transferred to the Pledgee or the Pledgee’s nominees so long as the Collateral returned to the Pledgors are of the same class, denomination and nominal amount and rank pari passu with those originally deposited with or transferred to the Pledgee (subject always to any capital reorganization, securities exchange scheme and/or other occurrence whatsoever precluding the return of the Collateral of the same class denomination nominal amount or ranking which may have occurred during the term of this security).

17.2	The Parties hereto hereby agree that:
(a)	upon the consummation of any Permitted Disposition of any Collateral, the security interests created hereunder in such Collateral shall be automatically released;

(b)	upon the consummation of any Permitted Disposition of the Pledgors, the obligations of the Pledgors and the security interests created hereunder in the Collateral shall be automatically released; and

(c)	upon and after any Permitted Disposition contemplated by this Clause, the Pledgee shall, at the expense of the Pledgors, execute and deliver such documents, and take such other action, as may be requested by the Pledgors to evidence such releases.
18.	CONDITIONAL DISCHARGE

18.1	The Pledgors hereby agrees that:
(a)	no assurance, security or payment which may be avoided under any of the provisions of the Bankruptcy Act 1967 for the time being in force or under any law relating to the winding-up of companies and no release settlement or discharge which may have been given on the faith of any such assurance, security or payment shall prejudice or affect the Pledgee’s right

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to recover from the Pledgors to the full extent of this Memorandum as if such assurance security payment release settlement or discharge (as the case may be) had never been granted, given or made; and

(b)	no release settlement or discharge of this Memorandum which may have been given by reason of the Pledgee’s mistake or error (whether such mistake or error is made by the Pledgee’s staff or computer through the Pledgee’s negligence or otherwise) shall have any effect and this Memorandum shall continue to remain in full force and effect and the Pledgors shall do all such acts matters things as the Pledgee shall require to rectify such mistake or error including but not limited to the return and/or re-transfer of the Collateral concerned to the Pledgee.
19.	DISCLOSURE OF INFORMATION

19.1	During the continuance of this Memorandum, the Pledgee is hereby authorised to disclose to:
(a)	the Pledgee’s nominees, subsidiaries, agents, assignees or transferees; or

(b)	all other parties to the Loan Agreement;

(c)	any authority or body having jurisdiction over the Pledgee, the Pledgee’s nominees, subsidiaries, agents or assignees or transferees; or

(d)	any issuer of the Collateral or any authority or body having jurisdiction over such issuer (including but not limited to the Registrar of Companies);
any information relating to the Pledgors, the interest and beneficial ownership in the Collateral and this Memorandum, in each case in such manner and to such extent as permitted under the Loan Agreement. The Pledgors hereby expressly consents to such disclosure and hereby confirms and declares that no further consent from the Pledgors is necessary or required in relation thereto.
20.	MODIFICATION AND INDULGENCE

20.1	The security hereby created shall not be affected in any way notwithstanding that:
(a)	the Loans granted to the Pledgors shall be determined or varied;

(b)	any time or indulgence is granted to the Pledgors and/or any surety or guarantor;

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(c)	the Agent or the Lenders compound with the Pledgors and/or any surety or guarantor or any other person; and/or

(d)	the Agent or the Lenders deal with, exchange, release, vary or modify or abstain from perfecting or enforcing the Loan Agreement and any security held or to be held by the Pledgee for or on account of the monies hereby secured or any part thereof.
21.	INDEMNITY

21.1	The Pledgors shall, on joint and several basis, fully indemnify the Pledgee against and hold the Pledgee harmless from any expenses, loss, damage or liability arising out of the charge of the Collateral or anything done by the Pledgee hereunder or in respect of any indemnity which the Pledgee may be liable, in connection with the Collateral, to any person firm company or other entity save and except for any gross negligence and/or willful misconduct of the Pledgee.

22.	COSTS AND EXPENSES

22.1	To the extent required by the Loan Agreement, the Pledgors shall pay:
(a)	all reasonable costs, charges, registration and other fees, stamp duty and other expenses (including the Pledgee’s solicitors’ professional charges on a solicitor-client basis) incurred in connection with the negotiation, preparation and completion of this Memorandum and any related documents; and

(b)	all reasonable costs, charges, registration and other fees, stamp duty and other expenses (including the Pledgee’s solicitors’ professional charges on a solicitor-client basis) incurred in perfecting the present securities, in enforcing or obtaining payment of all such moneys, in paying any expenses or outgoings whatsoever in respect of or in realizing the Collateral, in defending, prosecuting or otherwise howsoever taking part in or attending at any action, inquiry, hearing, suit or other proceedings whatsoever affecting the Collateral.
22.2	In addition to and without prejudice to Clause 22.1 hereof, the Pledgors shall to the extent required by the Loan Agreement pay all fees and expenses incurred in connection with the transfer and the registration of the Collateral to and into the name of the Pledgee or the Pledgee’s nominees or such party as the Pledgee may decide from time to time.

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23.	RIGHTS CUMULATIVE

23.1	All rights granted to the Pledgee shall be cumulative and no exercise by the Pledgee of any right under this Memorandum shall restrict or prejudice the exercise of any other right granted by this Memorandum or otherwise available to it at law.

24.	TIME OF THE ESSENCE

24.1	Any time, date or period mentioned in any provision of this Memorandum may be extended by mutual agreement but as regards to a time, day or period originally fixed and not extended or any time, date or period so extended, such time shall be of the essence.

25.	NO WAIVER

25.1	The failure by any party to enforce any time or for any period any one or more of the terms and conditions of this Memorandum shall not be a waiver of them or of the right at any time subsequently to enforce all terms and conditions of this Memorandum.

26.	AMENDMENTS AND VARIATIONS

26.1	No amendment or other variation of this Memorandum shall be effective and binding on the parties unless the same shall be duly effected in writing and expressed to be for the purpose of such amendment or other variation and signed by the parties.

27.	ASSIGNMENT

27.1	The Pledgee may at any time with or without the concurrence of the Pledgors assign its rights under this Memorandum or any part thereof in accordance with the Loan Agreement.

28.	FURTHER ASSURANCES

28.1	Each Pledgor covenants and agrees that:
(a)	it will execute and deliver, or cause to be executed and delivered, all such other stock powers, proxies, instruments and documents as the Pledgee may reasonably request from time to time in order to carry out the provisions and purposes hereof;

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(b)	it will take all such other action, as the Pledgee may reasonably request from time to time in order to carry out the provisions and purposes hereof;

(c)	the Collateral will remain free and clear of all security interests and liens (other than Permitted Liens) throughout the term hereof, and

(d)	it will forward to the Pledgee, immediately upon receipt, copies of any information or documents received by the Pledgors in connection with the Collateral to the extent it is required to do so under the Loan Agreement.
28.2	For purposes of defining security interest perfection, the Pledgors further agree that any Collateral which is in transit to the Pledgee shall be deemed to be in Pledgee’s possession.

28.3	The Pledgor warrants and represents that none of the proceeds of any loans made by the Pledgee to the Pledgor will be used in violation of Registrations G, U or X.

29.	NOTICE AND SERVICE OF PROCESS

29.1	All notices, requests and demands to or upon the Pledgor or the Pledgee under this Memorandum shall be given in the manner prescribed by the Loan Agreement.

30.	SUCCESSORS BOUND

30.1	This Memorandum is binding upon the successors-in-title and permitted assigns of the parties.

31.	GOVERNING LAW

31.1	This Memorandum shall be governed by Malaysian law in every particular, including formation and interpretation, and the parties submit to the non-exclusive jurisdiction of the Courts of Malaysia.

32.	SEVERABILITY

32.1	In the event that any provision of this Memorandum is declared by a court or other competent authority to be void, voidable, illegal or otherwise unenforceable, this Memorandum shall be construed as if such offending provision had never comprised a part of this Memorandum and the remaining provisions of this Memorandum shall remain in full force and effect.

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32.2	Notwithstanding the foregoing, the parties shall thereupon negotiate in good faith in order to agree the terms of satisfactory provisions(s) that best capture the original intention of the parties to be substituted for the provision declared to be void, voidable, illegal or otherwise unenforceable.

33.	COUNTERPARTS

32.1	This Memorandum may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.

34.	BENEFIT OF LENDERS

34.1	The security created hereby shall be for the benefit of the Pledgee, the Lenders, and the Bank Product Providers, and all proceeds or payments realized from the Collateral in accordance herewith shall be applied to the Obligations in accordance with the terms of the Loan Agreement.

35.	INCONSISTENCY PROVISION

Notwithstanding anything herein to the contrary, in the event of any inconsistency between this Memorandum and the Loan Agreement, the applicable provisions of this Memorandum shall prevail as to the creation, perfection and priority of the Collateral as well as to the remedies available to the Pledgee under Malaysian law in respect of the Collateral created hereunder, and the Loan Agreement shall prevail as to all other matters.
[THIS SPACE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF the parties have hereunto set their respective hands the day and year first above written.

SIGNED by	)
for and on behalf of	)
SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC.	) )
in the presence of:-)

SIGNED by	)
for and on behalf of	)
MODULAR (FOREIGN HOLDINGS))
INC. in the presence of:-)

SIGNED by	)
for and on behalf of	)
WELLS FARGO FOOTHILL, INC.	)
in the presence of:-)
This is the execution page of the MEMORANDUM OF DEPOSIT AND CHARGE OVER SHARES between SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC., MODULAR (FOREIGN HOLDINGS) INC. and WELLS FARGO FOOTHILL, INC. of 299998 ordinary shares of RM1.00 par value each in SMART MODULAR TECHNOLOGIES SDN BHD (Company No. 458945-M).

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EXHIBIT P—5
Form of UK Borrower Pledge Agreement
Dated April     , 2004
APEX DATA, INC. as Chargor
And
WELLS FARGO FOOTHILL, INC. as Chargee

DEED OF CHARGE
AND
MEMORANDUM OF DEPOSIT

LONDON

THIS DEED OF CHARGE AND MEMORANDUM OF DEPOSIT is made the    day of April 2004.
     BETWEEN:
     (1) APEX DATA, INC., as the chargor (the “Chargor”); and
     (2) WELLS FARGO FOOTHILL, INC., in its capacity as the agent and the security trustee for the Lender Group and the Bank Product Providers (in such capacity, the “Chargee”, which expression shall include any Person appointed as trustee or as additional trustee for the purpose of, and in accordance with, this Charge and Memorandum, and any assignee or successor in title of the Chargee).
     WHEREAS:
     (A) The Charged Share Issuer (in its capacity as a borrower) has entered into a Loan and Security Agreement, dated as of            April 2004 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), with the Chargee and certain other persons, pursuant to which the Lenders party thereto and the Chargee have agreed, subject to the satisfaction of certain terms and conditions, to provide the facility set out in the Credit Agreement to the Charged Share Issuer and certain other borrowers, as provided therein;
     (B) Pursuant to the Credit Agreement, the Chargor is required to grant certain liens and security interests in respect of the share capital of the Charged Share Issuer to the Chargee, to secure the obligations of the Chargor under its guaranty of certain obligations under the Credit Agreement and the other Loan Documents; and
     (C) The Obligations of the Chargor to the Chargee (on behalf of the Lender Group and the Bank Product Providers) are to be secured pursuant to this Deed of Charge and Memorandum of Deposit (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Charge and Memorandum”) as more fully described below.
ARTICLE 1.
DEFINITIONS
     SECTION 1.1. Certain Terms. In addition to the terms defined in the preamble and the recitals, the following terms (whether or not underscored) when used in this Charge and Memorandum shall have the following meanings (all defined terms used herein to be equally applicable to the singular and plural forms thereof):
     “Charged Property” means all Charged Shares and all of the certificates and/or other instruments representing such shares and all other securities, assignments of amounts due or to become due and other instruments arising from or relating to the Charged Shares which are now being delivered by the Chargor to the Chargee or which may from time to time hereafter be delivered by the Chargor to the Chargee for the purpose of granting security under this Charge and Memorandum, and all proceeds of any of the foregoing.

     “Charged Share Issuer” means the company referred to in the Attachment hereto as such.
     “Charged Shares” means all shares of the Charged Share Issuer owned or at any time from time to time acquired by the Chargor which are delivered by the Chargor to the Chargee as Charged Property hereunder (including the shares evidenced by the certificate(s) referred to in the Attachment hereto which are being delivered by the Chargor to the Chargee on the date of this Charge and Memorandum as Charged Property hereunder), the total combined voting powers of which shall at all times constitute a per centage equal to, or as close as possible to, 66 per cent but in no event less than 65 per cent or more than 66 per cent, of, the total combined voting powers of the issued and outstanding share capital of the Charged Share Issuer.
     “Collateral” is defined in Section 3.1.
     “Costs and Expenses” means all reasonable costs and expenses (including reasonable fees and expenses of legal advisers) incurred by the Chargee in connection with (a) the Chargor’s execution, delivery and performance of this Charge and Memorandum, (b) protecting, preserving or maintaining any Collateral, (c) collecting the Obligations and (d) enforcing any rights of the Chargee hereunder in respect of the Collateral or otherwise.
     “Distributions” means all stock dividends, all liquidating dividends, all shares of stock resulting from (or in connection with the exercise of) any merger or consolidation of the Charged Share Issuer or from stock splits, reclassifications, warrants, options or non-cash dividends and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Charged Shares or other shares constituting Collateral, but shall not include Dividends.
     “Dividends” means cash dividends and cash distributions with respect to any Charged Shares or other Charged Property made in the ordinary course of business and not a liquidating dividend.
     “Obligations” means all “Guaranteed Obligations” of the Charged Share Issuer under and as defined in its Guaranty to the Chargee (whether on its own account or as agent and security trustee for the Lender Group and the Bank Product Providers).
     SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Charge and Memorandum, including its preamble and recitals, have the meanings provided in the Credit Agreement.
     SECTION 1.3. Interpretation. (a) Unless a clear contrary intention appears, the use of the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. (b) An Event of Default is continuing if it has not been remedied or waived.

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ARTICLE 2.
COVENANT TO PAY
     SECTION 2.1. Covenant to Pay. The Chargor hereby covenants with the Chargee that it shall on demand of the Chargee discharge all Obligations at the time or times when, and in the currencies in which, they are expressed in the Credit Agreement to be due and payable.
ARTICLE 3.
SECURITY INTEREST
     SECTION 3.1. Grant of Security Interest. The Chargor by way of continuing security for the payment and satisfaction when due of the Obligations hereby charges by way of first fixed equitable charge and assigns by way of security to the Chargee (for the benefit of the Lender Group and Bank Product Providers), all of its right, title and interest in and to the following property (the “Collateral”):
     3.1.1. all Charged Shares;
     3.1.2. all other Charged Property, whether now or hereafter delivered to the Chargee in connection with this Charge and Memorandum;
     3.1.3. all Dividends, Distributions, interest and other payments and rights distributed or distributable in respect of or in exchange for any Charged Property; and
     3.1.4. all proceeds of any of the foregoing.
     SECTION 3.2. Delivery of Charged Property. All certificates and instruments representing or evidencing any Collateral, including all Charged Shares, shall be delivered to and held by or on behalf of the Chargee pursuant hereto, shall be in suitable form for transfer by delivery and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank. The Chargee shall be entitled without notice to present the same for registration after the occurrence of an Event of Default which is continuing.
     SECTION 3.3. Dividends on Charged Shares. Notwithstanding any other provision hereof, if any Dividend is not prohibited from being paid on any Charged Share (in accordance with Section 5.4 or any of the Loan Documents), such Dividend may be paid directly to the Chargor. If any Dividend or payment is paid in contravention of Section 5.4 or any of the Loan Documents, the Chargor shall upon request of the Chargee delivered to the Administrative Borrower immediately pay the same to the Chargee.
     SECTION 3.4. Continuing Security Interest. This Charge and Memorandum shall create a continuing security interest in the Collateral and shall:
     3.4.1. remain in full force and effect until the earlier to occur of (i) the payment in full of all Obligations (other than unmatured contingent obligations) in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents and the termination or expiration of any commitment on the part of the Lenders to

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provide any credit facility and (ii) the sale or other disposition of the Chargor or the Collateral in a transaction permitted under the Credit Agreement;
     3.4.2. be binding upon the Chargor and its successors and permitted transferees and assigns, except for any third party transferee pursuant to a sale of the Chargor or the Charged Share Issuer in a transaction permitted under the Credit Agreement; and
     3.4.3. inure, together with the rights and remedies of the Chargee hereunder, to the benefit of the Chargee and its successors and permitted transfers and assigns.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
     SECTION 4.1. Representations and Warranties, etc. The Chargor represents and warrants to the Chargee, as at the date hereof and each other date provided for in the Credit Agreement, as set forth in this Article.
     SECTION 4.2. Ownership, No Liens, etc. The Chargor has full title guarantee to (and has full right and authority to charge and assign) the Collateral, free and clear of all liens, security interests, options or other charges or encumbrances except liens created pursuant to this Charge and Memorandum and other “Permitted Liens” (as defined in the Credit Agreement).
     SECTION 4.3. Valid Security Interest. This Charge constitutes the Chargor’s legal, valid, binding and enforceable obligations and is a security over all and any part of the Charged Property effective in accordance with its terms. The delivery of such Collateral to the Chargee is effective to create a valid first fixed equitable charge and equitable assignment by way of security in such Collateral and all proceeds thereof, securing the Obligations. No filing or other action will be necessary to perfect or protect such security interest other than registration of this Charge and Memorandum under Section 395 of the Companies Act 1985.
     SECTION 4.4. As to Charged Shares. In the case of any Charged Shares constituting such Collateral, all of such Charged Shares are duly authorised and validly issued, fully called up and fully paid up, and the voting power of the Charged Shares charged hereunder constitutes a per centage equal to, or as close as possible to, 66 per cent but in no event less than 65 per cent or more than 66 per cent of the total combined voting powers of the issued and outstanding share capital of the Charged Share Issuer.
     SECTION 4.5. Authorisation, Approval, etc. No authorisation, approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or other Person is required:
     4.5.1. for the charge and assignment by the Chargor of any Collateral pursuant to this Charge and Memorandum or for the execution, delivery and performance of this Charge and Memorandum by the Chargor (other than registration of this Charge and Memorandum under Section 395 of the Companies Act 1985); or
     4.5.2. for the exercise by the Chargee of the voting or other rights provided for in this Charge and Memorandum, or, except with respect to any authorisation, etc. as may

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be required in connection with a disposition of such Charged Shares by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral granted pursuant to this Charge and Memorandum.
ARTICLE 5.
COVENANTS
     SECTION 5.1. Protect Collateral. Except as permitted by the Credit Agreement, the Chargor will not sell, assign, transfer, charge or encumber in any other manner the Collateral (except in favour of the Chargee hereunder). The Chargor will warrant and defend the right and title herein granted unto the Chargee in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever. The Chargor agrees that at any time, and from time to time, at the expense of the Chargor, the Chargor will promptly execute and deliver all further instruments, and take all further action, that may be necessary, or that the Chargee may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Chargee to exercise and enforce its rights and remedies hereunder with respect to any Collateral.
     SECTION 5.2. Stock Transfer Forms, etc. The Chargor agrees that all Charged Shares (and all other shares constituting Collateral) delivered by the Chargor pursuant to this Charge and Memorandum will be accompanied by duly executed undated blank stock transfer forms, or other equivalent instruments of transfer reasonably acceptable to the Chargee. The Chargor will, from time to time upon the reasonable request of the Chargee, promptly deliver to the Chargee such stock transfer forms, instruments and similar documents, reasonably satisfactory in form and substance to the Chargee, with respect to the Collateral as the Chargee may reasonably request and will, from time to time upon the request of the Chargee after the occurrence of an Event of Default which is continuing, promptly transfer any Charged Shares or other shares constituting Collateral into the name of the Chargee or any nominee designated by the Chargee.
     SECTION 5.3. Continuous Security. The Chargor will, at all times, keep charged and assigned to the Chargee pursuant hereto all Charged Shares and all other shares constituting Collateral, all Dividends and Distributions with respect thereto (save as set out in Section 3.3 or as otherwise permitted by the Credit Agreement) and all other Collateral and other securities, instruments, proceeds and rights from time to time received by or distributable to the Chargor in respect of any Collateral.
     SECTION 5.4. Voting Rights; Dividends, etc. The Chargor agrees:
     5.4.1. after the occurrence of an Event of Default which is continuing, promptly upon receipt thereof by the Chargor and following any request therefor delivered to the Administrative Borrower by the Chargee, to deliver (properly endorsed where required hereby or requested by the Chargee) to the Chargee all Dividends, Distributions and other proceeds of the Collateral received by the Chargor, all of which shall be held by the Chargee as additional Collateral for use in accordance with Section 7.4; and
     5.4.2. after the occurrence of an Event of Default which is continuing:

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     (a) the Chargee may exercise (to the exclusion of the Chargor) the voting power and all other incidental rights of ownership with respect to any Charged Shares or other shares of capital stock constituting Collateral and the Chargor hereby grants the Chargee an irrevocable proxy, exercisable under such circumstances, to vote the Charged Shares and such other Collateral; and
     (b) promptly to deliver to the Chargee such additional proxies and other documents as may be requested by Chargee and necessary to allow the Chargee to exercise such voting power.
All Dividends, Distributions and other proceeds of the Collateral which may at any time and from time to time be held by the Chargor which the Chargor is then obligated to deliver to the Chargee shall, until delivery to the Chargee, be held by the Chargor separate and apart from its other property in trust for the Chargee.
The Chargee agrees that unless an Event of Default has occurred and is continuing the Chargor shall have the exclusive voting power with respect to any shares (including any of the Charged Shares) constituting Collateral and the Chargee shall, upon the written request of the Chargor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by the Chargor which are necessary to allow the Chargor to exercise voting power with respect to any such shares (including any of the Charged Shares) constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver or ratification given, or action taken by the Chargor that would have a material adverse effect on the Chargee’s rights and remedies granted pursuant to this Charge and Memorandum in connection with the Collateral.
ARTICLE 6.
THE CHARGEE
     SECTION 6.1. Chargee Appointed Attorney. The Chargor hereby irrevocably appoints the Chargee to be the Chargor’s attorney, after the occurrence of an Event of Default which is continuing, with full authority in the place and stead of the Chargor and in the name of the Chargor or otherwise, from time to time in the Chargee’s discretion, to take any action and to execute any instrument which the Chargee may deem necessary or advisable to accomplish the purposes of this Charge and Memorandum, including:
     6.1.1. to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
     6.1.2. to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with Section 6.1.1; and
     6.1.3. to file any claim or take any action or institute any proceeding which the Chargee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Chargee with respect to any of the Collateral.
The Chargor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Charge and Memorandum is irrevocable and coupled with an interest.

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     SECTION 6.2. Chargee May Perform. If the Chargor fails to perform, at the time performance is due, any agreement contained herein, the Chargee may itself perform, or cause performance of, such agreement, and the Costs and Expenses of the Chargee in connection therewith shall be payable by the Chargor pursuant to Section 7.5.
     SECTION 6.3. Chargee Has No Duty. The powers conferred on the Chargee hereunder are solely to protect its interest in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys or other property actually received by it hereunder, the Chargee shall have no duty as to any Collateral or responsibility for:
     6.3.1. ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Charged Property, whether or not the Chargee has or is deemed to have knowledge of such matters; or
     6.3.2. taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.
     SECTION 6.4. Reasonable Care. The Chargee is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, that the Chargee shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as the Chargor reasonably requests in writing, but failure of the Chargee to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.
ARTICLE 7.
REMEDIES
     SECTION 7.1. Certain Remedies. After the occurrence of an Event of Default which is continuing:
     7.1.1. The Chargee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon a default and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Chargee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Chargee may in its Permitted Discretion determine to be commercially reasonable. The Chargee shall give at least ten days’ prior notice in writing to the Administrative Borrower (for the benefit of the Chargor) of the time and place any public or private sale is to be made. The Chargee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Chargee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, subject to further notice in satisfaction of the immediately preceding sentence, be made at the time and place to which it was so adjourned.
     7.1.2. The Chargee may

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     (a) transfer all or any part of the Collateral into the name of the Chargee or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder,
     (b) notify the parties obligated on any part of the Collateral to make payment to the Chargee of any amount due or to become due thereunder,
     (c) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,
     (d) endorse any cheques, drafts or other writings in the Chargor’s name to allow collection of the Collateral,
     (e) take control of any proceeds of the Collateral, and
     (f) execute (in the name, place and stead of the Chargor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.
     SECTION 7.2. Further Assurance. If the Chargee shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 7.1, the Chargor agrees that, upon request of the Chargee, the Chargor will, at its own expense, execute and deliver, and cause each issuer of the Collateral contemplated to be sold to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things as may be necessary or, in the opinion of the Chargee, advisable to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.
     SECTION 7.3. Compliance with Restrictions. The Chargor agrees that in any sale of any of the Collateral after an Event of Default has occurred and is continuing, the Chargee is hereby authorised to comply with any limitation or restriction in connection with such sale as it may be advised by its legal advisers is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental or regulatory authority or official, and the Chargor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Chargee be liable nor accountable to the Chargor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.
     SECTION 7.4. Application of Proceeds. All cash proceeds received by the Chargee in respect of any sale of, collection from or other realisation upon all or any part of the Collateral may, in the discretion of the Chargee, be held by the Chargee as additional collateral security for, or then or at any time thereafter be applied in whole or in part by the Chargee against all or any part of the Obligations in accordance with the terms of the Credit Agreement.

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     SECTION 7.5. Indemnity and Expenses. The Chargor hereby indemnifies and holds harmless the Chargee from and against any and all claims, losses and liabilities arising out of or resulting from this Charge and Memorandum (including enforcement of this Charge and Memorandum), except claims, losses or liabilities resulting from the Chargee’s gross negligence or wilful misconduct.
     SECTION 7.6. No Double Recovery. For the avoidance of doubt, the Chargee is entitled to recover from any Obligor only once in respect of any particular matter giving rise to a claim for indemnification under any of the Loan Documents. If and to the extent that the Chargee has received from any Obligor any payment (whether or not under any of the Loan Documents) in respect of a particular matter, then any further claim by the Chargee in respect of that matter shall take account of, and be reduced by, that payment.
ARTICLE 8.
MISCELLANEOUS PROVISIONS
     SECTION 8.1. Loan Document. This Charge and Memorandum is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof. In the event of any conflict between the terms of this Charge and Memorandum and the terms of the Credit Agreement, then the terms of this Charge and Memorandum shall prevail with respect to the creation, perfection or priority of the security interest created hereunder; as to all other matters, the Credit Agreement shall prevail.
     SECTION 8.2. Amendments, etc. No amendment to or waiver of any provision of this Charge and Memorandum nor consent to any departure by the Chargor herefrom shall be effective unless the same shall be in writing and signed by the Chargor and the Chargee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.
     SECTION 8.3. Protection of Collateral. The Chargee may from time to time, at its option and without obligation, perform any act which the Chargor agrees hereunder to perform and which the Chargor shall fail to perform at the time that performance is due, after being requested in writing so to perform by the Chargee (it being understood that (a) such request will express a reasonable period for such performance and (b) no such request need be given after an Event of Default has occurred and is continuing) and the Chargee may, at its option and without obligation, from time to time take any other action which the Chargee reasonably considers necessary for the maintenance, preservation or protection of its security interest in any of the Collateral.
     SECTION 8.4. Notices. All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice to the other party, have designated in accordance with the Credit Agreement. Notices sent by facsimile transmission shall be deemed to have been given when confirmation of transmission thereof is received by the

10

sender; notices sent by mail shall be deemed to have been given when received; and notices sent by hand delivery or overnight courier shall be deemed to have been given when received.
     SECTION 8.5. Captions. Captions used in this Charge and Memorandum are for convenience of reference only, and shall not affect the construction of this Charge and Memorandum.
     SECTION 8.6. Severability. (a) Wherever possible each provision of this Charge and Memorandum shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Charge and Memorandum shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Charge and Memorandum. (b) The parties shall enter into good faith negotiations, but without any liability whatsoever in the event of no agreement being reached to replace any illegal, invalid or unenforceable provision with a view to obtaining the same commercial effect as this Charge and Memorandum would have had such provision been legal, valid and enforceable.
     SECTION 8.7. Counterparts. This Charge and Memorandum may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
     SECTION 8.8. Law of Property Act, 1925. Sections 93 (restricting the rights of consolidation) and 103 (restricting the right of sale) of the Law of Property Act, 1925 shall not apply to the security evidenced by this Charge and Memorandum.
     SECTION 8.9. Contract (Rights of Third Parties) Act 1999. No term of this Charge and Memorandum is enforceable under the terms of the Contracts (Rights of Third Parties) Act 1999 by any Person who is not a party to this Charge and Memorandum.
     SECTION 8.10. Perpetuity Period. For purposes of the Perpetuities and Accumulations Act 1964 any trust created under this Charge and Memorandum shall be deemed to have been created for a period of eighty (80) years commencing on the date of this Charge and Memorandum.
     SECTION 8.11. Governing Law and Jurisdiction.
     8.11.1. This Charge and Memorandum shall be governed by and construed in accordance with English law.
     8.11.2. The parties irrevocably agree that the courts in England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Charge and Memorandum and that accordingly any suit, action or proceeding arising out of or in connection with this Charge and Memorandum (in this Section 8.11 referred to as “Proceedings”) may be brought in such courts.
     8.11.3. Nothing in this Section 8.1.1 shall limit the right of the Chargee to take Proceedings against the Chargor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

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     8.11.4. The Chargor irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in this Section 8.11 and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in the English courts or in any other court of competent jurisdiction shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.
     8.11.5. The Chargor hereby irrevocably agrees that any writ, judgment or other notice of process shall be sufficiently and effectively served on it (a) in connection with proceedings in England, if addressed to the Chargor and delivered to it at Company Secretary, Smart Modular Technologies (Europe) Limited, Marlborough House, Fitzalan Court, Fitzalan Road, Cardiff CF24 OTE (b) to the extent permitted by applicable law, if a copy thereof is mailed by registered or certified airmail, postage prepaid, to the address for the time being for the service of notices on it under the Credit Agreement or (c) if served in any other manner permitted by applicable law. The Chargee hereby irrevocably agrees that any writ, judgment or other notice of process shall be sufficiently and effectively served on it if a copy thereof is mailed by registered or certified airmail, postage prepaid, to the address for the time being for the service of notices on it under the Credit Agreement.
     8.11.6. The Chargor hereby consents generally in respect of any Proceedings arising out of or in connection with this Charge and Memorandum to the giving of any relief or the issue of any process in connection with such Proceedings, including the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in such Proceedings.

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IN WITNESS WHEREOF the parties hereto have caused this Charge and Memorandum to be duly executed and delivered as a deed on the day and year first before written.

SIGNED as a Deed	)
by	)
thereby executed by	)
APEX DATA, INC.	)
)

Authorised Signatory
Title:

Address:	4211 Starboard Drive
Freemont
California 94538
USA

Fax:	(510) 360-8500

Attention:	Jack Pacheco

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SIGNED as a Deed		)
by	and	)
)
thereby executed by		)	Authorised Signatory
WELLS FARGO FOOTHILL, INC.		)	Title:

Authorised Signatory
Title:

Address:	2450 Colorado Avenue
Suite 3000 West
Santa Monica
California 90404

Attention:	Business Finance Division
Manager
Fax:	(310) 453-7413

With a copy to:

Mayer, Brown, Rowe & Maw LLP
350 South Grand Avenue,
25th Floor
Los Angeles,
California 90071

Attention:	Marshall C. Stoddard, Jr., Esq.
Fax:	(213) 625-0248

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EXHIBIT P-6
Form of US Borrower Pledge Agreement
          THIS STOCK PLEDGE AGREEMENT (this “Agreement”), dated as of April ___, 2004, is entered into by and between [NAME OF PLEDGOR], a [Type of Entity] (“Pledgor”), and WELLS FARGO FOOTHILL, INC., a California corporation (“Pledgee”), in its capacity as Agent for the Lenders (as defined below), in light of the following facts:
RECITALS
          WHEREAS, Pledgor proposes to enter into a Loan and Security Agreement, dated as of the date hereof (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), with Pledgee, the lenders from time to time party thereto (the “Lenders”). Modular Merger Corporation, a California corporation (“US Borrower” and after giving effect to the Merger (as defined in the Loan Agreement) “US Borrower” shall mean and include Smart Modular Technologies, Inc., a California corporation), Smart Modular Technologies (Europe) Limited, a company organized under the laws of England and Wales (“UK Borrower”). Smart Modular Technologies (Puerto Rico) Inc., a corporation organized under the laws of the Cayman Islands (“PR Borrower” and together with US Borrower and UK Borrower, collectively referred to herein as “Borrowers” [modify as necessary if Pledgor is a Borrower]), and the other Obligors identified on the signature pages thereto, pursuant to which, together with the Loan Documents (as defined in the Loan Agreement), Pledgee and the Lenders will extend certain loans and financial accommodations to Borrowers. Initially capitalized terms used herein without definitions shall have the meanings given in the Loan Agreement.
          [WHEREAS, in connection with the Loan Agreement, Pledgor has executed that certain Guaranty dated as of the date hereof in favor of Pledgee as agent for the Lenders (the “Guaranty”), pursuant to which Pledgor has guaranteed the obligations of [fill in applicable Borrowers] to Pledgee, the Lender Group and the Bank Product Providers under the Loan Agreement.]
          WHEREAS, Pledgor owns [___] percent ([___]%) of all the issued and outstanding capital stock of [Name of Pledged Entity], a [Type of Entity] (the “Company”).
          WHEREAS, in order to induce Pledgee and the Lenders to enter into the Loan Agreement, Pledgor is making the pledge of its shares of the capital stock of the Company provided in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing facts the parties hereto agree as follows:
          1. Pledge. Pledgor hereby delivers, pledges and grants a continuing security interest to Pledgee, for the benefit of Pledgee, the Lender Group and the Bank Product Providers, in all of Pledgor’s right, title and interest in and to [all of the capital stock of the Company beneficially owned by Pledgor]/[the capital stock of the Company described on Schedule 1 hereto], together with all proceeds, replacements, substitutions, newly issued stock, stock received by reason of a stock split, bonus or any other form of issue, dividend or distribution with respect to or arising from such stock (collectively, the “Collateral”): Pledgor shall forthwith deliver to Pledgee the Collateral together with stock powers, in form and substance satisfactory to Pledgee duly executed in blank, regarding the Collateral. Pledgor hereby authorizes Pledgee and its agents and attorneys to file any and all UCC financing statements and amendments thereto deemed desirable by Pledgee to perfect or evidence the security interest in the Collateral granted hereunder.
          2. Obligations Secured. The pledge and security interest effectuated hereby shall secure all of Pledgor’s obligations that are included in the definition of “Obligations” under the Loan Agreement [and the definition of “Guaranteed Obligations” under the Guaranty] (collectively, the “Obligations”).
          3. Representations And Warranties Regarding The Collateral. Pledgor represents and warrants that: (a) all of the shares of stock described in Paragraph 1 hereinabove are fully paid, non-assessable and validly issued; (b) the Collateral was not issued in violation of any person’s or entity’s preemptive rights; (c) the Collateral is owned free and clear of any and all security interests, pledges, options to purchase or sell, redemptions or liens other than Permitted Liens; (d) Pledgor has full power to convey the Collateral; (e) other than financing statements and filings in favor of Existing Lender which will be terminated in accordance with the Release Documents and other than financing statements and filings in favor of Pledgee, no financing statements covering the Collateral are recorded with any cognizant state official or recording office; and (f) the Collateral is free and clear of any claims, security interests or liens other than those in favor of Pledgee and other than Permitted Liens.
          4. Events Of Default. The following shall be events of default under this Agreement (each an “ Event of Default” and collectively, “Events of Default”): the occurrence of any “Event of Default” as defined under the Loan Agreement. Pledgor hereby appoints Pledgee as its attorney-in-fact to arrange, upon the occurrence and during the continuance of an Event of Default, for a transfer of the Collateral on the books of the Company to the name of Pledgee or to the name of Pledgee’s nominee.
          5. Voting Rights. During the term of this Agreement, until Administrative Borrower has received notice from Pledgee upon the occurrence and during the continuation of an Event of Default, Pledgor shall have the right to vote the Collateral on all corporate questions for all purposes not inconsistent with the terms of this Agreement. Upon Administrative Borrower receiving notice from Pledgee upon the occurrence and during the continuance of an Event of Default, Pledgee shall have, at its discretion, the option to exercise all voting powers and other corporate rights pertaining to the Collateral. Pledgee may, upon or at any time after the occurrence and during the continuance of an Event of Default, at its option, transfer or register the Collateral or any part thereof into its own or its nominee’s name.
          6. Stock Adjustments And Dividends. If during the term of this Agreement, any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of the Company or any option included within the Collateral is exercised, or both, all new, substituted and additional shares, or other securities, issued to Pledgor by reason of any such change or exercise shall be delivered to and held by Pledgee under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder. During the term

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of this Agreement and so long as no Event of Default shall have occurred and be continuing, Pledgor shall have the right to receive any dividend or other distribution (other than dividends or distributions of stock) made on account of the Collateral; provided, however, that upon notice to Administrative Borrower upon the occurrence of an Event of Default, Pledgor shall, so long as such Event of Default shall be continuing, promptly deliver all such dividends or other distributions to Pledgee in the same form received and in the same manner as the Collateral pledged hereunder.
          7. Warrants And Rights. If during the term of this Agreement subscription warrants or any other rights or options shall be issued in connection with the Collateral, such warrants, rights and options shall be promptly pledged (and, if applicable, delivered) by Pledgor to Pledgee to be held under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder.
          8. Remedies Upon Default. In addition to the other remedies provided for herein, in the Loan Agreement or otherwise available under applicable law, upon the occurrence and during the continuance of an Event of Default:
a.	Pledgee may:
          (i) exercise in respect of the Collateral, any one or more of the rights and remedies available under the New York Uniform Commercial Code and other applicable law; and
          (ii) sell or otherwise assign, give an option or options to purchase or dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of Pledgee’s offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash, on credit or for future delivery without assumption of any credit risk, free of any claim or right of whatsoever kind (including any right or equity of redemption) of Pledgor, which claim, right and equity are hereby expressly waived and released to the fullest extent permitted under applicable law. Pledgee shall have the right, to the extent permitted by applicable law, upon any such sale or sales, public or private, to purchase the whole or any part of the Collateral so sold; provided, however, Pledgor shall not receive any net proceeds, if any, of any such credit sale or future delivery until cash proceeds are actually received by Pledgee (which cash proceeds shall be applied by Pledgee to the Obligations) and after all Obligations (other than umatured contingent Obligations) have been paid in full. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Pledgee until the selling price is paid by the purchaser thereof, but Pledgee shall incur no liability in case of the failure of such purchaser to pay for the Collateral so sold and, in case of such failure, the Collateral may again be sold as herein provided.
                   b.    To the extent permitted by applicable law, any notice required to be given by Pledgee of a sale of the Collateral, or any part thereof, or of any other intended

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action by Pledgee, which occurs not less than five (5) days prior to such proposed action, shall constitute commercially reasonable and fair notice to Pledgor thereof. No notification need be given to Pledgor if it has signed, after the occurrence of the applicable Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.
               c. Pledgee shall not be obligated to make any sale or other disposition of the Collateral, or any part thereof unless the terms thereof shall, in its sole discretion, be satisfactory to it. Pledgee may, if it deems it reasonable, postpone or adjourn the sale of any of the Collateral, or any part thereof, from time to time by an announcement at the time and place of such sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Pledgor agrees that Pledgee has no obligations to preserve rights against prior parties to the Collateral.
               d. Pledgor acknowledges and agrees that Pledgee may comply with limitations or restrictions in connection with any sale of the Collateral in order to avoid any violation of applicable law or in order to obtain any required approval of the sale or of the purchase thereof by any governmental regulatory authority or official and, without limiting the generality of the foregoing, Pledgor acknowledges and agrees that Pledgee may be unable to effect a public sale of any or all the Collateral by reason of certain prohibitions contained in the federal securities laws and applicable state securities laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale. Notwithstanding any such circumstances, Pledgor acknowledges and agrees that such compliance shall not result in any such private sale for such reason alone being deemed to have been made in a commercially unreasonable manner. Pledgee shall not be liable or accountable to Pledgor for any discount allowed by reason of the fact that the Collateral is sold in compliance with any such limitation or restriction. Pledgee shall not be under any obligation to delay a sale of any of the Collateral for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the federal securities laws, or under applicable state securities laws, even if the issuer desires, requests or would agree to do so.
               e. Any cash held by Pledgee as Collateral and all cash proceeds received by Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Pledgee, be held by Pledgee as Collateral for the Obligations and/or then or at any time thereafter applied, without any marshalling of rights, remedies or assets, and after payment of any amounts payable to Pledgee in accordance with the Loan Agreement, to the payment of reduction of the Obligations in accordance with the Loan Agreement. Any surplus of such cash or cash proceeds held by Pledgee and remaining after payment in full of all the Obligations in accordance with the Loan Agreement shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus in accordance with the Loan Agreement.
          9. Term; Release.

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               a. This Agreement shall remain in full force and effect until satisfaction by Pledger of all the Obligations (other than unmatured contingent Obligations) in full in cash and the termination of Commitments. At or any time after the expiration of the term of this Agreement, Pledgee shall return to Pledgor all stock certificates and other documents relating to this Agreement, together with any further documents, and take any other actions reasonably requested by Pledgor or necessary to establish that the within pledge is terminated.
               b. Upon the consummation of any Permitted Disposition of any Collateral, the Liens created hereunder on such Collateral shall be automatically released. Upon the consummation of any Permitted Disposition of the Pledgor, the obligations of the Pledgor and the Liens created hereunder on the Collateral shall be automatically released. Upon and after any Permitted Disposition contemplated by this Section, the Pledgee shall, at the expense of the Pledgor, execute and deliver such documents, and take such other action, as may be requested by Pledgor to evidence such releases.
          10. Further Assurances. Pledgor covenants and agrees that: (a) it will execute and deliver, or cause to be executed and delivered, all such other stock powers, proxies, instruments and documents as Pledgee in its Permitted Discretion may reasonably request from time to time in order to carry out the provisions and purposes hereof, (b) it will take all such other action, as Pledgee may reasonably request from time to time in its Permitted Discretion in order to carry out the provisions and purposes hereof; (c) the Collateral will remain free and clear of all security interests and liens, other than Permitted Liens, throughout the term hereof, and (d) it will forward to Pledgee, immediately upon receipt, copies of any information or documents received by Pledgor in connection with the Collateral that is required to be delivered under the Loan Agreement, this Agreement, or as requested by Pledgee. For purposes of defining security interest perfection, Pledgor further agrees that any Collateral which is in transit to Pledgee shall be deemed to be in Pledgee’s possession. Pledgor warrants and represents that the proceeds of any loan will not be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations G, U and X.
          11. Notices. All notices, requests and demands to or upon Pledgor or Pledgee under this Agreement shall be given in the manner prescribed by the Loan Agreement.
          12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
               a. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
               b. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PLEDGOR AND PLEDGEE HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS,

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BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF PLEDGOR AND PLEDGEE REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          13. Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that except in connection with a transaction permitted under the Loan Agreement, Pledgor may not assign this Agreement or any rights or duties hereunder without Pledgee’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Pledgee, except as permitted under the Loan Agreement, or any Lender shall release Pledgor from its obligations hereunder. Pledgee and Lenders may assign this Agreement and their respective rights and duties hereunder pursuant to and to the extent permitted by the terms of the Loan Agreement and, except as expressly required pursuant to the terms thereof, no consent or approval by Pledgor is required in connection with any such assignment.
          14. Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by Pledgor therefrom, shall be effective unless the same shall be in writing and signed by the Pledgee and Pledgor and made in compliance with the terms of the Loan Agreement, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          15. Effectiveness. This Agreement shall be binding and deemed effective when executed and delivered by Pledgor and Pledgee.
          16. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
          17. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
          18. Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability. and binding effect of this Agreement.
          19. Jurisdiction, Service of Process and Venue.

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               a. Each party hereto irrevocably and unconditionally submits, to the extent permitted by applicable law, to any suit, action or proceeding with respect to this Agreement or any other Loan Document or any judgment entered by any court in respect thereof to the jurisdiction of (i) the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York, and any appellate court from any thereof, and (ii) to the courts of its own corporate domicile, at the election of the plaintiff, in respect of actions brought against it as a defendant, and irrevocably submits, to the extent permitted by applicable law, to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.
               b. Nothing herein shall in any way be deemed to limit the ability of Pledgee or any Lender to serve any such process or summons in any other manner permitted by applicable law.
          20. Entire Agreement. This Agreement, in conjunction with the other Loan Documents, represents the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
          21. Supplement. This Agreement is one of the Loan Documents referred to in the Loan Agreement.

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          IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“Pledgor”

[NAME OF PLEDGOR]

By:

Title:

“Pledgee”

WELLS FARGO FOOTHILL, INC., as Agent

By:

Title:

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EXHIBIT P-8
Form of Modular Brazil Stock Pledge Agreement
By this private instrument (this “Agreement”), the parties hereto:
(1) WELLS FARGO FOOTHILL, INC., a company duly organized and existing under the laws of California, U.S.A., with head office at 2450 Colorado Avenue. Suite 3000 West, Santa Monica, California, U.S.A., herein represented by its legal representatives, acting for purposes of this Agreement as agent (the “Agent”) for the banks and institutions listed in Exhibit 1 hereto (such banks and institutions (and any of their successors and assignees permitted in accordance with the terms of the Loan Agreement (as defined below)), collectively the “Lenders”);
(2) SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC., a company duly organized and existing under the laws of Cayman Islands, with its principal business address at PW Corporate Services (Cayman) Limited, P.O. Box 258, First Home Tower, British American Center, George Town, Grand Cayman, Cayman Islands, herein represented by its legal representatives (“PR Borrower”); and
(3) MODULAR (FOREIGN HOLDINGS) INC., a company duly organized and existing under the laws of Cayman Islands, with its principal business address at M&C Corporate Services Limited, Ugland House, P.O. Box 309 GT, George Town, Grand Cayman, Cayman Island, herein represented by its legal representatives (“Foreign Holdings” and. together with PR Borrower, the “Pledgors”);
and, as an intervening and consenting party,
(4) MODULAR BRASIL PARTICIPAÇÕES LTDA., a limited liability company (sociedade limitada) with head office at Rodovia Presidente Dutra, Km 214, Portaria 2, Bloco 4, Sala 1, Jardim Cumbica, City of Guarulhos, State of São Paulo, enrolled with CNPJ/MF under number 04.819.712/0001-98, herein represented by its legal representatives (“Modular Brazil” and, including any successor thereof, the “Company”),
(A) WHEREAS (i) the Agent, (ii) the Lenders, (iii) Modular Merger Corporation, a company duly organized and existing under the laws of California, U.S.A. (“US Borrower”), (iv) Smart Modular Technologies (Europe) Limited, a company duly organized and existing under the laws of England and Wales (“UK Borrower”), (v) PR Borrower (US Borrower, UK Borrower and PR Borrower, collectively, the “Borrowers”), and (vi) Foreign Holdings, among others, executed on April 16, 2004 a certain Loan and Security Agreement (the “Loan Agreement”), as well as such other agreements, documents and instruments related to the Loan Agreement (the Loan Agreement, together with such other agreements, documents and instruments related thereto, the “Loan Documents”), by which the Lenders agreed to grant to the Borrowers, through the Agent,

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subject to the terms, conditions and restrictions set forth in the Loan Agreement, certain loans and other financial accommodations;
(B) WHEREAS, in order to induce the Lenders to execute the Loan Documents and make the loans and provide other financial accommodations under such Loan Documents. Foreign Holdings executed on April 16, 2004 a certain guaranty (the “Foreign Holdings Guaranty”) whereby Foreign Holdings has absolutely, unconditionally and irrevocably agreed to guarantee, for the benefit of the Agent and the Lenders, the full and indefeasible payment and performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations (as such term is defined in the Loan Agreement) of UK Borrower and PR Borrower, which include, without limitation, the obligation to pay the outstanding principal amount of and interest on the loans from time to time granted to UK Borrower and PR Borrower under the Loan Agreement, as generally described in Exhibit 2 hereto, contingent reimbursement obligations related to outstanding letters of credit issued from time to time for the benefit of UK Borrower and PR Borrower under the Loan Agreement, and the obligation to pay fees, charges, costs, expenses and other amounts due and payable by UK Borrower and PR Borrower under the Loan Agreement;
(C) WHEREAS, in order to induce the Lenders to execute the Loan Documents and make the loans and provide other financial accommodations under such Loan Documents, PR Borrower executed on April 16, 2004 a certain guaranty (the “PR Borrower Guaranty” and, together with the Foreign Holdings Guaranty, the “Guaranties”) whereby PR Borrower has absolutely, unconditionally and irrevocably agreed to guarantee, for the benefit of the Agent and the Lenders the full and indefeasible payment and performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations (as such term is defined in the Loan Agreement) of UK Borrower, which include, without limitation, the obligation to pay the outstanding principal amount of and interest on the loans from time to time granted to UK Borrower under the Loan Agreement, as generally described in Exhibit 2 hereto, contingent reimbursement obligations related to outstanding letters of credit issued from time to time for the benefit of UK Borrower under the Loan Agreement, and the obligation to pay fees, charges, costs, expenses and other amounts due and payable by UK Borrower under the Loan Agreement;
(D) WHEREAS in order to secure all of its obligations under the Foreign Holdings Guaranty (such obligations, as defined in the Foreign Holdings Guaranty and generally described in Recital (B) above for the purposes of article 1,424 of Law 10,406 of January 10, 2002, as amended (the “Brazilian Civil Code”), the “Foreign Holdings Obligations”), Foreign Holdings has undertaken to pledge all of its quotas or shares, whether now owned or hereafter acquired, of the capital stock of the Company, as well as certain assets and rights associated with such quotas or shares; and
(E) WHEREAS in order to secure all its obligations under the PR Borrower Guaranty (such obligations, as defined in the PR Borrower Guaranty and generally described in Recital (C) above for the purposes of article 1,424 of the Brazilian Civil Code), as well as

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all of its obligations under the Loan Agreement (as such obligations are defined in the Loan Agreement) (all such obligations, the “PR Borrower Obligations”), PR Borrower has undertaken to pledge all of its quotas or shares, whether now owned or after acquired, of the capital stock of the Company, as well as certain assets and rights associated with such quotas or shares;
the parties hereby agree to enter into this Agreement, which shall be governed by the following terms and conditions:
1. DEFINITIONS
1.1 All terms and expressions defined or utilized in this Agreement shall have the same meanings ascribed to them in this Agreement whenever they are used in any other instrument or document delivered or prepared with regard to this Agreement, except as otherwise provided in such instrument or document. Terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Loan Agreement.
2. PLEDGE
2.1 In order to guarantee the full and indefeasible payment and performance, when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise), of the Foreign Holdings Obligations, the PR Borrower Obligations, and the other obligations of Foreign Holdings and PR Borrower under this Agreement (collectively, the “Guaranteed Obligations”), the Pledgors hereby pledge or undertake to pledge to the Agent, for the benefit of the Lenders, the following assets and rights, pursuant to article 1,431 et seq. of the Brazilian Civil Code:
(a) [•] ([•]) quotas of the capital stock of the Company currently owned by Foreign Holdings (the “Foreign Holdings Quotas”);
(b) one (1) quota of the capital stock of the Company currently owned by PR Borrower (the “PR Borrower Quota” and, together with the Foreign Holdings Quotas, the “Quotas”):
(c) (i) all shares resulting from any conversion of the Quotas into shares in connection with the transformation of the Company into a company with its capital stock divided into shares, as well as (ii) all additional quotas or shares representing the capital stock of the Company, or all quotas or shares of the capital stock of any successor for any reason of the Company, which may be at any time subscribed to, bought or otherwise acquired by any Pledgor (including, without limitation, any quotas or shares acquired as a result of any merger, consolidation, spin-off, exchange, split, corporate reorganization or otherwise), even if such quotas or shares may be in addition to, in replacement of, or a result of a conversion or exchange with respect to, any existing quotas or shares owned by Foreign Holdings and/or PR Borrower, together with all options, subscription rights and rights of any similar nature owned by Foreign Holdings and/or PR Borrower in respect of its equity

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interest in the Company, for so long as this Agreement remains in force (the “Additional Foreign Holdings Stock” or the “Additional PR Borrower Stock”, as the case may be, and, together with the Quotas, the “Pledged Stock”); and
(d) (i) all profits, dividends, interest on equity (juros sobre capital), income, rights, distributions, bonuses and any other amounts credited, paid, distributed or otherwise delivered, or to be credited, paid, distributed or otherwise delivered, for any reason, to Foreign Holdings and/or PR Borrower in respect of any Pledged Stock, as well as (ii) any assets or rights into which the Pledged Stock is or may be converted at any time (the “Assets and Rights Related to the Pledged Stock” and, together with the Pledged Stock, the “Pledged Assets and Rights”).
3. PLEDGE REGISTRATION AND PERFECTION
3.1 Each Pledgor shall, within ten (10) days counted as from the date of execution of this Agreement by all the parties and intervening party hereto:
(a) cause this Agreement to be filed at the Company’s head office;
(b) cause this Agreement to be registered with the competent Registry of Deeds and Documents (Registro de Titulos e Documentos), pursuant to articles 1,432 and 1,452 of the Brazilian Civil Code;
(c) cause this Agreement to be registered with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo); and
(d) deliver to the Agent (or to whom it may designate) evidence, in form and substance satisfactory to the Agent, that the formalities provided for in sub-items (a), (b) and (c) of this Clause 3.1 have been duly fulfilled.
3.2 If any Pledged Stock is, for any reason, represented by registered shares (ações), the Pledgors shall, immediately after the execution of this Agreement, and immediately after any issuance, receipt or acquisition of any Additional Foreign Holdings Stock and/or the Additional PR Borrower Stock, as the case may be, cause the pledge created under this Agreement to be registered in the Company’s Registry Book of Registered Shares (Livro Registro de Ações Nominatives), in accordance with article 39 of Law 6,404 of December 15, 1976, as amended, as follows: “All shares of the Company, whether currently outstanding or to be issued in the future, owned by [Foreign Holdings] [or PR Borrower], and certain assets and rights associated with such shares have been pledged to the Agent, for the benefit of the Lenders, under the Stock Pledge Agreement dated as of April 16, 2004, filed at the Company’s head office, and pursuant to such Stock Pledge Agreement, such shares of the Company, and the assets and rights associated therewith, may not be sold, transferred or otherwise disposed of by [Foreign Holdings or PR Borrower], except in accordance with the Stock Pledge Agreement.” Immediately following such registration, the Pledgors shall deliver to the Agent (or to whom it may designate) evidence, in form and substance satisfactory to the Agent, that the registration

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to which this Clause 3.2 refers has been duly made. The Pledgors hereby authorize the Company to carry out the registration of the pledge related to the Pledged Stock in the Registry Book of Registered Shares (Livro Registro de Ações Nominativas).
3.3 If any of the Pledged Stock is, for any reason, represented by shares (ações) in book-entry form held by third party depositaries, the Pledgors shall, immediately after the execution of this Agreement, and immediately after any issuance, receipt or acquisition of any Foreign Holding Additional Stock or PR Borrower Additional Stock, as the case may be, cause the relevant third party depositaries to register the pledge created under this Agreement in their registries, and to issue a statement (extrato de conta de depõsito), in form and substance satisfactory to the Agent, evidencing the registration of the pledge in accordance with Clause 3.2 above. Immediately following such registration, the Pledgors shall deliver to the Agent (or to whom it may designate) a certified copy of such statement. The Pledgors hereby authorize the third party depositaries to carry out the registration of the pledge related to the Pledged Stock in the relevant electronic or physical registries.
3.4 All expenses incurred with respect to the registrations, filings and other formalities described in Clauses 3.1, 3.2 and 3.3 above shall be borne by the Pledgors. Notwithstanding the foregoing, the Agent, at its sole discretion, may decide to undertake any of the registrations, filings and other formalities described herein, whereupon the Pledgors shall reimburse promptly the Agent of any and all costs and expenses incurred by the Agent and related to such registrations, filings and other formalities.
4. REPRESENTATIONS AND WARRANTIES OF PLEDGORS
4.1 Each Pledgor represents and warrants to the Agent, for the benefit of the Agent and the Lenders, on the date of this Agreement, and on any other date when the representations and warranties below are required or are deemed to have been made under the terms of this Agreement or the Loan Agreement, that:
(a) it has obtained all necessary corporate authorizations to execute and deliver this Agreement and to cause the liens provided for hereunder to be created in accordance with the terms set forth herein;
(b) the execution and performance of this Agreement shall not violate any provision of its organizational documents / corporate documents, and shall not constitute a violation or a breach of any material agreement to which such Pledgor is a party;
(c) the liens created by this Agreement shall constitute, after the formalities required in Clause 3 above are fulfilled, a legal, valid, perfected and first priority lien on the Foreign Holdings’ Pledged Assets and Rights and the PR Borrower’s Pledged Assets and Rights enforceable in accordance with the terms and conditions of this Agreement against such Pledgor and all its creditors; provided, however, that any lien created under this Agreement on any Additional Foreign Holdings Stock, Additional PR Borrower Stock, Foreign Holdings’ Pledged Assets and Rights or PR Borrower’s Pledged Assets

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and Rights related to such Additional Foreign Holdings Stock or Additional PR Borrower Stock which is not owed by any Pledgor on the date hereof, but that may be acquired in the future by any Pledgor, shall constitute a legal, valid and perfected lien, as well as, subject only to Permitted Liens (as such term is defined under the Loan Agreement), a first priority lien, only on the later of: (i) the date on which the Additional Foreign Holdings Stock or the Additional PR Borrower Stock is acquired by any Pledgor; and (ii) the date on which the formalities set forth in Clause 3 above (or any other formalities as may be required by the then applicable laws) are fulfilled;
(d) the Quotas represent on the date hereof the entire capital stock of the Company, and have been validly created and subscribed for, and are fully paid up and non-assessable;
(e) the foreign investment represented by the Quotas is duly registered in the name of such Pledgor with Registro Declaratório Eletronico — Módulo Investimento Externo Direto — RDE-IED of Sistema de Informações do Banco Central do Brasil — SISBACEN, except for the amount of one hundred and fifty reais (R$150.00) which corresponds to the capital stock of the Company at the time of its incorporation;
(f) each Pledgor is the legitimate owner of its Pledged Assets and Rights existing on the date hereof and which are subject to this Agreement, and such existing Pledged Assets and Rights are free and clear of any disputes, liens, encumbrances, debts or doubts, except for those created or provided for in this Agreement and other Permitted Liens (as such term is defined under the Loan Agreement); and
(g) (i) there are no options, subscription rights or any other contractual arrangements for the purchase of the Pledged Stock or options, acquisition rights or any other arrangements for the purchase or assignment of Assets and Rights Related to the Pledged Stock; (ii) there is no stockholder agreement or any other agreement prohibiting the pledge of the Pledged Assets and Rights; and (iii) there are no other agreements or any other rights or claims of any sort whatsoever regarding the issuance, acquisition, repurchase, redemption, assignment, voting rights or rights of first refusal with respect to the Pledged Stock, and which could adversely affect the liens created under this Agreement or the rights herein granted to the Agent, for the benefit of the Lenders.
5. COVENANTS
5.1 For as long as this Agreement is in full force and effect and has not been terminated pursuant to Clause 11 below, each of the Pledgors irrevocably undertakes to comply with the following obligations, without prejudice to the obligations attributed to them in the Guaranties and in the Loan Documents:
(a) if any Pledgor acquires for any reason any Additional Stock at any time after the date of this Agreement, such Pledgor shall, within 10 (ten) days from the date of such acquisition (i) enter into an amendment to this Agreement in the form of Exhibit 3 hereto, and deliver it to the Agent (each such amendment, an “Amendment”), so as to extend the

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liens herein created to the Additional Stock and the Pledged Assets and Rights relating to such Additional Stock, and (ii) take the actions provided for in Clause 3 above (or any other action required to be taken pursuant to the then applicable laws) to extend the pledge hereunder to the Additional Stock and the Pledged Assets and Rights relating to such Additional Stock;
(b) each Pledgor shall maintain and preserve (and cause to be maintained and preserved) all liens created herein on the Foreign Holdings’ Pledged Assets and Rights or PR Borrower’s Pledged Assets and Rights, as provided for in this Agreement, and, to the extent required to do so under the Loan Agreement, shall promptly notify the Agent of any event, fact or circumstance, including, without limitation, any decision, suit, claim, investigation or change in law (or in the interpretation thereof), or, to the best of its knowledge, any threatened event, fact or circumstance, which could reasonably be expected to affect the validity, legality, perfection and first priority of the liens created herein on the Foreign Holdings’ Pledge Assets and Rights or the PR Borrower’s Pledge Assets and Rights or otherwise restrict, reduce or adversely affect the rights of the Agent, acting for the benefit of the Lenders, or the Lenders, under this Agreement, including, without limitation, the right to sell or dispose of the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights;
(c) except as permitted under the Loan Agreement, each Pledgor shall not (i) create, incur or permit to be created any liens, encumbrances or options in favor of, or at the request of, any person on the Foreign Holdings’ Pledged Assets and Rights, the PR Borrower’s Pledged Assets and Rights or any rights thereon, except for the liens herein created and the rights mentioned in the Loan Documents; or (ii) grant or promise to grant any rights over, sell, assign, transfer, exchange, dispose of, or in any other way dispose of the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights;
(d) to the extent required by the Loan Agreement, each Pledgor (i) shall pay, before any fines, penalties, interest or expenses arise, all taxes, duties and other charges currently or in the future levied on the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights, and (ii) shall pay or cause to be paid all claims that, if unpaid, could reasonably be expected to give rise to the creation of a lien on the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights, as the case may be, or shall take the necessary actions to prevent the creation of any lien (other than a Permitted Lien (as such term is defined under the Loan Agreement)) on the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights;
(e) upon notice from the Agent as provided in the Loan Agreement of the occurrence of (i) any breach or violation by any Pledgor under this Agreement, or (ii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement) and so long as such breach, violation or Event of Default is continuing, each Pledgor shall comply with (regardless of any notice or other communication to the contrary transmitted

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by any other person) all the instructions sent in writing by the Agent, acting for the benefit of the Lenders, or by the Lenders, with regard to this Agreement;
(f) to the extent required by the Loan Agreement, each Pledgor shall, upon request, promptly furnish to the Agent for the benefit of the Lenders, or to the Lenders, all information and supporting documents with regard to the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights that the Agent or the Lenders may reasonably request to verify (directly or through its relevant agents, successors or assignees) compliance by the Pledgors with the provisions of this Agreement:
(g) to the extent required by the Loan Agreement, each Pledgor shall cause the Company to continue to conduct its business as presently conducted and to comply in all material respects with all applicable laws; and
(h) in order to guarantee the full and indefeasible payment and performance, when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise), of the Guaranteed Obligations, each Pledgor shall promptly pledge or cause any Subsidiary (as such term is defined in the Loan Agreement) thereof (including, without limitation, the Company) to pledge, as the case may be, to the Agent, for the benefit of the Lenders, all quotas or shares owned by the such Pledgor or Subsidiary, whether now owned or hereafter acquired, together with all assets and rights associated with such quotas or shares, of the capital stock of (i) Smart Modular Technologies Industria de Componentes Eletronicos Ltda., a limited liability company (sociedade limitada) with head office at Avenida Bernardino de Campos, 98, Sobreloja, Sala 8, Paraiso, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/MF under number 06.103.827/0001-07 (“Smart Modular Brazil”), or (ii) any other legal entity (other than the Company) (1) that becomes for any reason a successor of Smart Modular Brazil, (2) that controls directly or indirectly Smart Modular Brazil, or (3) to which all or a substantial portion of the assets, receivables and/or operations of Smart Modular Brazil are for any reason transferred, sold, conveyed or assigned. The pledge(s) referred to in this Clause 5.1(i) shall be formalized in form and substance satisfactory to the Agent, but substantially in the form of this Agreement.
6. VOTING RIGHTS
6.1 The Pledgors shall exercise their voting rights in respect of the Pledged Stock as follows:
(a) until notice from the Agent as provided in the Loan Agreement, after the occurrence of (i) any breach or violation by any Pledgor under this Agreement, or (ii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement): the matters relating to the merger, consolidation, spin-off, reorganization, liquidation or dissolution of the Company, as well as the filing for bankruptcy or the request for composition with creditors by the Company, may only be voted by the Pledgors in

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accordance with previous and express instructions transmitted by the Agent or the Lenders. The other matters of the Company will be freely voted; and
(b) upon notice from the Agent as provided in the Loan Agreement), after the occurrence and continuance of (i) any breach or violation by any Pledgor under this Agreement, or (ii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement): the Pledgors may not exercise any voting rights, consent or any other rights inherent to the Pledged Stock, except if exercised in accordance with instructions given by the Agent or the Lenders to the Pledgors, in writing. Notwithstanding the foregoing, no provision of this Agreement shall be construed as an obligation of the Pledgors to transfer any voting rights to the Agent or the Lenders.
7. DIVIDENDS, ETC.
7.1 Upon notice from the Agent as provided in the Loan Agreement, after the occurrence and during the continuance of (i) any breach or violation by any Pledgor under this Agreement, or (ii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement), for purposes of article 1,457 of the Brazilian Civil Code, profits, dividends, interest on capital and other similar distributions may only be paid in respect of the Pledged Stock to the Pledgors with the prior written authorization of the Agent.
8. FORECLOSURE AND COLLECTION
8.1 Without prejudice to the foregoing provisions, upon notice from the Agent as provided in the Loan Agreement, after the occurrence and during the continuance of (i) any breach or violation by any Pledgor under this Agreement, or (ii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement), the Agent, acting for the benefit of the Lenders, or the Lenders, are hereby irrevocably authorized and qualified (whether or not any foreclosure measure is taken against any Borrower and irrespective of any right that the Pledgors may have to any benefit of order or similar right (which is hereby waived by Pledgors to the fullest extent permitted by law) to dispose of, collect, receive, appropriate and/or seize the Foreign Holdings’ Pledged Assets and Rights or PR Borrower’s Pledged Assets and Rights (or part thereof), and may promptly amicably sell (pursuant to Clause 8.3.1), assign, grant a call option or options on, or otherwise dispose of and deliver the Foreign Holdings’ Pledged Assets and Rights or PR Borrower’s Pledged Assets and Rights, in full or in part, at the price, in the manner, and under the terms and conditions that they deem appropriate, pursuant to the applicable law, regardless of any prior or subsequent notice to the Pledgors, with due regard to the provisions in articles 1,433, item IV, and 1,435, item V, of the Brazilian Civil Code.
8.2 Pursuant to the provisions in articles 684 and 1,433, item IV, of the Brazilian Civil Code, as a means to comply with the obligations herein, each Pledgor irrevocably appoints the Agent as its attorney-in-fact, upon the occurrence and during the continuance of (i) any breach or violation by any Pledgor under this Agreement, or (ii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement), with the necessary

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powers to vote the Pledged Stock (to the maximum extent permitted by law), to execute amendments to the organizational documents of the Company, to enter into contracts of assignment or purchase and sale, as well as to execute any and all documents and take any and all actions for the fulfillment of the Company’s obligations herein. The Pledgors shall maintain this appointment during the term of this Agreement and shall abstain from practicing any act that may adversely affect the fulfillment of the obligations herein or that may adversely affect the exercise of rights provided in this Clause 8 by the Agent or by the Lenders.
8.3 At any time after sending a notice as provided in the Loan Agreement of the occurrence and during the continuance of (i) any breach or violation by any Pledgor under this Agreement, or (ii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement), the Agent, acting for the benefit of the Lenders, or the Lenders, may. at their sole discretion, amicably sell the Pledged Assets and Rights, in all or in part, and in the manner they deem appropriate, without the need for any consent from the Pledgors or any third party, in such a way as to recover the entirety of its credits in the most efficient, fast, economical and transparent way possible.
8.3.1 The following procedure shall be followed in connection with any amicable sale of the Pledge Assets and Rights, which sale shall necessarily be made in compliance with all legal and regulatory provisions then applicable to the Agent or the Lenders, as the case may be:
(a) the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights to be disposed of shall be appraised by two firms appointed by the Agent, acting for the benefit of the Lenders, or by the Lenders. These firms shall have expertise in independent auditing or economic appraisal of companies in general, and be duly qualified and have notorious experience in the appraisal of companies in the same business as the Company. The appraisals shall be carried out within thirty (30) calendar days from the date the appraising firms have been retained, and shall establish the minimum selling price for the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights, based on the economic value of such Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights (i.e. discounted cash flow method, to the extent applicable). If the difference between the two appraisal reports is no greater than ten percent (10%), the lower of the two amounts established as the base value for the disposition of Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights, as the case may be, will be used. If the difference between the two appraisal reports is greater than ten percent (10%), a third appraisal report will be prepared along the same lines by a different firm, and the average of the amounts obtained in the three reports shall be taken as the base value for the disposition of such assets;
(b) the proceeds resulting from the disposition of the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights shall be used to pay the outstanding Guaranteed Obligations, with due regard for the order of priorities established in Clause 2.4(b) of the Loan Agreement;

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(c) following the use of proceeds resulting from the disposition of the Foreign Holdings” Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights as set forth in sub-item (b) above, any proceeds in excess of the then outstanding amount of the Guaranteed Obligations shall be delivered to the respective owner of the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights disposed of, but shall remain pledged hereunder in favor of the Agent, for the benefit of the Lenders, until such time as all Guaranteed Obligations have been finally and indefeasibly paid in full and this Agreement has been terminated pursuant to Clause 11 below;
(d) if the proceeds resulting from the disposition of the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights are not sufficient to pay and discharge all Guaranteed Obligations that have not yet been paid and discharged, the Agent, for the benefit of the Lenders, or the Lenders, shall have the right to collect from the Pledgers the shortfall, and all other Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights that may not have been disposed of shall remain pledged in favor of the Agent, for the benefit of the Lenders, until such time as the Guaranteed Obligations have been finally and indefeasibly paid in full and this Agreement has been terminated pursuant to Clause 11 below; and
(e) if there are no interested parties, or the base value for the disposition of the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights is not offered or otherwise reached, the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights may be sold for the highest bid made in accordance with the procedure set forth above.
8.4 For the effectiveness of this Clause, the Pledgors hereby authorize, according to Clause 18 of the Articles of Association (Contrato Social) of the Company, the disposition of their Pledged Stock to third parties in accordance with this Section 8.
9. APPLICATION OF AMOUNTS
9.1 Any amounts received by the Agent or by the Lenders upon the exercise of the measures provided for in Clause 8 above shall be applied pursuant to the terms of the Loan Agreement. For that purpose, such amounts will be converted in U.S. Dollars at the prevailing exchange rate and then remitted to the Agent, acting for the benefit of the Lenders, or to the Lenders, provided that if such conversion or remittance is not legally permitted or possible for any reason outside the Borrower’s control at the time, such amounts may, at the sole discretion of the Agent or the Lenders and if so permitted under the terms of the Guaranties and the Loan Documents, be received in Reais by the Agent or the Lenders.
10. CHANGES RELATED TO THE GUARANTEED OBLIGATIONS
10.1 The Pledgors shall remain bound to the terms of this Agreement, and the Foreign Holdings’ Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights shall remain subject to the pledge herein created, at any time, until termination of this

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Agreement as provided for in Clause 11 below, with no limitation and with no reserve of rights whatsoever with regard to the Pledgors, and regardless of any notice to, or consent of, the Pledgers, even if:
(a) any demand for payment, made by the Agent or the Lenders with regard to any of the Guaranteed Obligations ceases to be made under the terms of the Foreign Holdings Guaranty, PR Borrower Guaranty or the Loan Documents, and this shall not constitute novation, reduction, waiver or loss of any right granted to the Agent or the Lenders;
(b) any renewal, extension, amendment, modification, acceleration, waiver, reimbursement or settlement, in full or in part, or partial invalidity or unenforceability of the Foreign Holdings Guaranty, PR Borrower Guaranty or the Loan Documents occurs, except insofar as legal provisions require the release of Pledgors or of the Pledged Assets and Rights;
(c) any alteration of term, form, place of payment, amount or currency of payment of the Guaranteed Obligations takes place under the Foreign Holdings Guaranty, PR Borrower Guaranty or the Loan Documents;
(d) the Agent or the Lenders take (or fail to take) any measure based on, or related to, the Foreign Holdings Guaranty, PR Borrower Guaranty or the Loan Documents, with respect to the exercise of any measure, power or right contained therein or deriving from law, whether in equity or in any other way, or waive any measure, power or right, or extend the terms for compliance with any obligation provided for in the Foreign Holdings Guaranty, PR Borrower Guaranty or the Loan Documents; and
(e) the sale, exchange, waiver, reimbursement or assignment of any guarantees or setoff rights granted to the Agent or to the Lenders takes place, for the payment of the Guaranteed Obligations;
provided that, upon the consummation of any Permitted Disposition (as such term is defined in the Loan Agreement) of any Pledged Assets and Rights, the Agent shall, for the purposes of Articles 1,436, item V, and 1,437 of the Brazilian Civil Code, at the expense of the Pledgor, execute and deliver such documents, and take such other action, as may be reasonably requested by Pledger to effect the applicable releases of the Pledged Assets and Rights so disposed of.
11. TERMINATION
11.1 Upon full and indefeasible payment of the Guaranteed Obligations (other than unmatured contingent obligations) and upon the termination of the loan commitments under the Loan Agreement, this Agreement shall be terminated and the Agent shall take all necessary action to release the liens herein created at the Pledgors’ expenses. No termination of this Agreement or release of the liens herein created shall be valid and effective until signed by the Agent, acting for the benefit of the Lenders, or by the

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Lenders. Upon request and at the expense of the Pledgors, the Agent or the Lenders, as the case may be. shall promptly sign and deliver to the Pledgors all documents that may be reasonably required to implement the termination of this Agreement and the release of the liens herein created pursuant to this Clause 11.
12. WAIVERS
12.1 The Agent and the Lenders shall not have any obligation to hedge, guarantee, perfect or insure any collateral at any time granted as security of the Guaranteed Obligations, or any assets hereunder, except as required by applicable law with regard to any Foreign Holdings’ Pledged Assets and Rights or PR Borrower’s Pledged Assets and Rights that are in their possession.
13. GOVERNING LAW / JURISDICTION
13.1 This Agreement shall be governed by the laws of the Federative Republic of Brazil.
13.2 The Pledgors hereby elect the courts of the city of São Paulo, State of São Paulo, as competent to judge any lawsuit or proceeding aiming at resolving any dispute or controversy arising out of this Agreement, without prejudice to any other Court that may have jurisdiction over it.
13.3 In accordance with article 684 of the Brazilian Civil Code, in order to comply with the obligations hereunder. each Pledgor hereby irrevocably and irreversibly appoints the Company as its attorney-in-fact to represent it in any lawsuit or proceeding that aims at resolving any dispute or controversy arising out of this Agreement, with powers to receive service of process, notices and summons, and undertakes to maintain such appointment during the term of this Agreement.
14. NOTICES
14.1 All notices and other communications shall be sent to the parties in accordance with Clause 12 of the Loan Agreement.
15. MISCELANEOUS
15.1 Any amendment to this Agreement shall be made in writing and shall be executed by each Pledgor and the Agent, acting for the benefit of the Lenders.
15.2 This Agreement is irrevocable and shall oblige the parties and inure to the benefit of their relevant successors and assignees for any reason.
15.3 All exhibits to this Agreement, after being initialed by the parties, shall be an integral part hereof. If, however, there is any inconsistency between this Agreement and any of its Exhibits, the provisions of this Agreement shall prevail.

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15.4 Except as permitted under the Loan Agreement, the Pledgors shall not assign or transfer, in full or partially, this Agreement or any obligation hereunder without the prior written consent of the Agent, acting for the benefit of the Lenders, or the Lenders.
15.5 No provision of this Agreement may be deemed as a waiver or amendment to the any other provision of the Foreign Holdings Guaranty, PR Borrower Guaranty or the Loan Documents.
15.6 The parties acknowledge that (a) the partial exercise or non-exercise, the extension of terms, the tolerance or omission in respect of the exercise of any right, power or privilege granted to any party hereto and/or by law shall not constitute novation, relinquishing or waiver of such right, power or privilege, nor shall it prevent their exercise, and (b) the relinquishing or waiver of any such right shall be interpreted restrictively and shall not be deemed as the relinquishing or waiver of any other right granted to the parties herein.
15.7 If one or more provisions contained in this Agreement shall be deemed invalid, illegal or unenforceable in any aspect whatsoever, the validity, legality or enforceabiliry of the other provisions hereunder shall not be affected or hindered in any way as a result of such fact. The parties shall negotiate in good faith the replacement of any invalid, illegal or unenforceable provisions by valid provisions, the effect of which come as close as possible to the operational and economic effects of the invalid, illegal or unenforceable provisions.
15.8 Notwithstanding anything herein to the contrary, in the event of any inconsistency between this Agreement and the Loan Agreement, the applicable provisions of this Agreement shall prevail as to the creation, perfection and priority of the security interests created hereunder and the remedies available to the Pledgee under Brazilian law in respect of the Foreign Holdings’ Pledged Assets and Rights and the PR Borrower’s Pledged Assets and Rights.
IN WITNESS WHEREOF, the panics execute this Agreement in the presence of the undersigned witnesses.
[Date and Signatures]

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EXHIBIT P-9
Form of Smart Modular Brazil Stock Pledge Agreement
By this private instrument (this “Agreement”), the parties hereto:
(1) WELLS FARGO FOOTHILL, INC., a company duly organized and existing under the laws of California, U.S.A., with head office at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California, U.S.A., herein represented by its legal representatives, acting for purposes of this Agreement as agent (the “Agent”) for the banks and institutions listed in Exhibit 1 hereto (such banks and institutions (and any of their successors and assignees permitted in accordance with the terms of the Loan Agreement (as defined below)), collectively, the “Lenders”):
(2) SMART MODULAR TECHNOLOGIES (PUERTO RICO) INC., a company duly organized and existing under the laws of Cayman Islands, with its principal business address at PW Corporate Services (Cayman) Limited, P.O. Box 258, First Home Tower, British American Center, George Town, Grand Cayman, Cayman Islands, herein represented by its legal representatives (“PR Borrower”); and
(3) MODULAR BRASIL PARTICIPAÇÕES LTDA., a limited liability company (sociedade limitada) with head office at Rodovia Presidente Dutra, Km 214, Portaria 2, Bloco 4, Sala 1, Jardim Cumbica, City of Guamlhos, State of São Paulo, enrolled with CNPJ/MF under number 04.819.712/0001-98, herein represented by its legal representatives (“Modular Brazil” and, together with PR Borrower, the “Pledgors”);
and, as an intervening and consenting party,
(4) SMART MODULAR TECHNOLOGIES INDÚSTRIA DE COMPONENTES ELETRÕNICOS LTDA., a limited liability company (sociedade limitada) with head office at Avenida Bernardino de Campos, 98, Sobreloja, Sãla 8, Paraiso, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/MF under number 06.103.827/0001-07, herein represented by its legal representatives (“Smart Modular Brazil” and, including any successor thereof, the “Company”).
(A) WHEREAS (i) the Agent, (ii) the Lenders, (iii) Modular Merger Corporation, a company duly organized and existing under the laws of California, U.S.A. (“US Borrower”), (iv) Smart Modular Technologies (Europe) Limited, a company duly organized and existing under the laws of England and Wales (“UK Borrower”), (v) PR Borrower (US Borrower, UK Borrower and PR Borrower, collectively, the “Borrowers”), and (vi) Modular (Foreign Holdings) Inc., a company duly organized and existing under the laws of Cayman Islands (“Foreign Holdings”), among others, executed on April 16, 2004 a certain Loan and Security Agreement (the “Loan Agreement”), as well as such other agreements, documents and instruments related to the Loan Agreement (the Loan Agreement, together with such other agreements, documents and instruments related thereto, the “Loan Documents”), whereby the Lenders agreed to grant to the Borrowers, through the Agent, subject to the terms, conditions and restrictions set forth in the Loan Agreement, certain loans and other financial accommodations;
(B) WHEREAS, in order to induce the Lenders to execute the Loan Documents and make the loans and provide other financial accommodations under such Loan Documents, Foreign Holdings executed on April 16, 2004 a certain Guaranty (the “Foreign Holdings Guaranty”) whereby Foreign Holdings absolutely, unconditionally and irrevocably agreed to guarantee, for the benefit of the Agent and the Lenders, the full and indefeasible payment and performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations (as such term is defined in the Loan Agreement) of UK Borrower and PR Borrower, which include, without limitation, the obligation to pay the outstanding principal amount of and interest on the loans from time to time granted to UK Borrower and PR Borrower under the Loan Agreement, as generally described in Exhibit 2 hereto, contingent reimbursement obligations related to outstanding letters of credit issued from time to time for the benefit of UK Borrower and PR Borrower under the Loan Agreement, and the obligation to pay fees, charges, costs, expenses and other amounts due and payable by UK Borrower and PR Borrower under the Loan Agreement;
(C) WHEREAS, in order to induce the Lenders to execute the Loan Documents and make the loans and provide other financial accommodations under such Loan Documents, PR Borrower executed on April 16, 2004 a certain Guaranty (the “PR Borrower Guaranty” and, together with the Foreign Holdings Guaranty, the “Guaranties”) whereby PR Borrower absolutely, unconditionally and irrevocably agreed to guarantee, for the benefit of the Agent and the Lenders, the full and indefeasible payment and performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations (as such term is defined in the Loan Agreement) of UK Borrower, which include, without limitation, the obligation to pay the outstanding principal amount of and interest on the loans from time to time granted to UK Borrower under the Loan Agreement, as generally described in Exhibit 2 hereto, contingent reimbursement obligations related to outstanding letters of credit issued from time to time for the benefit of UK Borrower under the Loan Agreement, and the obligation to pay fees, charges, costs, expenses and other amounts due and payable by UK Borrower under the Loan Agreement;
(D) WHEREAS, in order to secure all of its obligations under the Foreign Holdings Guaranty (such obligations, as defined in the Foreign Holdings Guaranty and generally described in Recital (B) above for the purposes of article 1,424 of Law 10,406 of January 10, 2002, as amended (the “Brazilian Civil Code”), the “Foreign Holdings Obligations”). Foreign Holdings, as a pledgor, executed on April 16, 2004 a certain Stock Pledge Agreement (the “Modular Brazil Pledge Agreement”), whereby Foreign Holdings pledged to the Agent, for the benefit of the Lenders, all of its quotas or shares, whether now owned or hereafter acquired, of the capital stock of Modular Brazil, as well as certain assets and rights associated with such quotas or shares;

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(E) WHEREAS, in order to secure all its obligations under the PR Borrower Guaranty (such obligations, as defined in the PR Borrower Guaranty and generally described in Recital (C) above for the purposes of article 1,424 of the Brazilian Civil Code), as well as all of its obligations under the Loan Agreement (such obligations, as defined in the Loan Agreement and generally described in Exhibit 2 hereto) (all such obligations, the “PR Borrower Obligations”), PR Borrower, as a pledger, executed on April 16, 2004 the Modular Brazil Pledge Agreement, whereby PR Borrower pledged to the Agent, for the benefit of the Lenders, all of its quotas or shares, whether now owned or after acquired, of the capital stock of Modular Brazil, as well as certain assets and rights associated with such quotas or shares;
(F) WHEREAS, in order to further secure the Foreign Holdings Obligations and the PR Borrower Obligations, Foreign Holdings and PR Borrower, as the owners of all quotas of the capital stock of Modular Brazil, agreed under Section 5.1(h) of the Modular Pledge Agreement to cause Modular Brazil to pledge to the Agent, for the benefit of the Lenders, all of its quotas or shares, whether now owned or after acquired, of the capital stock of Smart Modular Brazil, as well as certain assets and rights associated with such quotas or shares;
(G) WHEREAS, in order to further secure the PR Borrower Obligations, PR Borrower has undertaken to pledge to the Agent, for the benefit of the Lenders, all of its quotas or shares, whether now owned or after acquired, of the capital stock of Smart Modular Brazil, as well as certain assets and rights associated with such quotas or shares; and
(H) WHEREAS Modular Brazil hereby acknowledges that it will indirectly benefit from the loans and other financial accommodations granted by the Lenders to the Borrowers under the Loan Agreement and in order to further secure the Foreign Holdings Obligations and the PR Borrower Obligations, has undertaken to pledge to the Agent, for the benefit of the Lenders, all of its quotas or shares, whether now owned or after acquired, of the capital stock of Smart Modular Brazil, as well as certain assets and rights associated with such quotas or shares;
the parties hereby agree to enter into this Agreement, which shall be governed by the following terms and conditions:
1.	DEFINITIONS
1.1 All terms and expressions defined or utilized in this Agreement shall have the same meanings ascribed to them in this Agreement whenever they are used in any other instrument or document delivered or prepared with regard to this Agreement, except as otherwise provided in such instrument or document. Terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Loan Agreement.
2.	PLEDGE

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2.1 In order to guarantee the full and indefeasible payment and performance, when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise), of the Foreign Holdings Obligations, the PR Borrower Obligations, the obligations of Foreign Holdings and PR Borrower under the Modular Brazil Pledge Agreement, and the obligations of Modular Brazil and PR Borrower under this Agreement (collectively, the “Guaranteed Obligations”), the Pledgors hereby pledge or undertake to pledge to the Agent, for the benefit of the Lenders, the following assets and rights, pursuant to article 1,431 et seq. of the Brazilian Civil Code:
(a) [•] ([•]) quotas of the capital stock of the Company currently owned by Modular Brazil (the “Modular Brazil Quotas”):
(b) one (1) quota of the capital stock of the Company currently owned by PR Borrower (the “PR Borrower Quota” and, together with the Modular Brazil Quotas, the “Quotas”);
(c) (i) all shares resulting from any conversion of the Quotas into shares in connection with the transformation of the Company into a company with its capital stock divided into shares, as well as (ii) all additional quotas or shares representing the capital stock of the Company, or all quotas or shares of the capital stock of any successor for any reason of the Company, which may be at any time subscribed to, bought or otherwise acquired by any Pledgor (including, without limitation, any quotas or shares acquired as a result of any merger, consolidation, spin-off, exchange, split, corporate reorganization or otherwise), even if such quotas or shares may be in addition to, in replacement of, or a result of a conversion or exchange with respect to, any existing quotas or shares owned by Modular Brazil and/or PR Borrower, together with all options, subscription rights and rights of any similar nature owned by Modular Brazil and/or PR Borrower in respect of its equity interest in the Company, for so long as this Agreement remains in force (the “Additional Modular Brazil Stock” or the “Additional PR Borrower Stock”, as the case may be, and, together with the Quotas, the “Pledged Stock”); and
(d) (i) all profits, dividends, interest on equity (Juros sobre capital), income, rights, distributions, bonuses and any other amounts credited, paid, distributed or otherwise delivered, or to be credited, paid, distributed or otherwise delivered, for any reason, to Foreign Holdings and/or PR Borrower in respect of any Pledged Stock, as well as (ii) any assets or rights into which the Pledged Stock is or may be converted at any time (the “Assets and Rights Related to the Pledged Stock” and, together with the Pledged Stock, the “Pledged Assets and Rights”).
3.	PLEDGE REGISTRATION AND PERFECTION
3.1 Each Pledgor shall, within ten (10) days counted as from the date of execution of this Agreement by all the parties and intervening party hereto:
(a) cause this Agreement to be filed at the Company’s head office;

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(b) cause this Agreement to be registered with the competent Registry of Deeds and Documents (Registro de Titulos e Documentos), pursuant to articles 1,432 and 1,452 of the Brazilian Civil Code;
(c) cause this Agreement to be registered with the Commercial Registry of the State of São Paulo (Junta Comercial do Estado de São Paulo); and
(d) deliver to the Agent (or to whom it may designate) evidence, in form and substance satisfactory to the Agent, that the formalities provided for in sub—items (a), (b) and (c) of this Clause 3.1 have been duly fulfilled.
3.2 If any Pledged Stock is, for any reason, represented by registered shares (ações nominativas), the Pledgers shall, immediately after the execution of this Agreement, and immediately after any issuance, receipt or acquisition of any Additional Modular Brazil Stock and/or Additional PR Borrower Stock, as the case may be, cause the pledge created under this Agreement to be registered in the Company’s Registry Book of Registered Shares (Livro Registro de Ações Nominativas), in accordance with article 39 of Law 6,404 of December 15, 1976, as amended, as follows: “All shares of the Company, whether currently outstanding or to be issued in the future, owned by [Modular Brazil or PR Borrower], and certain assets and rights associated with such shares have been pledged to the Agent, for the benefit of the Lenders, under the Stock Pledge Agreement dated as of April 16, 2004, filed at the Company’s head office, and pursuant to such Stock Pledge Agreement, such shares of the Company, and the assets and rights associated therewith, may not be sold, transferred or otherwise disposed of by [Modular Brazil or PR Borrower], except in accordance with the Stock Pledge Agreement.” Immediately following such registration, the Pledgors shall deliver to the Agent (or to whom it may designate) evidence, in form and substance satisfactory to the Agent, that the registration to which this Clause 3.2 refers has been duly made. The Pledgors hereby authorize the Company to carry out the registration of the pledge related to the Pledged Stock in its Registry Book of Registered Shares (Livro Registro de Ações Nominativas).
3.3 If any of the Pledged Stock is, for any reason, represented by shares in book-entry form (ações escriturais) held by third party depositaries, the Pledgors shall, immediately after the execution of this Agreement, and immediately after any issuance, receipt or acquisition of any Additional Modular Brazil Stock or Additional PR Borrower Stock, as the case may be, cause the relevant third party depositaries to register the pledge created under this Agreement in their registries, and to issue a statement (extrato de conta de depósito), in form and substance satisfactory to the Agent, evidencing the registration of the pledge in accordance with Clause 3.2 above. Immediately following such registration, the Pledgors shall deliver to the Agent (or to whom it may designate) a certified copy of such statement. The Pledgors hereby authorize the third party depositaries to carry out the registration of the pledge related to the Pledged Stock in the relevant electronic or physical registries.
3.4 All expenses incurred with respect to the registrations, filings and other formalities described in Clauses 3.1, 3.2 and 3.3 above shall be borne by the Pledgors.

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Notwithstanding the foregoing, the Agent, at its sole discretion, may decide to undertake any of the registrations, filings and other formalities described herein, whereupon the Pledgers shall reimburse promptly the Agent of any and all costs and expenses incurred by the Agent and related to such registrations, filings and other formalities.
4.	REPRESENTATIONS AND WARRANTIES OF PLEDGORS
4.1 Each Pledgor represents and warrants to the Agent, for the benefit of the Agent and the Lenders, on the date of this Agreement, and on any other date when the representations and warranties below are required or are deemed to have been made under the terms of this Agreement or the Loan Agreement, that:
(a) it has obtained all necessary corporate authorizations to execute and deliver this Agreement and to cause the liens provided for hereunder to be created in accordance with the terms set forth herein;
(b) the execution and performance of this Agreement shall not violate any provision of its organizational documents / corporate documents, and shall not constitute a violation or a breach of any material agreement to which such Pledgor is a party;
(c) the liens created by this Agreement shall constitute, after the formalities required in Clause 3 above are fulfilled, a legal, valid, perfected and first priority lien on the Modular Brazil’s Pledged Assets and Rights and the PR Borrower’s Pledged Assets and Rights enforceable in accordance with the terms and conditions of this Agreement against such Pledgor and all its creditors; provided, however, that any lien created under this Agreement on any Additional Modular Brazil Stock, Additional PR Borrower Stock, Modular Brazil’s Pledged Assets and Rights or PR Borrower’s Pledged Assets and Rights related to such Additional Modular Brazil Stock or Additional PR Borrower Stock which is not owed by any Pledgor on the date hereof, but that may be acquired in the future by any Pledgor, shall constitute a legal, valid and perfected lien, as well as, subject only to Permitted Liens (as such term is defined under the Loan Agreement), a first priority lien, only on the later of: (i) the date on which the Additional Modular Brazil Stock or the Additional PR Borrower Stock is acquired by any Pledgor; and (ii) the date on which the formalities set forth in Clause 3 above (or any other formalities as may be required by the then applicable laws) are fulfilled;
(d) the Quotas represent on the date hereof the entire capital stock of the Company, and have been validly created and subscribed for, and are fully paid up and non-assessable;
(e) each Pledgor is the legitimate owner of its Pledged Assets and Rights existing on the date hereof and which are subject to this Agreement, and such existing Pledged Assets and Rights are free and clear of any disputes, liens, encumbrances, debts or doubts, except for those created or provided for in this Agreement and other Permitted Liens (as such term is defined under the Loan Agreement); and

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(f) (i) there are no options, subscription rights or any other contractual arrangements for the purchase of the Pledged Stock or options, acquisition rights or any other arrangements for the purchase or assignment of Assets and Rights Related to the Pledged Stock; (ii) there is no stockholder agreement or any other agreement prohibiting the pledge of the Pledged Assets and Rights; and (iii) there are no other agreements or any other rights or claims of any sort whatsoever regarding the issuance, acquisition, repurchase, redemption, assignment, voting rights or rights of first refusal with respect to the Pledged Stock, and which could adversely affect the liens created under this Agreement or the rights herein granted to the Agent, for the benefit of the Lenders.
5.	COVENANTS
5.1 For as long as this Agreement is in full force and effect and has not been terminated pursuant to Clause 11 below, each of the Pledgors irrevocably undertakes to comply with the following obligations, without prejudice to the obligations attributed to them in the Guaranties and in the Loan Documents:
(a) if any of Modular Brazil or PR Borrower acquires for any reason any Additional Modular Brazil Stock or Additional PR Borrower Stock, as applicable, at any time after the date of this Agreement, each Pledgor shall, within 10 (ten) days from the date of such acquisition, (i) enter into an amendment to this Agreement in the form of Exhibit 3 hereto, and deliver it to the Agent (each such amendment, an “Amendment”), so as to extend the liens herein created to such Additional Modular Brazil Stock, Additional PR Borrower Stock and the Pledged Assets and Rights relating thereto, as applicable, and (ii) take the actions provided for in Clause 3 above (or any other action required to be taken pursuant to the then applicable laws) to perfect such liens:
(b) each Pledgor shall maintain and preserve (and cause to be maintained and preserved) all liens created herein on the Modular Brazil’s Pledged Assets and Rights or PR Borrower’s Pledged Assets and Rights, as provided for in this Agreement, and, to the extent required to do so under the Loan Agreement, shall promptly notify the Agent of any event, fact or circumstance, including, without limitation, any decision, suit, claim, investigation or change in law (or in the interpretation thereof), or, to the best of its knowledge, any threatened event, fact or circumstance, which could reasonably be expected to affect the validity, legality, perfection and first priority of the liens created herein on the Modular Brazil’s Pledge Assets and Rights or the PR Borrower’s Pledge Assets and Rights or otherwise restrict, reduce or adversely affect the rights of the Agent, acting for the benefit of the Lenders, or the Lenders, under this Agreement, including, without limitation, the right to sell or dispose of the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights;
(c) except as permitted under the Loan Agreement, each Pledgor shall not (i) create, incur or permit to be created any liens, encumbrances or options in favor of, or at the request of, any person on the Modular Brazil’s Pledged Assets and Rights, the PR Borrower’s Pledged Assets and Rights or any rights thereon; or (ii) grant or promise to grant any rights over, sell, assign, transfer, exchange, dispose of, or in any other way

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dispose of the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights;
(d) to the extent required by the Loan Agreement, each Pledgor (i) shall pay before any fines, penalties, interest or expenses arise, all taxes, duties and other charges currently or in the future levied on the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights, and (ii) shall pay or cause to be paid all claims that, if unpaid, could reasonably be expected to give rise to the creation of a lien on the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights, as the case may be, or shall take the necessary actions to prevent the creation of any lien (other than a Permitted Lien (as such term is defined under the Loan Agreement)) on the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights;
(e) upon notice from the Agent as provided in the Loan Agreement of the occurrence of (i) any breach or violation by any Pledgor under this Agreement, (ii) any breach or violation under the Modular Brazil Pledge Agreement, or (iii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement) and so long as such breach, violation or Event of Default is continuing, each Pledgor shall comply with (regardless of any notice or other communication to the contrary transmitted by any other person) all the instructions sent in writing by the Agent, acting for the benefit of the Lenders, or by the Lenders, with regard to this Agreement;
(f) to the extent required by the Loan Agreement, each Pledgor shall, upon request, promptly furnish to the Agent, for the benefit of the Lenders, or to the Lenders, all information and supporting documents with regard to the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights that the Agent or the Lenders may reasonably request to verify (directly or through its relevant agents, successors or assignees) compliance by the Pledgors with the provisions of this Agreement;
(g) to the extent required by the Loan Agreement, each Pledgor shall cause the Company to continue to conduct its business as presently conducted and to comply in all material respects with all applicable laws; and
(h) in order to guarantee the full and indefeasible payment and performance, when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise), of the Guaranteed Obligations, each Pledgor shall promptly pledge or cause any Subsidiary (as such term is defined in the Loan Agreement) thereof (including, without limitation, the Company) to pledge, as the case may be, to the Agent, for the benefit of the Lenders, all quotas or shares owned by such Pledgor or Subsidiary, whether now owned or hereafter acquired, together with all assets and rights associated with such quotas or shares, of the capital stock of any legal entity (1) that becomes for any reason a successor of Smart Modular Brazil, (2) that controls directly or indirectly Smart Modular Brazil, or (3) to which all or a substantial portion of the assets, receivables and/or operations of Smart Modular Brazil are for any reason transferred,

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sold, conveyed or assigned. The pledge(s) referred to in this Clause 5.1(h) shall be formalized in form and substance satisfactory to the Agent, but substantially in the form of this Agreement.
6. VOTING RIGHTS
6.1 The Pledgors shall exercise their voting rights in respect of the Pledged Stock as follows:
(a) until notice from the Agent as provided in the Loan Agreement, after the occurrence of (i) any breach or violation by any Pledgor under this Agreement, (ii) any breach or violation under the Modular Brazil Pledge Agreement, or (iii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement): the matters relating to the merger, consolidation, spin-off, reorganization, liquidation or dissolution of the Company, as well as the filing for bankruptcy or the request for composition with creditors by the Company, may only be voted by the Pledgors in accordance with previous and express instructions transmitted by the Agent or the Lenders. The other matters of the Company will be freely voted; and
(b) upon notice from the Agent as provided in the Loan Agreement), after the occurrence and continuance of (i) any breach or violation by any Pledgor under this Agreement, (ii) any breach or violation under the Modular Brazil Pledge Agreement, or (iii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement): the Pledgors may not exercise any voting rights, consent or any other rights inherent to the Pledged Stock, except if exercised in accordance with instructions given by the Agent or the Lenders to the Pledgors, in writing. Notwithstanding the foregoing, no provision of this Agreement shall be construed as an obligation of the Pledgors to transfer any voting rights to the Agent or the Lenders.
7. DIVIDENDS, ETC.
7.1 Upon notice from the Agent as provided in the Loan Agreement, after the occurrence and during the continuance of (i) any breach or violation by any Pledgor under this Agreement, (ii) any breach or violation under the Modular Brazil Pledge Agreement, or (iii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement), for purposes of article 1,457 of the Brazilian Civil Code, profits, dividends, interest on capital and other similar distributions may only be paid in respect of the Pledged Stock to the Pledgors with the prior written authorization of the Agent.
8. FORECLOSURE AND COLLECTION
8.1 Without prejudice to the foregoing provisions, upon notice from the Agent as provided in the Loan Agreement, after the occurrence and during the continuance of (i) any breach or violation by any Pledgor under this Agreement, (ii) any breach or violation under the Modular Brazil Pledge Agreement, or (iii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement), the Agent, acting for the benefit of

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the Lenders, or the Lenders, are hereby irrevocably authorized and qualified (whether or not any foreclosure measure is taken against any Borrower and irrespective of any right that the Pledgors may have to any benefit of order or similar right (which is hereby waived by Pledgors to the fullest extent permitted by law) to dispose of, collect, receive, appropriate and/or seize the Modular Brazil’s Pledged Assets and Rights or PR Borrower’s Pledged Assets and Rights (or part thereof), and may promptly amicably sell (pursuant to Clause 8.3.1), assign, grant a call option or options on, or otherwise dispose of and deliver the Modular Brazil’s Pledged Assets and Rights or PR Borrower’s Pledged Assets and Rights, in full or in part, at the price, in the manner, and under the terms and conditions that they deem appropriate, pursuant to the applicable law, regardless of any prior or subsequent notice to the Pledgors, with due regard to the provisions in articles 1,433, item IV, and 1,435, item V, of the Brazilian Civil Code.
8.2 Pursuant to the provisions in articles 684 and 1,433, item IV, of the Brazilian Civil Code, as a means to comply with the obligations herein, each Pledgor irrevocably appoints the Agent as its attorney-in-fact, upon the occurrence and during the continuance of (i) any breach or violation by any Pledgor under this Agreement, (ii) any breach or violation under the Modular Brazil Pledge Agreement, or (iii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement), with the necessary powers to vote the Pledged Stock (to the maximum extent permitted by law), to execute amendments to the organizational documents of the Company, to enter into contracts of assignment or purchase and sale, as well as to execute any and all documents and take any and all actions for the fulfillment of the Company’s obligations herein. The Pledgors shall maintain this appointment during the term of this Agreement and shall abstain from practicing any act that may adversely affect the fulfillment of the obligations herein or that may adversely affect the exercise of rights provided in this Clause 8 by the Agent or by the Lenders.
8.3 At any time after sending a notice as provided in the Loan Agreement of the occurrence and during the continuance of (i) any breach or violation by any Pledgor under this Agreement, (ii) any breach or violation under the Modular Brazil Pledge Agreement, or (iii) any Event of Default (as such term is defined under the Guaranties or the Loan Agreement), the Agent, acting for the benefit of the Lenders, or the Lenders, may, at their sole discretion, amicably sell the Pledged Assets and Rights, in all or in part, and in the manner they deem appropriate, without the need for any consent from the Pledgors or any third party, in such a way as to recover the entirety of its credits in the most efficient, fast, economical and transparent way possible.
8.3.1 The following procedure shall be followed in connection with any amicable sale of the Pledge Assets and Rights, which sale shall necessarily be made in compliance with all legal and regulatory provisions then applicable to the Agent or the Lenders, as the case may be:
(a) the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights to be disposed of shall be appraised by two firms appointed by the Agent, acting for the benefit of the Lenders, or by the Lenders. These firms shall have expertise in independent auditing or economic appraisal of companies in general, and be duly qualified

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and have notorious experience in the appraisal of companies in the same business as the Company. The appraisals shall be carried out within thirty (30) calendar days from the date the appraising firms have been retained, and shall establish the minimum selling price for the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights, based on the economic value of such Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights (i.e. discounted cash flow method, to the extent applicable). If the difference between the two appraisal reports is no greater than ten percent (10%), the lower of the two amounts established as the base value for the disposition of Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights, as the case may be, will be used. If the difference between the two appraisal reports is greater than ten percent (10%), a third appraisal report will be prepared along the same lines by a different firm, and the average of the amounts obtained in the three reports shall be taken as the base value for the disposition of such assets;
(b) the proceeds resulting from the disposition of the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights shall be used to pay the outstanding Guaranteed Obligations, with due regard for the order of priorities established in Clause 2.4(b) of the Loan Agreement;
(c) following the use of proceeds resulting from the disposition of the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights as set forth in sub-item (b) above, any proceeds in excess of the then outstanding amount of the Guaranteed Obligations shall be delivered to the respective owner of the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights disposed of, but shall remain pledged hereunder in favor of the Agent, for the benefit of the Lenders, until such time as all Guaranteed Obligations have been finally and indefeasibly paid in full and this Agreement has been terminated pursuant to Clause 11 below;
(d) if the proceeds resulting from the disposition of the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights are not sufficient to pay and discharge all Guaranteed Obligations that have not yet been paid and discharged, the Agent, for the benefit of the Lenders, or the Lenders, shall have the right to collect from the Pledgors the shortfall, and all other Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights that may not have been disposed of shall remain pledged in favor of the Agent, for the benefit of the Lenders, until such time as the Guaranteed Obligations have been finally and indefeasibly paid in full and this Agreement has been terminated pursuant to Clause 11 below; and
(e) if there are no interested parties, or the base value for the disposition of the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights is not offered or otherwise reached, the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights may be sold for the highest bid made in accordance with the procedure set forth above.

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8.4 For the effectiveness of this Clause, the Pledgors hereby authorize, according to Clause [•] of the Articles of Association (Contrato Social) of the Company, the disposition of their Pledged Stock to third parties in accordance with this Section 8.
9. APPLICATION OF AMOUNTS
9.1 Any amounts received by the Agent or by the Lenders upon the exercise of the measures provided for in Clause 8 above shall be applied pursuant to the terms of the Loan Agreement. For that purpose, such amounts will be converted in U.S. Dollars at the prevailing exchange rate and then remitted to the Agent, acting for the benefit of the Lenders, or to the Lenders, provided that if such conversion or remittance is not legally permitted or possible for any reason outside the Borrower’s control at the time, such amounts may, at the sole discretion of the Agent or the Lenders and if so permitted under the terms of the Guaranties and the Loan Documents, be received in Reais by the Agent or the Lenders.
10. CHANGES RELATED TO THE GUARANTEED OBLIGATIONS
10.1 The Pledgors shall remain bound to the terms of this Agreement, and the Modular Brazil’s Pledged Assets and Rights or the PR Borrower’s Pledged Assets and Rights shall remain subject to the pledge herein created, at any time, until termination of this Agreement as provided for in Clause 11 below, with no limitation and with no reserve of rights whatsoever with regard to the Pledgors, and regardless of any notice to, or consent of, the Pledgors, even if:
(a) any demand for payment, made by the Agent or the Lenders with regard to any of the Guaranteed Obligations ceases to be made under the terms of the Foreign Holdings Guaranty, the PR Borrower Guaranty, the Loan Documents or the Modular Brazil Pledge Agreement, and this shall not constitute novation, reduction, waiver or loss of any right granted to the Agent or the Lenders;
(b) any renewal, extension, amendment, modification, acceleration, waiver, reimbursement or settlement, in full or in part, or partial invalidity or unenforceability of the Foreign Holdings Guaranty, the PR Borrower Guaranty, the Loan Documents or the Modular Brazil Pledge Agreement occurs, except insofar as legal provisions require the release of Pledgors or of the Pledged Assets and Rights;
(c) any alteration of term, form, place of payment, amount or currency of payment of the Guaranteed Obligations takes place under the Foreign Holdings Guaranty, the PR Borrower Guaranty, the Loan Documents or the Modular Brazil Pledge Agreement;
(d) the Agent or the Lenders take (or fail to take) any measure based on, or related to, the Foreign Holdings Guaranty, the PR Borrower Guaranty, the Loan Documents or the Modular Brazil Pledge Agreement, with respect to the exercise of any measure, power or right contained therein or deriving from law, whether in equity or in

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any other way, or waive any measure, power or right, or extend the terms for compliance with any obligation provided for in the Foreign Holdings Guaranty, the PR Borrower Guaranty, the Loan Documents or the Modular Brazil Pledge Agreement; and
(e) the sale, exchange, waiver, reimbursement or assignment of any guarantees or setoff rights granted to the Agent or to the Lenders takes place, for the payment of the Guaranteed Obligations;
provided that, upon the consummation of any Permitted Disposition (as such term is defined in the Loan Agreement) of any Pledged Assets and Rights, the Agent shall, for the purposes of Articles 1,436, item V, and 1,437 of the Brazilian Civil Code, at the expense of the Pledgor, execute and deliver such documents, and take such other action, as may be reasonably requested by Pledgor to effect the applicable releases of the Pledged Assets and Rights so disposed of.
11. TERMINATION
11.1 Upon full and indefeasible payment of the Guaranteed Obligations (other than unmatured contingent obligations) and upon the termination of the loan commitments under the Loan Agreement, this Agreement shall be terminated and the Agent shall take all necessary action to release the liens herein created at the Pledgors’ expenses. No termination of this Agreement or release of the liens herein created shall be valid and effective until signed by the Agent, acting for the benefit of the Lenders, or by the Lenders. Upon request and at the expense of the Pledgors, the Agent or the Lenders, as the case may be, shall promptly sign and deliver to the Pledgors all documents that may be reasonably required to implement the termination of this Agreement and the release of the liens herein created pursuant to this Clause 11.
12. WAIVERS
12.1 The Agent and the Lenders shall not have any obligation to hedge, guarantee, perfect or insure any collateral at any time granted as security of the Guaranteed Obligations, or any assets hereunder, except as required by applicable law with regard to any Modular Brazil’s Pledged Assets and Rights or PR Borrower’s Pledged Assets and Rights that are in their possession.
13. GOVERNING LAW / JURISDICTION
13.1 This Agreement shall be governed by the laws of the Federative Republic of Brazil.
13.2 The Pledgors hereby elect the courts of the city of São Paulo, State of São Paulo, as competent to judge any lawsuit or proceeding aiming at resolving any dispute or controversy arising out of this Agreement, without prejudice to any other Court that may have jurisdiction over it.

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13.3 In accordance with article 684 of the Brazilian Civil Code, in order to comply with the obligations hereunder, PR Borrower hereby irrevocably and irreversibly appoints the Company as its attorney-in-fact to represent it in any lawsuit or proceeding that aims at resolving any dispute or controversy arising out of this Agreement, with powers to receive service of process, notices and summons, and undertakes to maintain such appointment during the term of this Agreement.
14. NOTICES
14.1 All notices and other communications shall be sent to the parties in accordance with Clause 12 of the Loan Agreement.
15. MISCELANEOUS
15.1 Any amendment to this Agreement shall be made in writing and shall be executed by each Pledgor and the Agent, acting for the benefit of the Lenders.
15.2 This Agreement is irrevocable and shall oblige the parties and inure to the benefit of their relevant successors and assignees for any reason.
15.3 All exhibits to this Agreement, after being initialed by the parties, shall be an integral part hereof. If, however, there is any inconsistency between this Agreement and any of its Exhibits, the provisions of this Agreement shall prevail.
15.4 Except as permitted under the Loan Agreement, the Pledgors shall not assign or transfer, in full or partially, this Agreement or any obligation hereunder without the prior written consent of the Agent, acting for the benefit of the Lenders, or the Lenders.
15.5 No provision of this Agreement may be deemed as a waiver or amendment to the any other provision of the Foreign Holdings Guaranty, the PR Borrower Guaranty, the Loan Documents or the Modular Brazil Pledge Agreement.
15.6 The parties acknowledge that (a) the partial exercise or non-exercise, the extension of terms, the tolerance or omission in respect of the exercise of any right, power or privilege granted to any party hereto and/or by law shall not constitute novation, relinquishing or waiver of such right, power or privilege, nor shall it prevent their exercise, and (b) the relinquishing or waiver of any such right shall be interpreted restrictively and shall not be deemed as the relinquishing or waiver of any other right granted to the parties herein.
15.7 If one or more provisions contained in this Agreement shall be deemed invalid, illegal or unenforceable in any aspect whatsoever, the validity, legality or enforceability of the other provisions hereunder shall not be affected or hindered in any way as a result of such fact. The parties shall negotiate in good faith the replacement of any invalid, illegal or unenforceable provisions by valid provisions, the effect of which come as close

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as possible to the operational and economic effects of the invalid, illegal or unenforceable provisions.
15.8 Notwithstanding anything herein to the contrary, in the event of any inconsistency between this Agreement and the Loan Agreement, the applicable provisions of this Agreement shall prevail as to the creation, perfection and priority of the security interests created hereunder and the remedies available to the pledgee, for the benefit of the Lenders, under Brazilian law in respect of the Foreign Holdings’ Pledged Assets and Rights and the PR Borrower’s Pledged Assets and Rights.
IN WITNESS WHEREOF, the parties execute this Agreement in the presence of the undersigned witnesses.
[Date and Signatures]

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EXHIBIT T-l
Form of Collateral Assignment of Trademarks
(Security Agreement)
     THIS COLLATERAL ASSIGNMENT OF TRADEMARKS (SECURITY AGREEMENT) dated April___, 2004 (this “Security Agreement”), is made between [NAME OF PLEDGOR], a [Type of Entity] with an office at [Address of Chief Executive Office] (“Pledgor”), and WELLS FARGO FOOTHILL, INC. a California corporation with an office at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404 (“Pledgee”), in its capacity as Agent for the Lenders (as defined below).
W I T N E S S E T H :
     WHEREAS, Pledgee, the lenders from time to time party thereto (the “Lenders”), Pledgor, Modular Merger Corporation, a California corporation (“US Borrower” and after giving effect to the Merger (as defined in the Loan Agreement) “US Borrower” shall mean and include Smart Modular Technologies, Inc., a California corporation), Smart Modular Technologies (Europe) Limited, a company organized under the laws of England and Wales (“UK Borrower”), Smart Modular Technologies (Puerto Rico) Inc., a corporation organized under the laws of the Cayman Islands (“PR Borrower” and together with US Borrower and UK Borrower, collectively referred to herein as “Borrowers” [modify as necessary if Pledgor is a Borrower]) and the other Obligors identified on the signature pages thereto, have entered into that certain Loan and Security Agreement, dated as of the date hereof (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), pursuant to which, together with the Loan Documents (as defined in the Loan Agreement), the Lenders will provide certain financial accommodations to the Borrowers. Initially capitalized terms used herein without definitions shall have the meanings given in the Loan Agreement.
     WHEREAS, Pledgor owns all right, title, and interest in and to, among other things, all the trademarks, United States trademarks and trademark registrations, and the trademark applications and tradenames, set forth on Exhibit A hereto (the “Trademarks”).
     WHEREAS, in order to secure Pledgor’s obligations to the Lender Group under the Loan Documents and the Bank Product Providers under the Bank Product Agreements, Pledgor has agreed to grant to Pledgee a security interest in the Trademarks and the goodwill and certain other assets with respect to the Trademarks, as further set forth herein and in the Loan Documents, and Pledgee has requested Pledgor to enter into this Security Agreement to further evidence such security interest.
     NOW THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that for valuable consideration received and to be received, as security for the full payment and performance of Pledgor’s obligations under the Loan Documents and the Bank Product Agreements, and to induce the Lenders to make loans, advances and other financial accommodations to [Pledgor][Borrowers] and to induce the Bank Product Providers to provide such services, Pledgor hereby grants, transfers and assigns to Pledgee, for the benefit of Pledgee, the Lender

Group, and the Bank Product Providers (collectively, the “Secured Parties” and each a “Secured Party”), a continuing security interest in all of Pledgor’s right, title and interest in and to:
     (a) the Trademarks;
     (b) all registrations of the Trademarks in any State of the United States and any foreign countries and localities;
     (c) all tradenames, trademarks and trademark registrations hereafter adopted or acquired and used, including, but not limited to, those which are based upon or derived from the Trademarks or any variations thereof (the “Future Trademarks”);
     (d) all extensions, renewals, and continuations of the Trademarks and Future Trademarks and the registrations referred to in clause (b) above;
     (e) all rights to sue for past, present and future infringements of the Trademarks and Future Trademarks;
     (f) all packaging, labeling, trade names, service marks, logos, and trade dress including or containing the Trademarks and Future Trademarks, or a representation thereof, or any variation thereof;
     (g) all licenses and other agreements under which Pledgor is licensor, and all fees, rents, royalties, proceeds or monies thereunder, relating to the Trademarks and Future Trademarks and the use thereof; and
     (h) all goodwill of Pledgor’s business connected with, symbolized by or in any way related to the items set forth in clauses (a) through (g) above.
All of the foregoing items set forth in clauses (a) through (h) are hereinafter referred to collectively as the “Collateral.”
     AND Pledgor hereby covenants with Pledgee as follows:
     1. Pledgor’s Obligations. Pledgor agrees that, notwithstanding this Security Agreement, it will perform and discharge and remain liable for all its covenants, duties, and obligations arising in connection with the Collateral and any licenses and agreements related thereto except to the extent any failure to so perform, discharge or remain liable would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein. No Secured Party shall have any obligation or liability in connection with the Collateral or any licenses or agreements relating thereto by reason of this Security Agreement or any payment received any Secured Party relating to the Collateral, nor shall any Secured Party be required to perform any covenant, duty or obligation of Pledgor arising in connection with the Collateral or any license or agreement related thereto or to take any other action regarding the Collateral or any such licenses or agreement.

2. Representations and Warranties. Pledgor represents and warrants to Pledgee that:
     (a) Pledgor is the owner of the Collateral, and no adverse claims are currently outstanding with respect to its title to or the validity of the Collateral except as would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein;
     (b) the trademarks listed on Schedule 5.16 of the Loan Agreement (as updated from time to time) are the only material trademarks, trademark registrations, trademark applications and trade names in which Pledgor has any or all ownership right, title and interest;
     (c) none of the Collateral is subject to any mortgage, pledge, lien, security interest, lease, charge, encumbrance or license (by Pledgor as licensor), except for Pledgee’s interests granted hereunder and Permitted Liens; and
     (d) when this Security Agreement is filed in the United States Patent and Trademark Office (the “Trademark Office”) and Pledgee has taken the other actions contemplated in this Security Agreement and by the Loan Documents, this Security Agreement will create a legal and valid perfected and continuing lien on and security interest in the Collateral, subject to any limitations permitted under the Loan Agreement, in favor of Pledgee, enforceable against Pledgor and all third parties, subject to no other mortgage, lien, charge, encumbrance, or security or other interest other than Permitted Liens.
3. Covenants. Except as would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein, Pledgor will maintain the Collateral, defend the Collateral against the claims of all persons, and will maintain and renew all registrations of the Collateral; provided, however, that Pledgor will not be required to maintain any Collateral which no longer has any significant economic value and which is no longer used or useful in the business of Pledgor. Pledgor will maintain the same standard of quality (which Pledgee has reviewed) for the goods and services in connection with which the Trademarks are used as Pledgor maintained for such goods and services prior to entered into this Security Agreement except as would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein. To the extent permitted by, and subject to Pledgee’s compliance with Section 4.6 of the Loan Agreement, Pledgee shall have the right to enter upon Pledgor’s premises at all reasonable times to monitor such quality standards. Without limiting the generality of the foregoing, and so long as any Trademark or Future Trademark has any significant economic value or is used by or useful to the business of Pledgor, Pledgor shall not permit the expiration, termination or abandonment of such Trademark or Future Trademark without the prior written consent of Pledgee. If, before the Pledgor’s obligations under the Loan Documents have been satisfied in full (other than unmatured contingent obligations) and the Loan Documents have been terminated, Pledgor shall obtain rights to or be licensed to use any new trademark, or become entitled to the benefit of any trademark application or trademark registration, the provisions of Section 1 hereof shall automatically apply thereto and Pledgor shall comply with Section 4.4 of the Loan Agreement, if applicable.

     4. Use Prior to Default. Effective until Pledgee’s exercise of its rights and remedies upon the occurrence and during the continuance of an Event of Default under and as defined in the Loan Documents (an “Event of Default”), Pledgor shall be entitled to use the Collateral, subject to the terms and covenants of the Loan Documents and this Security Agreement.
     5. Remedies Upon Default. Whenever any Event of Default shall have occurred and be continuing, Pledgee shall have all the rights and remedies granted to it in such event by the Loan Documents, which rights and remedies are specifically incorporated herein by reference and made a part hereof, and, subject to any limitations set forth in the Loan Agreement or any other Loan Document, any and all rights and remedies of law available to Pledgee or any Lender. Pledgee in such event may collect directly any payments due to Pledgor in respect of the Collateral and may sell, license, lease, assign, or otherwise dispose of the Collateral in the manner set forth in the Loan Documents. Pledgor hereby agrees that Pledgee shall at all times have such royalty-free licenses, to the extent permitted by law and the Loan Documents, to use any Collateral that is reasonably necessary to permit the exercise of any of Pledgee’s rights or remedies upon or after the occurrence and during the continuance of an Event of Default with respect to (among other things) any Collateral (as defined in the Loan Agreement), including Pledgee’s rights to sell inventory, tooling or packaging which is acquired by Pledgor or any of its Affiliates (or is successor, assignee or trustee in bankruptcy). Pledgor agrees that, in the event of any disposition of the Collateral upon and during the continuance of any such Event of Default, it will duly execute, acknowledge, and deliver all documents necessary or advisable (as determined by Agent in its Permitted Discretion) to record title to the Collateral in any transferee or transferees thereof, including, without limitation, valid, recordable assignments of the Trademarks or Future Trademarks. In the event Pledgor fails or refuses to execute and deliver such documents, Pledgor hereby irrevocably appoints Pledgee as its attorney-in-fact, with power of substitution, to execute, deliver, and record any such documents on Pledgor’s behalf. Notwithstanding any provision hereof to the contrary, during the continuance of an Event of Default, Pledgor may sell any merchandise or services bearing the Trademarks and Future Trademarks to the extent permitted by the Loan Agreement until it receives written notice from Pledgee to the contrary. The preceding sentence shall not limit any right or remedy granted to Pledgee with respect to Pledgor’s inventory under any Loan Document now or hereinafter in effect.
     6. Cumulative Remedies. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided by law. The rights and remedies provided herein are intended to be in addition to and not in substitution of the rights and remedies provided by the Loan Documents.
     7. Waiver of Rights. No course of dealing between the parties to this Security Agreement or any failure or delay on the part of any such party in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of such party or any other party, and no single or partial exercise of any rights or remedies by one party hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies of such party or any other party. No waiver by Pledgee or any Lender of any breach or default by Pledgor shall be deemed a waiver of any other previous breach or default or of any breach or default occurring thereafter.

     8. Future Acts. Until all of the Obligations (other than unmatured contingent obligations) shall have been paid in full in cash and the Commitments shall have been terminated, except as would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein, Pledgor shall have the duty to make applications on material unregistered but registrable as trademarks in any location where Pledgor does business, to prosecute such applications diligently, and to preserve and maintain all rights in the Trademarks and the other Collateral. Any expenses incurred in connection with such applications and other actions shall be borne by Pledgor. Pledgor shall not abandon any right to file a trademark application or registration for any trademark, or abandon any such pending trademark application or registration, without the consent of Pledgee, except to the extent that such abandonment would not have a material impact on the overall value of all the Collateral or the enforcement, perfection or priority of the security interests therein.
     9. Enforcement. Upon Pledgor’s failure to do so after Pledgee’s demand, or upon the continuance and during the continuance of an Event of Default, Pledgee shall have the right but shall in no way be obligated to bring suit in its own name (as agent for the Secured Parties) to enforce the Trademarks and Future Trademarks and any license thereunder, in which event Pledgor shall at the request of Pledgee do any and all lawful acts and execute any and all proper documents required by Pledgee in aid of such enforcement and Pledgor shall promptly, upon demand, reimburse and indemnify Pledgee, each Lender and their respective agents for all costs and expenses incurred by each such Person in the exercise of its rights under this Section 9.
     10. Release. Upon (i) the consummation of a Permitted Disposition of the Pledgor or all (or any portion) of the Collateral or (ii) such time as or at any time after all of the Obligations (other than unmatured contingent Obligations) shall have been paid in full in cash and satisfied, and the Commitments shall have been terminated, other than upon enforcement of Pledgee’s remedies under the Loan Documents upon the occurrence and during the continuance of an Event of Default, the obligations of Pledgor hereunder and the Liens created hereby shall automatically terminate (provided that, in the case of any disposition of a portion of the Collateral, such termination and release shall only apply to the Collateral disposed of), and Pledgee, as agent for the Secured Parties, will execute and deliver to Pledgor all releases or other instruments or take any such other actions as may be necessary or evidence such releases.
     11. Notices. All notices, requests and demands to or upon Pledgor or Pledgee under this Security Agreement shall be given in the manner prescribed by the Loan Agreement.
     12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
     (a) THIS SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
     (b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PLEDGOR AND PLEDGEE HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF

ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF PLEDGOR AND PLEDGEE REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS SECURITY AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     13. Successors. This Security Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that, except in connection with any transaction permitted under the Loan Agreement, Pledgor may not assign this Security Agreement or any rights or duties hereunder, or any interest in or to the Collateral, without Pledgee’s prior written consent and any prohibited assignment shall be absolutely void ab initio. Except as permitted under the Loan Agreement, no consent to assignment by Pledgee or any Lender shall release Pledgor from its obligations hereunder. Pledgee and Lenders may assign this Security Agreement and their respective rights and duties hereunder pursuant to and to the extent permitted by the terms of the Loan Agreement and, except as expressly required pursuant to the terms thereof, no consent or approval by Pledgor is required in connection with any such assignment.
     14. Amendments and Waivers. No amendment or waiver of any provision of this Security Agreement, and no consent with respect to any departure by Pledgor therefrom, shall be effective unless the same shall be in writing and signed by Pledgee and Pledgor and made in compliance with the terms of the Loan Agreement, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Pledgor hereby authorizes Pledgee to modify this Security Agreement by amending Exhibit A hereto to include any Future Trademarks.
     15. Effectiveness. This Security Agreement shall be binding and deemed effective when executed and delivered by Pledgor and Pledgee and the Closing Date under the Loan Agreement shall have occurred.
     16. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     17. Severability of Provisions. Each provision of this Security Agreement shall be severable from every other provision of this Security Agreement for the purpose of determining the legal enforceability of any specific provision.
     18. Counterparts; Telefacsimile Execution. This Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Security Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Security Agreement. Any party delivering an executed counterpart of this Security Agreement by telefacsimile also shall deliver an original executed counterpart of this Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Security Agreement.
     19. Jurisdiction, Service of Process and Venue.
     (a) Each party hereto irrevocably and unconditionally submits, to the extent permitted by applicable law, to any suit, action or proceeding with respect to this Security Agreement or any other Loan Document or any judgment entered by any court in respect thereof to the jurisdiction of (i) the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York, and any appellate court from any thereof, and (ii) to the courts of its own corporate domicile, at the election of the plaintiff, in respect of actions brought against it as a defendant, and irrevocably submits, to the extent permitted by applicable law, to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.
     (b) Nothing herein shall in any way be deemed to limit the ability of Pledgee or any Lender to serve any such process or summons in any other manner permitted by applicable law.
     20. Entire Agreement. This Security Agreement, in conjunction with the other Loan Documents, represents the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
     21. Supplement. This Security Agreement is one of the Loan Documents referred to in the Loan Agreement.

     IN WITNESS WHEREOF, the parties have entered into this Security Agreement as of the date first above written.

PLEDGOR

[INSERT NAME OF PLEDGOR]. a
corporation

By:

Title:

PLEDGEE

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent

By:

Title: